 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1998
                                                     REGISTRATION NO. 333-56141
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                            SBC COMMUNICATIONS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     6719                  43-1301883
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                               175 EAST HOUSTON
                         SAN ANTONIO, TEXAS 78205-2233
                                (210) 821-4105
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                                JUDITH M. SAHM
                            SBC COMMUNICATIONS INC.
                               175 EAST HOUSTON
                         SAN ANTONIO, TEXAS 78205-2233
                                (210) 821-4105
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                                --------------

 BENJAMIN F. STAPLETON           WAYNE A. WIRTZ            THADDEUS J. MALIK    CHARLES W. MULANEY, JR.
  SULLIVAN & CROMWELL        SBC COMMUNICATIONS INC.     AMERITECH CORPORATION   SKADDEN, ARPS, SLATE,
    125 BROAD STREET            175 EAST HOUSTON         30 SOUTH WACKER DRIVE  MEAGHER & FLOM (ILLINOIS)
NEW YORK, NEW YORK 10004  SAN ANTONIO, TEXAS 78205-2233 CHICAGO, ILLINOIS 60606  333 WEST WACKER DRIVE
                                                                                CHICAGO, ILLINOIS 60606

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                --------------
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                --------------

                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
    SECURITIES TO BE        AMOUNT TO BE    OFFERING PRICE PER       AGGREGATE          AMOUNT OF
       REGISTERED            REGISTERED    SHARE OF COMMON STOCK   OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
 Common Stock, par value
  $1.00 per share,
  together with
  Preferred Stock
  Purchase Rights, if
  any (1)...............  1,452,067,411(2)         N.A.          $47,181,158,142(3) $13,918,441.66(4)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) As of the date hereof, preferred stock purchase rights are attached to and trade with the common stock, par value $1.00 per share ("SBC Common Stock"), of SBC Communications Inc., a Delaware corporation ("SBC"). The value attributable to such rights, if any, is reflected in the market price of SBC Common Stock.

(2) Represents the maximum amount of SBC Common Stock estimated to be issuable upon the consummation of the merger (the "Merger") of SBC Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of SBC, with and into Ameritech Corporation, a Delaware corporation ("Ameritech"), and includes the 1,449,647,026 shares of SBC Common Stock registered on the registration statement filed by SBC on June 5, 1998 (the "Initial Registration Statement").

(3) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the sum of (A) (x) the number of the shares of common stock, $1.00 par value per share, of Ameritech ("Ameritech Common Stock") to be canceled in the Merger that were not reflected in the number of shares of SBC Common Stock registered on the Initial Registration Statement multiplied by (y) $48.75, the average of the high and low sale prices per share of Ameritech Common Stock on the New York Stock Exchange Composite Tape on October 13, 1998 and (B) $47,091,497,240 (the maximum aggregate offering price of the shares of SBC Common Stock registered by SBC on the Initial Registration Statement).

(4) Pursuant to Rule 457(b) under the Securities Act, the amount of the registration fee has been reduced by $13,891,991.69, the amount paid to the Securities and Exchange Commission on June 4, 1998 with respect to this transaction. The difference of $26,449.97 is being paid herewith.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     LOGO

                             AMERITECH CORPORATION
                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                                                          October 15, 1998

Dear Shareowner:

  We cordially invite you to attend a special meeting of shareowners (the "Special Meeting") of Ameritech Corporation, a Delaware corporation ("Ameritech"), which will be held on December 11, 1998, at 9:00 a.m., local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois 60616.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 10, 1998, among Ameritech, SBC Communications Inc., a Delaware corporation ("SBC") and SBC Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of SBC ("Merger Sub") (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Ameritech (the "Merger") and Ameritech will become a wholly owned subsidiary of SBC. Upon consummation of the Merger, each share of common stock, $1.00 par value per share, of Ameritech ("Ameritech Common Stock") will be converted into 1.316 (the "Exchange Ratio") shares of common stock, par value $1.00 per share, of SBC ("SBC Common Stock"), together with the appropriate number of preferred stock purchase rights attached thereto, if any.

  The Board of Directors of Ameritech has carefully reviewed and considered the terms and conditions of the Merger. In addition, the Board of Directors of Ameritech has received a written opinion from its financial advisor, Goldman, Sachs & Co., to the effect that, as of May 10, 1998, the Exchange Ratio is fair from a financial point of view to the holders of Ameritech Common Stock.

  AMERITECH'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, AMERITECH AND ITS SHAREOWNERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREOWNERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  I urge you to review and consider carefully the accompanying Notice of Special Meeting of Shareowners and Joint Proxy Statement/Prospectus, which contain information about Ameritech and SBC and describe the Merger and certain other matters relating to the Merger.

  The affirmative vote of the holders of at least a majority of the outstanding shares of Ameritech Common Stock is necessary for adoption of the Merger Agreement. If the Merger Agreement is adopted and the Merger is consummated, you will be sent a letter of transmittal with instructions for obtaining your shares of SBC Common Stock and cash in lieu of fractional shares of SBC Common Stock. If you hold share certificates, please do not send your certificates representing Ameritech Common Stock until you receive these materials.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO SUBMIT A PROXY CONTAINING YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND MAILING YOUR PROXY CARD. Failure to submit your proxy through any such method or to vote at the Special Meeting or any abstention will have the same effect as a vote against the proposal to adopt the Merger Agreement. Your prompt cooperation will be appreciated.

                                          Sincerely,

                                          /s/ Richard C. Notebaert

                                          Richard C. Notebaert
                                          Chairman of the Board, President
                                             and Chief Executive Officer

                                     LOGO

                             AMERITECH CORPORATION
                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREOWNERS

                     TO BE HELD ON DECEMBER 11, 1998

                               ----------------

To the Shareowners of Ameritech Corporation:

  NOTICE IS HEREBY GIVEN that a special meeting of shareowners (including any adjournments or postponements thereof, the "Special Meeting") of Ameritech Corporation, a Delaware corporation ("Ameritech"), will be held on December 11, 1998, at 9:00 a.m., local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois 60616. The purpose of the Special Meeting is to consider and vote upon the following matters:

    1. A proposal to adopt the Agreement and Plan of Merger, dated as of May 10, 1998 (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), among Ameritech, SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of SBC ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into Ameritech, and Ameritech will become a wholly owned subsidiary of SBC. Upon the Merger becoming effective, each share of common stock, $1.00 par value per share, of Ameritech ("Ameritech Common Stock"), will be converted into 1.316 shares of common stock, par value $1.00 per share, of SBC, together with the appropriate number of preferred stock purchase rights attached thereto, if any.

    2. Such other business related to the proposal to adopt the Merger Agreement as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of Ameritech Common Stock outstanding on the record date. Notwithstanding shareowner adoption of the Merger Agreement, Ameritech reserves the right to abandon the Merger at any time prior to the consummation thereof, subject to the terms and conditions of the Merger Agreement.

  The close of business on October 13, 1998 has been fixed as the record date for the determination of shareowners entitled to notice of, and to vote at, the Special Meeting. Only shareowners of record as of such time will be entitled to notice of, and to vote at, the Special Meeting. A complete list of the shareowners entitled to vote at the Special Meeting shall be open to the examination of any Ameritech shareowner, for any purpose germane to the Special Meeting, at Ameritech's offices at 30 South Wacker Drive, Chicago, Illinois 60606, during Ameritech's ordinary business hours for a period of ten days prior to the Special Meeting.

  A form of proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting (including a copy of the Merger Agreement attached as Annex A thereto) accompany and form a part of this notice.

  If you are a shareowner of record as of the record date and you plan to attend the Special Meeting, please keep the admission ticket that is attached to the form of proxy sent to you with this notice and the Joint Proxy Statement/Prospectus. If your shares are held by a broker or a bank and you do not receive an admission ticket, please bring proof of your ownership in order to be admitted to the Special Meeting.

  Whether or not you plan to attend the Special Meeting, it is important that you read the accompanying materials carefully and submit your proxy with voting instructions as soon as possible. Record holders of Ameritech Common Stock may submit their proxies with voting instructions by dialing toll free 1-800-690-6903 or through the Internet. Instructions for using these services are set forth on the enclosed proxy card and accompanying information card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed, postage-paid envelope. If you attend the Special Meeting and desire to revoke your proxy in writing and vote in person, you may do so. In any event, a proxy may be revoked in writing or by submitting a later-dated proxy with voting instructions by mail or telephone or through the Internet at any time before the original proxy is exercised.

                               ----------------

  THE BOARD OF DIRECTORS OF AMERITECH HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,

                                          /s/ Deidra D. Gold

                                          Deidra D. Gold
                                          Secretary

Chicago, Illinois

October 15, 1998

                   THE INFORMATION AGENT FOR THE MERGER IS:
                    SHAREHOLDER COMMUNICATIONS CORPORATION
                          17 STATE STREET, 27TH FLOOR
                           NEW YORK, NEW YORK 10004

                      CALL TOLL FREE 1-800-813-3797

                               ----------------


                            YOUR VOTE IS IMPORTANT.
       PLEASE SUBMIT A PROXY WITH YOUR VOTING INSTRUCTIONS BY TELEPHONE, THROUGH THE INTERNET OR BY RETURNING YOUR SIGNED AND DATED PROXY BY MAIL.

                                     LOGO

                            SBC COMMUNICATIONS INC.
                               175 EAST HOUSTON
                         SAN ANTONIO, TEXAS 78205-2233

                                                          October 15, 1998

To Our Shareowners:

  You are cordially invited to attend a special meeting of shareowners (the "Special Meeting") of SBC Communications Inc., a Delaware corporation ("SBC"), to be held on December 10, 1998, at 3:00 p.m., local time, at The Charline McCombs Empire Theatre, 226 North St. Mary's Street, San Antonio, Texas 78205.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to issue shares of common stock, par value $1.00 per share, of SBC ("SBC Common Stock") pursuant to the Agreement and Plan of Merger, dated as of May 10, 1998, among Ameritech Corporation, a Delaware corporation ("Ameritech"), SBC and SBC Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of SBC ("Merger Sub") (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Ameritech (the "Merger"), and Ameritech will become a wholly-owned subsidiary of SBC. Upon the Merger becoming effective, each share of common stock, $1.00 par value per share, of Ameritech ("Ameritech Common Stock") will be converted into 1.316 (the "Exchange Ratio") shares of SBC Common Stock, together with the appropriate number of preferred stock purchase rights attached thereto, if any. In addition, at the Special Meeting, you will be asked to consider a proposal to amend the Bylaws of SBC to provide that the maximum number of persons that may serve as directors on the Board of Directors of SBC be increased to 25 from 21 (the "Bylaw Amendment").

  The Board of Directors of SBC has carefully reviewed and considered the terms and conditions of the Merger. In addition, the Board of Directors of SBC has received a written opinion from its financial advisor, Salomon Brothers Inc and Smith Barney Inc., to the effect that, as of May 10, 1998, the Exchange Ratio is fair from a financial point of view to SBC.

  SBC'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, SBC AND ITS SHAREOWNERS. ACCORDINGLY, THE SBC BOARD OF DIRECTORS HAS AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. IN ADDITION, SBC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED

THE BYLAW AMENDMENT, HAS DETERMINED THAT THE BYLAW AMENDMENT IS ADVISABLE AND RECOMMENDS THAT SHAREOWNERS VOTE FOR ADOPTION OF THE BYLAW AMENDMENT.

  I urge you to review and consider carefully the accompanying Notice of Special Meeting of Shareowners and Joint Proxy Statement/Prospectus, which contain information about Ameritech and SBC and describe the Merger and certain other matters relating to the Merger.

  The affirmative vote of the holders of at least a majority of the shares of SBC Common Stock voting on the proposal to issue shares of SBC Common Stock pursuant to the Merger Agreement, assuming at least a majority of the outstanding shares of SBC Common Stock are present in person or represented by proxy at the Special Meeting, is necessary for approval of the issuance of shares of SBC Common Stock pursuant to the Merger Agreement. The affirmative vote of the holders of at least two-thirds of the shares of SBC Common Stock issued and outstanding on the record date for determining shareowners entitled to vote is necessary to adopt the Bylaw Amendment.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. SHAREOWNERS OF RECORD MAY ALSO PROVIDE THEIR PROXIES WITH VOTING INSTRUCTIONS BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ACCOMPANYING PROXY CARD. FAILURE TO VOTE ON THE BYLAW AMENDMENT OR ABSTENTIONS WITH RESPECT TO SUCH PROPOSAL WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE BYLAW AMENDMENT. Your prompt cooperation will be appreciated.

                                          Sincerely,


                                          /s/ Edward E. Whitacre, Jr.

                                          Edward E. Whitacre, Jr.
                                          Chairman of the Board and Chief
                                           Executive Officer

                                     LOGO

                            SBC COMMUNICATIONS INC.
                               175 EAST HOUSTON
                           SAN ANTONIO, TEXAS 78205

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREOWNERS

                     TO BE HELD ON DECEMBER 10, 1998

                               ----------------

To the Shareowners of SBC:

  NOTICE IS HEREBY GIVEN that a special meeting of shareowners (including any adjournments or postponements thereof, the "Special Meeting") of SBC Communications Inc., a Delaware corporation ("SBC"), will be held on December 10, 1998, at 3:00 p.m., local time, at The Charline McCombs Empire Theatre, 226 North St. Mary's Street, San Antonio, Texas 78205. The purpose of the Special Meeting is to consider and vote upon the following matters:

    1. A proposal to approve the issuance of shares of common stock, par value $1.00 per share, of SBC ("SBC Common Stock") pursuant to the Agreement and Plan of Merger, dated as of May 10, 1998, among Ameritech Corporation, a Delaware corporation ("Ameritech"), SBC and SBC Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of SBC ("Merger Sub") (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged (the "Merger") with and into Ameritech, and Ameritech will become a wholly owned subsidiary of SBC. Upon the Merger becoming effective, each share of common stock, $1.00 par value per share, of Ameritech, will be converted into 1.316 shares of SBC Common Stock, together with the appropriate number of preferred stock purchase rights attached thereto, if any.

    2. A proposal to adopt an amendment to Article II, Section 1, of the Bylaws of SBC to increase the maximum number of persons who may serve as directors on the Board of Directors of SBC from twenty-one (21) to twenty-five (25) and allow a majority of the Board of Directors of SBC to thereafter decrease (but not thereafter increase) the maximum number of persons that may serve as directors to not less than twenty-one (21) (the "Bylaw Amendment").

    3. Such other business related to the foregoing proposals as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Approval of the proposal to issue shares of SBC Common Stock pursuant to the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of SBC Common Stock voting on such proposal at the Special Meeting, assuming at least a majority of outstanding shares are present in person or represented by proxy at the Special Meeting. The affirmative vote of the holders of at least two-thirds of the shares of SBC Common Stock issued and outstanding on the record date for determining shareowners entitled to vote is necessary to adopt the Bylaw Amendment.

  Notwithstanding shareowner approval of the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, SBC reserves the right to abandon the Merger at any time prior to the consummation thereof, subject to the terms and conditions of the Merger Agreement.

  The Board of Directors of SBC has fixed the close of business on October 13, 1998, as the record date for the determination of shareowners entitled to notice of, and to vote at, the Special Meeting, and only shareowners of record at such time will be entitled to notice of, and to vote at, the Special Meeting. A complete list of the shareowners entitled to vote at the Special Meeting shall be open to the examination of any SBC shareowner, for any purpose germane to the Special Meeting, at SBC's offices at 175 East Houston, San Antonio, Texas 78205, during SBC's ordinary business hours, for a period of ten days prior to the Special Meeting.

  A form of proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting (including a copy of the Merger Agreement attached as Annex A thereto) accompany and form a part of this notice.

  Whether or not you plan to attend the Special Meeting, please promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Shareowners of record may also submit their proxies with voting instructions by telephone in accordance with the instructions in the accompanying proxy card. If you attend the Special Meeting and desire to revoke your proxy in writing and vote in person, you may do so. In any event, a proxy may be revoked in writing at any time before it is exercised.

                               ----------------

  THE BOARD OF DIRECTORS OF SBC HAS AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. IN ADDITION, SBC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE BYLAW AMENDMENT, HAS DETERMINED THAT THE BYLAW AMENDMENT IS ADVISABLE AND RECOMMENDS THAT SHAREOWNERS VOTE FOR ADOPTION OF THE BYLAW AMENDMENT.

                                          By Order of the Board of Directors,

                                          /s/ Judith M. Sahm

                                          Judith M. Sahm
                                          Vice President and Secretary

San Antonio, Texas

October 15, 1998

                   THE INFORMATION AGENT FOR THE MERGER IS:
                    SHAREHOLDER COMMUNICATIONS CORPORATION
                          17 STATE STREET, 27TH FLOOR
                           NEW YORK, NEW YORK 10004

                      CALL TOLL FREE 1-800-813-3797


                            YOUR VOTE IS IMPORTANT
       PLEASE SUBMIT A PROXY WITH YOUR VOTING INSTRUCTIONS BY TELEPHONE
             OR BY RETURNING YOUR SIGNED AND DATED PROXY BY MAIL.

LOGO SBC                                                        LOGO AMERITECH


                             JOINT PROXY STATEMENT

                               ----------------

                            SBC COMMUNICATIONS INC.
                                   PROSPECTUS

                               ----------------

  This Joint Proxy Statement/Prospectus is being furnished to the shareowners of SBC Communications Inc., a Delaware corporation ("SBC"), in connection with the solicitation of proxies by the Board of Directors of SBC (the "SBC Board") from holders of outstanding shares of common stock, par value $1.00 per share, of SBC ("SBC Common Stock"), for use at a special meeting of shareowners of SBC to be held on December 10, 1998, at 3 p.m., local time, at The Charline McCombs Empire Theatre, 226 North St. Mary's Street, San Antonio, Texas 78205 (including any adjournments or postponements thereof, the "SBC Special Meeting"). This Joint Proxy Statement/Prospectus is also being furnished to the shareowners of Ameritech Corporation, a Delaware corporation ("Ameritech"), in connection with the solicitation of proxies by the Board of Directors of Ameritech (the "Ameritech Board") from holders of outstanding shares of common stock, $1.00 par value per share, of Ameritech ("Ameritech Common Stock"), for use at a special meeting of shareowners of Ameritech to be held on December 11, 1998, at 9:00 a.m., local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois 60616 (including any adjournments or postponements thereof, the "Ameritech Special Meeting" and, together with the SBC Special Meeting, the "Special Meetings").

  At the Ameritech Special Meeting, shareowners of Ameritech will be asked to consider and vote upon a proposal (the "Merger Proposal") to adopt the Agreement and Plan of Merger, dated as of May 10, 1998, among Ameritech, SBC and SBC Delaware, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of SBC (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"). In accordance with Section 262 of the Delaware General Corporation Law (the "DGCL"), no appraisal rights will be available to the holders of Ameritech Common Stock in connection with the matters to be voted upon at the Ameritech Special Meeting. At the SBC Special Meeting, shareowners of SBC will be asked to approve the issuance of shares of SBC Common Stock pursuant to the Merger Agreement. The Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated

                                                   (continued on next page)

                               ----------------

  SEE "RISK FACTORS" ON PAGE 19 FOR A DESCRIPTION OF CERTAIN INVESTMENT CONSIDERATIONS RELATING TO THE MERGER THAT SHOULD BE CONSIDERED BY SHAREOWNERS OF SBC AND AMERITECH.

                               ----------------

 THE  SECURITIES  TO  BE  ISSUED  PURSUANT  TO  THIS  JOINT  PROXY  STATEMENT/
  PROSPECTUS HAVE  NOT BEEN  APPROVED  OR DISAPPROVED  BY THE  SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  JOINT   PROXY
       STATEMENT/PROSPECTUS. ANY  REPRESENTATION  TO THE  CONTRARY  IS A
        CRIMINAL OFFENSE.

  The date of this Joint Proxy Statement/Prospectus is October 15, 1998.

(cover page continued)

herein by reference. In addition, at the SBC Special Meeting, shareowners of SBC will also be asked to consider a proposal to amend the Bylaws of SBC (the "SBC Bylaws") to increase the maximum number of persons who may serve as directors on the SBC Board from twenty-one (21) to twenty-five (25) and allow a majority of the SBC Board to thereafter decrease (but not thereafter increase) the maximum number of persons that may serve as directors to not less than twenty-one (21) (the "Bylaw Amendment"). See "The Bylaw Amendment." In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of SBC Common Stock in connection with the matters to be voted upon at the SBC Special Meeting.

  The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into Ameritech, with Ameritech being the surviving corporation in the Merger (sometimes referred to in this Joint Proxy Statement/Prospectus as the "Surviving Corporation") and becoming a wholly owned subsidiary of SBC. Upon the Merger becoming effective, each share of Ameritech Common Stock issued and outstanding immediately prior to such time (other than (i) shares of Ameritech Common Stock that are owned by SBC, Merger Sub or any other direct or indirect subsidiary of SBC or (ii) shares of Ameritech Common Stock that are owned by Ameritech or any direct or indirect subsidiary of Ameritech, in the case of each of (i) and (ii) not held on behalf of third parties (collectively, "Excluded Ameritech Common Stock")) will be converted into 1.316 (the "Exchange Ratio") shares of SBC Common Stock. Based on the closing price of $43.375 per share of SBC Common Stock on the New York Stock Exchange (the "NYSE") on October 14, 1998, 1,103,382,472 shares of Ameritech Common Stock issued and outstanding as of such date and the Exchange Ratio, the implied value of the aggregate consideration to be received in the Merger by shareowners of Ameritech was approximately $63 billion. Because the Exchange Ratio is a fixed number, such implied value will fluctuate to the extent that there are fluctuations in the share price of SBC Common Stock. See "The Merger--Terms of the Merger."

  The Merger will qualify for federal income tax purposes as a tax-free "reorganization" under the Internal Revenue code of 1986, as amended (the "Code") and the receipt by SBC and Ameritech of opinions from their respective counsel stating that the Merger will qualify as a reorganization under the Code is a condition to the consummation of the Merger. See "Material Federal Income Tax Consequences of the Merger." As a result of the Merger, immediately following the Effective Time, holders of Ameritech Common Stock will own approximately 44% of the issued and outstanding shares of SBC Common Stock (based on the number of shares of SBC Common Stock and Ameritech Common Stock issued and outstanding as of October 13, 1998 and on the Exchange Ratio, but not including any shares of SBC Common Stock to be issued in the SNET acquisition). See "Summary--The Merger." Each share of SBC Common Stock issued in the Merger will have attached thereto the appropriate number of SBC Rights (as defined herein) or SBC Substitute Rights (as defined herein), if any are attached to the shares of SBC Common Stock at such time.

  On January 4, 1998, SBC entered into a merger agreement to acquire Southern New England Telecommunications Corporation, a Connecticut corporation ("SNET"), which acquisition is expected to close prior to the end of 1998. In addition to the Merger, SBC's pending acquisition of SNET is reflected in certain of the pro forma financial information presented herein. See "Unaudited Pro Forma Combined Condensed Financial Statements."

  SBC has filed a Registration Statement on Form S-4 (including exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering

                                                  (continued on next page)

(cover page continued)

the approximately 1,452,067,411 shares of SBC Common Stock (and any accompanying participating preferred stock purchase rights of SBC) issuable upon consummation of the Merger. This Joint Proxy Statement/Prospectus constitutes the Proxy Statement of both SBC and Ameritech relating to the solicitation of proxies for use at their respective Special Meetings and the Prospectus of SBC in connection with the issuance of SBC Common Stock pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being provided to shareowners of Ameritech and SBC on or about October 19, 1998.

  The Rights Agreement, dated as of January 27, 1989 and amended on August 5, 1992 and June 15, 1994 (the "SBC Rights Agreement"), between SBC and The Bank of New York, as Rights Agent, and the SBC Rights are scheduled to expire by their terms on January 27, 1999 (the "SBC Rights Expiration Date"). As of the date of this Joint Proxy Statement/Prospectus, SBC has not determined whether it will enter into a new rights agreement which would have the effect that the rights to purchase Series A Junior Participating Preferred Stock, par value $1.00 per share, of SBC (the "SBC Rights") currently outstanding under the SBC Rights Agreement would continue to be outstanding after the SBC Rights Expiration Date. If the SBC Rights or similar rights ("SBC Substitute Rights") are outstanding at the time shares of SBC Common Stock are issued pursuant to the Merger Agreement, such shares of SBC Common Stock will have attached the appropriate number of SBC Rights or SBC Substitute Rights. If no such rights are outstanding at the time shares of SBC Common Stock are issued pursuant to the Merger Agreement, no rights will be attached to such shares of SBC Common Stock.

                             AVAILABLE INFORMATION

  Each of SBC and Ameritech is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by SBC and Ameritech with the SEC can be inspected and copied at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the SEC's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, which registrants include SBC and Ameritech. The address of such site is http://www.sec.gov. The shares of SBC Common Stock and Ameritech Common Stock are listed on the NYSE, the Pacific Exchange (the "PSE"), and the Chicago Stock Exchange ("CSE") and the shares of Ameritech Common Stock are also listed on the Boston Stock Exchange (the "BSE") and the Philadelphia Stock Exchange ("PHLX"). As such, the periodic reports, proxy statements and other information filed with the SEC by SBC and Ameritech may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the offices of the PSE, 301 Pine Street, San Francisco, California 94104, and the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605 and, in addition, in the case of Ameritech, the offices of the PHLX, 1900 Market Street, Philadelphia, Pennsylvania 19103 and the BSE, 38th Floor, One Boston Place, Boston, Massachusetts 02108.

  This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement covering the securities offered hereby which SBC has filed with the SEC, certain portions of which have been omitted pursuant to the rules and regulations of the SEC, and to which portions reference is hereby made for further information with respect to SBC, Ameritech and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO SBC, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO MANAGER-EXTERNAL REPORTING, SBC COMMUNICATIONS INC., 175 EAST HOUSTON, SAN ANTONIO, TEXAS 78205-2233. TELEPHONE REQUESTS MAY BE DIRECTED TO MANAGER-EXTERNAL REPORTING AT (210) 351-3049. DOCUMENTS RELATING TO AMERITECH, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO MANAGER-SHAREHOLDER RELATIONS, AMERITECH CORPORATION, 30 SOUTH WACKER DRIVE, 35TH FLOOR, CHICAGO, ILLINOIS 60606. TELEPHONE REQUESTS MAY BE DIRECTED TO AMERITECH INVESTOR RELATIONS AT (312) 750-5353. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF SUCH DOCUMENTS IN ADVANCE OF THE SPECIAL MEETINGS TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY DECEMBER 4, 1998.

  The following documents filed with the SEC by SBC (File No. 1-8610) are incorporated herein by reference: (a) SBC's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 SBC 10-K"); (b)

Amendment No.1 to the 1997 SBC 10-K on Form 10-K/A, filed June 23, 1998; (c) Amendment No.2 to the 1997 SBC 10-K on Form 10-K/A, filed June 26, 1998; (d) SBC's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998; (e) SBC's Current Reports on Form 8-K, filed on January 5, 1998, February 5, 1998, May 11, 1998 and October 15, 1998; (f)
SBC's proxy statement for its 1998 annual meeting of shareowners; (g) the description of SBC Common Stock contained in SBC's Registration Statement on Form 10, dated November 15, 1983; and (h) SBC's Registration Statement on Form 8-A, dated February 9, 1989, together with amendments thereto.

  The following documents filed with the SEC by Ameritech (File No. 1-8612) are incorporated herein by reference: (a) Ameritech's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Ameritech 10-K");
(b) Amendment No.1 to the 1997 Ameritech 10-K on Form 10-K/A, filed June 29, 1998; (c) Amendment No. 2 to the 1997 Ameritech 10-K on Form 10-K/A, filed June 29, 1998; (d) Ameritech's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998; (e) Ameritech's Current Reports on Form 8-K, filed January 13, 1998, April 14, 1998, May 11, 1998, July 17, 1998 and October 15, 1998; (f) Ameritech's proxy statement for its 1998 annual meeting of shareowners; (g) the description of Ameritech Common Stock contained in Ameritech's Registration Statement on Form 10, dated November 16, 1983; and (h) Ameritech's Registration Statement on Form 8-A, dated December 21, 1988, together with amendments thereto.

  The following documents filed with the SEC by SNET (File No. 1-9157) are incorporated herein by reference: (a) SNET's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 SNET 10-K"); (b) Amendment No.1 to the 1997 SNET Form 10-K on Form 10-K/A, filed April 29, 1998; (c) Amendment No.2 to the 1997 SNET 10-K on Form 10-K/A, filed June 19, 1998; (d) SNET's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998; (e) SNET's Current Reports on Form 8-K, filed January 5, 1998, January 27, 1998, March 31, 1998, April 27, 1998, July 27,
1998, September 2, 1998 and October 15, 1998; and (f) SNET's proxy statement for its 1998 annual meeting of shareholders.

  All documents filed by any of SBC, Ameritech or SNET pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Ameritech Special Meeting will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part hereof, except as so modified or superseded.

  No person is authorized to give any information or to make any representations not contained in this Joint Proxy Statement/Prospectus or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by SBC or Ameritech. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities made under this Joint Proxy Statement/Prospectus hereunder will, under any circumstances, create an implication that there has been no change in the affairs of SBC or Ameritech since the date of this Joint Proxy Statement/Prospectus other than as set forth in the documents incorporated herein by reference.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  iv
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................  iv
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Special Meetings....................................................   2
  Voting and Revocation of Proxies........................................   2
  The Merger..............................................................   3
  Interests of Certain Persons in the Merger..............................  13
  Dissenters' Rights of Appraisal.........................................  13
  Accounting Treatment....................................................  14
  Material Federal Income Tax Consequences of the Merger..................  14
  The Bylaw Amendment.....................................................  14
  Certain Effects of the Merger on the Rights of Holders of Ameritech
   Common Stock...........................................................  14
COMPARATIVE STOCK PRICES..................................................  15
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......  16
RECENT DEVELOPMENTS.......................................................  18
  Third Quarter Results...................................................  18
  Telekom Austria.........................................................  18
RISK FACTORS..............................................................  19
THE SPECIAL MEETINGS......................................................  20
  General.................................................................  20
    SBC...................................................................  20
    Ameritech.............................................................  20
  Date, Place and Time....................................................  20
  Record Dates............................................................  20
    SBC...................................................................  20
    Ameritech.............................................................  21
  Vote Required...........................................................  21
    SBC...................................................................  21
    Ameritech.............................................................  21
  Voting and Revocation of Proxies........................................  22
  Solicitation of Proxies.................................................  24
THE COMPANIES.............................................................  25
  SBC.....................................................................  25
  Ameritech...............................................................  25
  Merger Sub..............................................................  25
THE MERGER................................................................  26
  General.................................................................  26
  Background of the Merger................................................  27
  Reasons for the Merger; Recommendations of the Boards of Directors......  29
    SBC...................................................................  29
    Ameritech.............................................................  31

                                                                            PAGE
                                                                            ----
  Opinions of Financial Advisors...........................................  34
    SBC....................................................................  34
    Ameritech..............................................................  42
  Cautionary Statement Concerning Forward-Looking Statements...............  48
  Terms of the Merger......................................................  48
  Closing; Effective Time..................................................  49
  Exchange of Ameritech Common Stock for Shares of SBC Common Stock........  49
    Lost, Stolen or Destroyed Certificates.................................  50
    Distributions with Respect to Unexchanged Shares; Voting...............  51
  Representations and Warranties...........................................  51
  Certain Covenants........................................................  52
    Interim Operations.....................................................  52
    Acquisition Proposals..................................................  55
    The Special Meetings...................................................  56
    Pooling of Interests...................................................  57
  Certain Regulatory Filings and Approvals.................................  57
    HSR....................................................................  58
    FCC....................................................................  58
    State PUCs.............................................................  59
    PUC Approvals Regarding Intrastate Interexchange Service...............  60
    Municipal Cable Franchises.............................................  60
    European Regulatory Approvals..........................................  60
  Stock Exchange Listing and De-listing....................................  61
  Employee Benefits........................................................  61
    Stock Options..........................................................  61
    Benefit Plans..........................................................  61
  Expenses.................................................................  62
  Dividends................................................................  62
  SBC Board Following the Merger...........................................  62
  Conditions...............................................................  62
  Termination..............................................................  64
  Certain Termination Fees.................................................  66
  Resale of SBC Common Stock...............................................  67
  Dissenters' Rights of Appraisal..........................................  68
  Interests of Certain Persons in the Merger...............................  68
    Indemnification; Directors' and Officers' Insurance....................  68
    Board of Directors Following the Merger................................  69
    Directors' Plan........................................................  69
    Stock Options..........................................................  69
    Change in Control Agreements and Severance Plan........................  70
    Other Compensation and Benefit Plans...................................  71
    Performance and Retention Bonus........................................  72
    Services and Non-Compete Agreements....................................  72
ACCOUNTING TREATMENT.......................................................  73

                                                                            PAGE
                                                                            ----
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................  73
  General..................................................................  73
  Fractional Shares........................................................  74
THE BYLAW AMENDMENT........................................................  75
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................  76
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.......  83
DESCRIPTION OF SBC CAPITAL STOCK...........................................  85
  SBC Common Stock.........................................................  85
  SBC Preferred Stock......................................................  85
  Description of SBC Rights................................................  86
COMPARISON OF CERTAIN RIGHTS OF SHAREOWNERS OF SBC AND AMERITECH...........  88
  General..................................................................  88
  Size and Classification of the Board of Directors........................  88
    SBC....................................................................  88
    Ameritech..............................................................  89
  Removal of Directors.....................................................  89
    SBC....................................................................  89
    Ameritech..............................................................  89
  Action by Written Consent................................................  89
    SBC....................................................................  89
    Ameritech..............................................................  89
  Meetings of Shareowners; Quorum and Voting...............................  90
    SBC....................................................................  90
    Ameritech..............................................................  90
  Shareowner Proposals and Shareowner Nominations of Directors.............  90
    SBC....................................................................  90
    Ameritech..............................................................  91
  Amendment of Corporate Charter and Bylaws................................  91
    SBC....................................................................  91
    Ameritech..............................................................  91
  Fair Price Provisions....................................................  91
    SBC....................................................................  91
    Ameritech..............................................................  92
  Rights Plans.............................................................  92
    SBC....................................................................  92
    Ameritech..............................................................  93
  Indemnification of Officers and Directors................................  93
    SBC....................................................................  93
    Ameritech..............................................................  94
EXPERTS....................................................................  94
VALIDITY OF SHARES.........................................................  95
INDEX OF DEFINED TERMS.....................................................  96
ANNEX A Agreement and Plan of Merger....................................... A-1
ANNEX B Opinion of Salomon Smith Barney.................................... B-1
ANNEX C Opinion of Goldman, Sachs & Co. ................................... C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus, does not purport to be complete and is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus, including the Annexes attached hereto and the documents incorporated herein by reference. The information contained in this Joint Proxy Statement/Prospectus with respect to SBC, Merger Sub and SNET has been supplied by SBC, and the information with respect to Ameritech has been supplied by Ameritech.

THE COMPANIES

 SBC

  SBC is a holding company whose subsidiaries and affiliates operate predominantly in the communications services industry. SBC's subsidiaries and affiliates provide landline and wireless telecommunications services and equipment, directory advertising, publishing services and Internet access services. SBC's subsidiaries and affiliates provide landline telecommunications and related services in California, Texas, Missouri, Oklahoma, Kansas, Arkansas and Nevada and wireless telecommunications and related services in those states as well as in Illinois, Maryland, Indiana, Massachusetts, New York, Virginia, Washington, D.C. and West Virginia. SBC will also provide landline and wireless telecommunications and related services in Connecticut and wireless services in Rhode Island following the completion of the acquisition of SNET, if completed. SBC was incorporated under the laws of the State of Delaware in 1983.

  On January 4, 1998, SBC entered into an agreement to acquire SNET, which, as of and for the year ended December 31, 1997, had assets of $2.8 billion, shareholders' equity of $597 million and net income of $194 million. The acquisition of SNET is intended to qualify for "pooling of interests" accounting treatment, and is expected to close prior to the end of 1998. The Merger and the SNET acquisition are both reflected in certain of the pro forma combined financial information presented herein.

  The mailing address of SBC's principal executive offices is 175 East Houston, San Antonio, Texas 78205-2233, and its telephone number is (210) 821-4105.

 Ameritech

  Ameritech is a holding company whose subsidiaries and affiliates operate predominantly in the communications services industry. Ameritech's subsidiaries and affiliates provide a wide range of communications services, including local and long distance, cellular, paging, security, cable TV, Internet access and directory publishing services. Ameritech's subsidiaries and affiliates provide landline and wireless telecommunications and related services in Illinois, Indiana, Michigan, Ohio and Wisconsin, wireless telecommunications and related services in Missouri, Minnesota and Hawaii, and security monitoring services in most of the United States' largest metropolitan areas. Ameritech also has significant investments in the European telecommunications industry, with financial interests in 15 European countries.

  The mailing address of Ameritech's principal executive offices is 30 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is (800) 257-0902.

 Merger Sub

  Merger Sub, a wholly-owned subsidiary of SBC, was formed by SBC solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is 175 East Houston, San Antonio, Texas 78205-2233, and its telephone number is (210) 821-4105.

THE SPECIAL MEETINGS

 SBC

  The SBC Special Meeting to consider and vote on the proposal to issue shares of SBC Common Stock pursuant to the Merger Agreement and the Bylaw Amendment will be held on December 10, 1998, at 3:00 p.m., local time, at The Charline McCombs Theatre, 226 North St. Mary's Street, San Antonio, Texas 78205. Only holders of record of SBC Common Stock at the close of business on October 13, 1998 (the "SBC Record Date") will be entitled to vote at the SBC Special Meeting. On the SBC Record Date, there were 1,835,049,268 shares of SBC Common Stock outstanding and entitled to vote. Each share of SBC Common Stock is entitled to one vote on each matter submitted at the SBC Special Meeting.

  The affirmative vote of at least a majority of the shares of SBC Common Stock voting on the proposal to issue shares of SBC Common Stock pursuant to the Merger Agreement, assuming at least a majority of the outstanding shares of SBC Common Stock are present in person or represented by proxy at the SBC Special Meeting, is necessary for approval of such share issuance. The affirmative vote of the holders of at least two-thirds of the shares of SBC Common Stock issued and outstanding on the SBC Record Date is necessary to adopt the Bylaw Amendment.

 Ameritech

  The Ameritech Special Meeting to consider and vote on the Merger Proposal will be held on December 11, 1998, at 9:00 a.m., local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois 60616. Only holders of record of Ameritech Common Stock at the close of business on October 13, 1998 (the "Ameritech Record Date") will be entitled to vote at the Ameritech Special Meeting. On the Ameritech Record Date, there were 1,103,394,689 shares of Ameritech Common Stock outstanding and entitled to vote. Each share of Ameritech Common Stock is entitled to one vote on each matter submitted at the Ameritech Special Meeting.

  The affirmative vote of at least a majority of the shares of Ameritech Common Stock issued and outstanding on the Ameritech Record Date is necessary for approval of the Merger Proposal.

  For additional information relating to the Special Meetings, see "The Special Meetings."

VOTING AND REVOCATION OF PROXIES

  Holders of SBC Common Stock or Ameritech Common Stock may submit their respective proxies with voting instructions by telephone in accordance with the instructions contained in their proxy cards or by signing, dating and returning their proxy cards. In addition, holders of Ameritech Common Stock may submit their proxies with voting instructions by Internet through the website designated on the reverse side of Ameritech's proxy card and on the accompanying Ameritech information card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by following the procedures hereinafter described. See "The Special Meetings--Voting and Revocation of Proxies."

THE MERGER

  The Merger Agreement provides for a business combination of SBC and Ameritech pursuant to which, subject to the satisfaction or waiver of the conditions therein, at the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into Ameritech and Ameritech will thereby become a wholly-owned subsidiary of SBC in a transaction which is intended to qualify for "pooling of interests" accounting treatment and which will be treated as a tax-free "reorganization" under the Code for federal income tax purposes. As a consequence of the Merger, each share of Ameritech Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Ameritech Common Stock) will be converted into and become exchangeable for a number of shares of SBC Common Stock equal to the Exchange Ratio (the "Merger Consideration"). Based on the closing price per share of SBC Common Stock on the NYSE on October 14, 1998 of $43.375, giving effect to the Exchange Ratio, the implied per share value of Ameritech Common Stock was $57.0815 as of such date. The closing price per share of Ameritech Common Stock on the NYSE on October 14, 1998 was $50.5625. Each share of SBC Common Stock issued in the Merger will have attached thereto the appropriate number of SBC Rights or SBC Substitute Rights in the event that SBC Rights or SBC Substitute Rights are attached to the outstanding shares of SBC Common Stock when shares of SBC Common Stock are issued pursuant to the Merger Agreement. Each outstanding share of SBC Common Stock will remain outstanding and unaffected by the Merger. As a result of the Merger, holders of Ameritech Common Stock immediately prior to the Effective Time will own approximately 44% of SBC Common Stock (based on the number of shares of SBC Common Stock and Ameritech Common Stock issued and outstanding as of October 13, 1998 and on the Exchange Ratio, but not including any shares of SBC Common Stock to be issued in the SNET acquisition).

  No fractional shares of SBC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Ameritech Common Stock who would otherwise have been entitled to receive a fractional share of SBC Common Stock in the Merger will be entitled to receive, in lieu thereof, an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the closing price of a share of SBC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

 Reasons for the Merger; Recommendations of the Boards of Directors

  SBC

  The SBC Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, SBC and its shareowners. ACCORDINGLY, THE SBC BOARD HAS AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREOWNERS OF SBC VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. The recommendation of the SBC Board is based on a number of strategic, operating and financial factors as described in "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors--SBC."

  Ameritech

  The Ameritech Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Ameritech and its shareowners. ACCORDINGLY, THE AMERITECH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY

RECOMMENDS THAT THE SHAREOWNERS OF AMERITECH VOTE FOR ADOPTION OF THE MERGER PROPOSAL. The recommendation of the Ameritech Board is based on a number of strategic, operating and financial factors as described in "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors--Ameritech."

 Opinions of Financial Advisors

  SBC

  On May 10, 1998, Salomon Brothers Inc and Smith Barney Inc., collectively doing business as Salomon Smith Barney ("Salomon Smith Barney"), delivered to the SBC Board their opinion to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to SBC. SBC believes that because SBC is owned by its shareowners, a transaction that is in the best interests of SBC is also in the best interests of its shareowners, and that its receipt of an opinion as to the fairness to SBC from a financial point of view of the Exchange Ratio necessarily speaks to the fairness of the Exchange Ratio from a financial point of view to SBC's shareowners.

  The full text of the written opinion of Salomon Smith Barney, dated May 10, 1998, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. Holders of SBC Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger-- Opinions of Financial Advisors--SBC."

  Ameritech

  On May 10, 1998, Goldman, Sachs & Co. ("Goldman Sachs") delivered to the Ameritech Board its opinion to the effect that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Ameritech Common Stock.

  The full text of the written opinion of Goldman Sachs, dated May 10, 1998, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. Holders of Ameritech Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger-- Opinions of Financial Advisors--Ameritech."

 Effective Time

  The Effective Time will occur when a certificate of merger (the "Certificate of Merger") has been duly filed with the Secretary of State of the State of Delaware or such other time as agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL.

  See "The Merger--Closing; Effective Time."

 Covenants

  Interim Operations

  Pursuant to the Merger Agreement, each of SBC and Ameritech has agreed as to itself and its respective Subsidiaries (as defined herein) that, after the date of the Merger Agreement and prior to the Effective Time, it will, among other things and subject to certain specified exceptions, (i) conduct its business in the ordinary and usual course; (ii) not declare, set aside or pay any dividend payable in cash, stock or property (other than, in the case of SBC, SBC Common Stock) in respect of any capital stock, other than regular quarterly cash dividends in amounts consistent with its past practice;
(iii) not knowingly take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code; (iv) not issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if it should reasonably anticipate that, after any such issuance or incurrence, any of its or any of its Subsidiaries' outstanding senior indebtedness would be rated A or lower by Standard & Poor's;
(v) not, and not permit its Subsidiaries to, make any capital expenditures in any period of twelve consecutive months in an aggregate amount in excess of 150% of the aggregate amount reflected in its capital expenditure budget for such year; (vi) not spend in excess of $4.8 billion, in the case of SBC, and $3.6 billion, in the case of Ameritech, in the aggregate in any period of twelve consecutive months to acquire any business; and (vii) not enter into any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business. See "The Merger--Certain Covenants--Interim Operations."

 Acquisition Proposals

  Pursuant to the Merger Agreement, each of SBC and Ameritech has agreed that neither they nor any of their respective Subsidiaries will, and that each will direct and use its best efforts to cause its and its Subsidiaries employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, or tender offer for, any of the assets of it or any of its Subsidiaries or its voting securities if, as a result of such transaction, (i) the shareowners of SBC or Ameritech, as the case may be, do not hold more than 50% of the voting securities of the surviving corporation or its ultimate parent, (ii) the directors of SBC or Ameritech, as the case may be, do not constitute a majority of the board of directors of the surviving corporation or its ultimate parent, or (iii) another person would acquire more than 50% of the assets of SBC or Ameritech, as the case may be, and their respective Subsidiaries (any such proposal or offer made to SBC being an "SBC Acquisition Proposal" and any such proposal or offer made to Ameritech being an "Ameritech Acquisition Proposal," and together referred to as an "Acquisition Proposal").

  SBC and Ameritech have further agreed in the Merger Agreement that neither they nor any of their Subsidiaries will, and that they will direct and use their best efforts to cause their respective representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an SBC Acquisition Proposal or an Ameritech Acquisition Proposal, as the case may be, or engage in any negotiations concerning an SBC Acquisition Proposal or an Ameritech Acquisition Proposal, as the case may be, or otherwise facilitate any effort or attempt to make or implement an SBC Acquisition Proposal or an Ameritech Acquisition Proposal. Notwithstanding the foregoing, the Merger Agreement does not prevent either SBC or Ameritech or their respective representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person; or (C) recommending such an unsolicited Acquisition Proposal to the shareowners of SBC or Ameritech, as the case may be, if and only to the extent that, in such cases referred to in (B) or (C), (i) the

SBC Board or the Ameritech Board, as the case may be, concludes in good faith (after consultation with its financial advisor) that such SBC Acquisition Proposal or Ameritech Acquisition Proposal, as the case may be, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to its shareowners from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable SBC Acquisition Proposal being referred to as a "Superior SBC Proposal," and any such more favorable Ameritech Acquisition Proposal being referred to as a "Superior Ameritech Proposal," and together as a "Superior Proposal"), (ii) the SBC Board or the Ameritech Board, as the case may be, determines in good faith after consultation with outside legal counsel that such action is necessary to comply with its fiduciary duty under applicable law and (iii) prior to providing any information or data to any person in connection with an SBC Acquisition Proposal or Ameritech Acquisition Proposal, as the case may be, by any such person, the SBC Board or the Ameritech Board, as the case may be, receives from such person a confidentiality agreement in customary form, subject to exceptions provided for in the Merger Agreement.

 "Pooling of Interests" Accounting Treatment

  Pursuant to the Merger Agreement, Ameritech and SBC have agreed to use all of their respective reasonable best efforts to cause the Merger to qualify for "pooling of interests" accounting treatment.

 Certain Regulatory Filings and Approvals

  Pursuant to the Merger Agreement, Ameritech and SBC have agreed to cooperate with each other and use (and cause their respective Subsidiaries to use) all of their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable; provided, however, that nothing set forth in the provisions of the Merger Agreement relating to regulatory filings or approvals will require, or be construed to require, SBC or Ameritech to agree to, or comply with, any conditions to the granting of any consent, registration, approval, permit or authorization by any Governmental Entity (as defined herein) if compliance with such conditions, individually or in the aggregate, would be reasonably likely to have a Regulatory Material Adverse Effect (as defined herein) on the Surviving Corporation or SBC following the Effective Time. See "The Merger--Certain Regulatory Filings and Approvals."

  General

  There can be no assurance as to when or if any of the regulatory approvals described below will be obtained. In addition, there can be no assurance that certain of such approvals will not include conditions that could result in the abandonment of the Merger by SBC and Ameritech.

  HSR

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. On July 20, 1998, SBC and Ameritech each filed a Premerger

Notification and Report Form (a "Notification and Report Form") pursuant to the HSR Act with the Antitrust Division of the Department of Justice ("Department of Justice") and the Federal Trade Commission ("FTC"). On August 19, 1998, the Department of Justice requested additional information and documents from SBC and Ameritech relating to the Merger. Under the HSR Act, the Merger may not be consummated until 20 days after SBC and Ameritech have substantially complied with such request for additional information. At any time before or after the Effective Time, the FTC, the Department of Justice or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of SBC or Ameritech. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. See "The Merger--Certain Regulatory Filings and Approvals--HSR."

  FCC

  Before the Merger can be consummated, SBC and Ameritech must obtain the approval of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act") for transfer of control from Ameritech to SBC of certain FCC licenses and authorizations held by certain of Ameritech's Subsidiaries. On July 24, 1998, SBC and Ameritech filed transfer of control applications with the FCC seeking the FCC's approval to transfer such licenses and authorizations. SBC and Ameritech expect that these applications will demonstrate compliance with the FCC's standards. See "The Merger--Certain Regulatory Filings and Approvals--FCC."

  The FCC has established certain rules and regulations, including in particular 47 C.F.R. Section 22.942, that limit the ability of any single person to have an interest in more than one cellular license in the same market. In an effort to comply with the FCC's rules and regulations, SBC and Ameritech are investigating various alternatives regarding their overlapping cellular licenses. See "The Merger--Certain Regulatory Filings and Approvals-- FCC."

  State PUC Approvals

  Ameritech has subsidiaries that operate as public utility or public service companies in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin, and such subsidiaries accordingly are regulated by the public utility commissions (including any analogous foreign or local bodies, each a "PUC") in such states. Express statutory provisions in Illinois and Ohio require SBC and Ameritech to obtain the approval of such states' PUCs prior to the consummation of the Merger, and SBC and Ameritech filed applications for such approval on July 24, 1998. The states of Indiana, Michigan and Wisconsin do not have express statutory requirements for prior approval of the Merger by their respective state PUCs. However, the Indiana Utility Regulatory Commission (the "IURC") issued an order on September 2, 1998 indicating that because it believes that the Merger could affect telephone competition in Indiana and might have an effect on the quality of service, rates and employment levels, the IURC will investigate the Merger. The IURC intends to conduct hearings on December 1 and 2, 1998. There can be no assurance that Michigan and Wisconsin will not similarly attempt to take action with respect to the Merger. See "The Merger-- Certain Regulatory Filings and Approvals--State PUCs." In addition, in connection with the Merger, Ameritech may be required to modify or withdraw certain of its authorizations to provide long distance service in states where it or SBC operates local exchange service. See "The Merger--Certain Regulatory Filings and Approvals--PUC Approvals Regarding Intrastate Interexchange Service."

  Municipal Cable Franchises

  Under the Cable Franchise Agreements (as defined herein), the consummation of the Merger may require the approval of the relevant municipalities. See "The Merger--Certain Regulatory Filings and Approvals--Municipal Cable Franchises."

  European Regulatory Approvals

  SBC and Ameritech have made the requisite filings with regulatory authorities in various European countries in which SBC or Ameritech has direct or indirect investments in telecommunications companies. No additional approvals, notifications or filings are required from such regulatory authorities with respect to consummation of the Merger. See "The Merger--Certain Regulatory Filings and Approvals--European Regulatory Approvals."

 Stock Exchange Listing

  SBC has agreed to use its best efforts to cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the closing of the Merger (the "Closing Date").

 Employee Benefits

  Stock Options

  The Merger Agreement provides that at the Effective Time each outstanding option to purchase shares of Ameritech Common Stock (each an "Ameritech Option") under the Ameritech Stock Plans (as defined herein), whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Ameritech Option, the same number of shares of SBC Common Stock as the holder of such Ameritech Option would have been entitled to receive pursuant to the Merger had such holder exercised such Ameritech Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded up to the nearest whole cent) (a "Substitute Option Price") equal to (y) the aggregate exercise price for the shares of Ameritech Common Stock otherwise purchasable pursuant to such Ameritech Option divided by (z) the number of full shares of SBC Common Stock deemed purchasable pursuant to such Ameritech Option in accordance with the terms of the Merger Agreement. See "The Merger--Employee Benefits--Stock Options."

  Benefit Plans

  The Merger Agreement provides that, subject to certain exceptions, for at least two years after the Effective Time, SBC will cause the Surviving Corporation to provide or cause to be provided to employees of Ameritech and its Subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than certain Ameritech Compensation and Benefit Plans (as defined herein) specifically disclosed to SBC. See "The Merger--Employee Benefits--Benefit Plans."

  Expenses

  The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing this Joint Proxy Statement/Prospectus and the Registration Statement and the filing fee under the HSR Act will be shared equally by SBC and Ameritech.

  Indemnification; Directors' and Officers' Insurance

  The Merger Agreement provides that, from and after the Effective Time, SBC will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Ameritech (when acting in such capacity) determined as of the Effective Time (each, an "Indemnified Party") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law.

  The Merger Agreement also provides that the Surviving Corporation will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance"), with coverage in amount and scope at least as favorable as Ameritech's existing directors' and officers' liability insurance coverage, for a period of six years after the Effective Time. However, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 175% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"), in each case during such six-year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

  SBC Board Following the Merger

  SBC has agreed pursuant to the Merger Agreement that at the Effective Time SBC will enable up to five members of the Ameritech Board to be members of the SBC Board. The SBC Board, in consultation with the Chief Executive Officer of Ameritech and the Ameritech Board, will select the director designees and appoint each such director designee to the SBC Board as of the Effective Time, with such director designees divided as nearly evenly as is possible among the classes of directors on the SBC Board. SBC and Ameritech expect that Richard C. Notebaert, Chairman of the Board, President and Chief Executive Officer of Ameritech, will be one of the members of the Ameritech Board who will become a member of the SBC Board as of the Effective Time.

  Conditions

  The respective obligations of Ameritech, SBC and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of a number of conditions including the following: (a) the Merger Agreement having been duly adopted by the requisite vote of holders of Ameritech Common Stock and duly adopted by the sole stockholder of Merger Sub (each of which approvals may not be waived under the DGCL), and the issuance of shares of SBC Common Stock pursuant to the Merger Agreement having been duly approved by the holders of shares of SBC Common Stock; (b) the shares of SBC Common Stock issuable to the shareowners of Ameritech pursuant to the Merger Agreement having been authorized for listing on the NYSE, upon official notice of issuance; (c) the waiting period applicable to the consummation of the Merger under the HSR Act having expired or been terminated and all material Ameritech Required Consents (as defined herein) and material SBC Required Consents (as defined herein) from or with any Governmental Entity having been made or obtained pursuant to a Final Order (as defined herein), free of any conditions (other than conditions that are not reasonably likely, either individually or in the aggregate to have a Regulatory Material Adverse Effect (as defined herein)); (d) no Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or injunction (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement or that is, individually or in the aggregate, with all other such laws or injunctions, reasonably likely to have a Material Adverse Effect (as defined herein) on SBC or Ameritech (collectively, an "Order"), and no Governmental Entity having instituted any proceeding or, in the case of a federal Governmental Entity, threatened in writing to institute any proceeding seeking any such Order; (e) the Registration Statement having become effective under the Securities Act;
(f) SBC and Ameritech having received customary "comfort" letters from each other's independent auditors with respect to the Registration Statement, and letters from their respective independent public accounting firms to the effect that the Merger will qualify for "pooling of interests" accounting treatment; and (g) SBC having received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by the Merger Agreement. See "The Merger--Conditions."

  The Merger Agreement also provides that the obligations of SBC and Merger Sub to effect the Merger are subject to the satisfaction or waiver by SBC at or prior to the Effective Time of a number of conditions including the following, subject to certain exceptions: (a) the representations and warranties of Ameritech set forth in the Merger Agreement being true and correct in all material respects; (b) Ameritech having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (c) Ameritech having obtained the consent or approval of each person whose consent or approval is required in order to consummate the transactions contemplated by the Merger Agreement under any Contract (as defined in the Merger Agreement) to which Ameritech or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or appraisal, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Ameritech; and (d) SBC having received the opinion of Sullivan & Cromwell, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and Ameritech will be a party to that "reorganization" within the meaning of Section 368(b) of the Code. See "The Merger--Conditions."

  The Merger Agreement further provides that the obligation of Ameritech to effect the Merger is subject to the satisfaction or waiver by Ameritech at or prior to the Effective Time of a number of conditions including the following:
(a) the representations and warranties of SBC and Merger Sub set forth in the Merger Agreement being true and correct in all material respects; (b) each of SBC and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (c) Ameritech having received the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and Ameritech will be a party to that "reorganization" within the meaning of Section 368(b) of the Code. See "The Merger--Conditions."

 Termination

  The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the required approval or adoption, as applicable, by the shareowners of Ameritech and SBC, by mutual written consent of Ameritech and SBC authorized by action of their respective Boards of Directors. The Merger Agreement further provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the SBC Board or the Ameritech Board if
(i) the Merger has not been consummated by July 31, 1999 (the "Termination Date") (provided, however, that if SBC or Ameritech determines that additional time is necessary in connection with obtaining an SBC Required Consent or an Ameritech Required Consent from or with any Governmental Entity, the Termination Date may be extended to a date no later than March 31, 2000 (which date will be deemed the Termination Date)), (ii) the adoption of the Merger Agreement by Ameritech's shareowners has not occurred at the Ameritech Special Meeting, (iii) the approval of the issuance of shares of SBC Common Stock pursuant to the Merger Agreement by SBC's shareowners has not been obtained at the SBC Special Meeting, or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable.

  In addition, the Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Ameritech Board: (a) if (i) the Ameritech Board approves entering into a binding written agreement concerning a transaction that constitutes a Superior Ameritech Proposal and Ameritech notifies SBC in writing that Ameritech desires to enter into such agreement, (ii) SBC does not make, within ten calendar days after receipt of Ameritech's written notification of its desire to enter into a binding agreement for a Superior Ameritech Proposal, the terms of which are specified in such notice, an offer that the Ameritech Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareowners of Ameritech as the Superior Ameritech Proposal, and (iii) prior to such termination Ameritech pays to SBC in immediately available funds any termination fees required to be paid pursuant to the Merger Agreement, or (b) if (i) the SBC Board has withdrawn or adversely modified its approval of the Merger Agreement or its recommendation to the shareowners of SBC that such shareowners approve the issuance of shares of SBC Common Stock pursuant to the Merger Agreement or failed to reconfirm such recommendation in certain specific circumstances, (ii) there has been a material breach by SBC or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement which (x) would result in a failure of the condition relating to either the representations and warranties of SBC or Merger Sub or the performance of the obligations of SBC or Merger Sub under the Merger Agreement and (y) cannot be or is not cured prior to the Termination Date or (iii) SBC or any of its representatives takes any of the actions that would be proscribed by the non-solicitation provisions of the Merger Agreement described under "The Merger--Certain Covenants--Acquisition Proposals" but for the exception described therein allowing certain actions to be taken with respect to engaging in discussions or negotiating in response to a bona fide written unsolicited Superior SBC Proposal.

  The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the SBC Board: (a) if (i) the SBC Board approves entering into a binding written agreement concerning a transaction that constitutes a Superior SBC Proposal and SBC notifies Ameritech in writing that SBC desires to enter into such agreement, (ii) Ameritech does not make, within ten days after receipt of SBC's written notification of its desire to enter into a binding agreement for a Superior SBC Proposal, the terms of which are specified in such notice, an offer that the SBC Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareowners of SBC as the Superior SBC Proposal, and (iii) SBC prior to such termination pays to Ameritech in immediately available funds any termination fees required to be paid pursuant to the Merger Agreement or (b) if
(i) the Ameritech Board has withdrawn or adversely modified its approval or recommendation to Ameritech's shareowners of the Merger Agreement, or failed to reconfirm such recommendation in certain specified circumstances, (ii) there has been a material breach by Ameritech of any representation, warranty, covenant or agreement contained in the Merger Agreement at the Ameritech Special Meeting which (x) would result in a failure of a condition relating to either the representations and warranties of Ameritech or the performance of its obligations under the Merger Agreement and (y) cannot be or is not cured prior to the Termination Date or (iii) Ameritech or any of its representatives takes any of the actions that would be proscribed by the non-solicitation provisions of the Merger Agreement described under "The Merger--Certain Covenants--Acquisition Proposals" but for the exception described therein allowing certain actions to be taken with respect to engaging in discussions or negotiating in response to a bona fide written unsolicited Superior Ameritech Proposal.

 Certain Termination Fees

  The Merger Agreement provides that (i) in the event that a bona fide Ameritech Acquisition Proposal has been made to Ameritech and such Ameritech Acquisition Proposal has not been withdrawn prior to the Ameritech Special Meeting and thereafter the Merger Agreement is terminated by either SBC or Ameritech pursuant to the provisions of the Merger Agreement permitting termination if Ameritech's shareowners fail to adopt the Merger Agreement at the Ameritech Special Meeting and within nine months after such termination Ameritech enters into an agreement to consummate a transaction that would constitute an Ameritech Acquisition Proposal if it were the subject of a proposal, or (ii) the Merger Agreement is terminated (x) by Ameritech pursuant to the provisions of the Merger Agreement permitting it to terminate in order to enter into an agreement concerning a transaction that constitutes a Superior Ameritech Proposal or (y) by SBC pursuant to the provisions of the Merger Agreement permitting it to terminate (A) because the Ameritech Board has withdrawn or adversely modified its approval or recommendation to Ameritech's shareowners of the Merger Agreement, (B) because of a wilful or intentional breach of the representations, warranties or covenants of Ameritech or (C) because Ameritech or any of its representatives has taken any actions that would be proscribed by the non-solicitation provisions of the Merger Agreement, but for the exception therein allowing certain actions to be taken in response to a bona fide unsolicited Superior Ameritech Proposal, then Ameritech will be required to pay SBC a fee equal to $1.2 billion (the "Termination Fee"). See "The Merger--Termination" and "--Certain Termination Fees."

  The Merger Agreement further provides that (i) in the event that a bona fide SBC Acquisition Proposal has been made to SBC and such SBC Acquisition Proposal has not been withdrawn prior to the SBC Special Meeting and thereafter the Merger Agreement is terminated by either SBC or Ameritech pursuant to the provision of the Merger Agreement permitting termination if SBC's shareowners fail to approve the issuance of shares of SBC Common Stock at the SBC Special Meeting pursuant to the Merger Agreement and within nine months after such termination SBC enters into an agreement to consummate a transaction that would constitute an SBC Acquisition Proposal if it were the subject of a proposal, or
(ii) if the Merger Agreement is terminated (x) by SBC pursuant to the provisions of the Merger Agreement permitting it to terminate in order to enter into an agreement concerning a transaction that constitutes a Superior SBC Proposal or (y) by Ameritech pursuant to the provisions of the Merger Agreement permitting it to terminate (A) because the SBC Board has withdrawn or adversely modified its approval or recommendation to SBC's shareowners of the issuance of shares of SBC

Common Stock pursuant to the Merger Agreement, (B) because of a wilful or intentional breach of the representations, warranties or covenants of SBC or
(C) because SBC or any of its representatives has taken any actions that would be proscribed by the non-solicitation provisions of the Merger Agreement, but for the exception therein allowing certain actions to be taken in response to a bona fide unsolicited Superior SBC Proposal, then SBC will be required to pay Ameritech the Termination Fee. See "The Merger--Termination" and "--Certain Termination Fees."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of Ameritech's Board, shareowners should be aware that certain members of management of Ameritech and of the Ameritech Board have certain interests in the Merger that are in addition to the interests of shareowners generally.

  Ameritech has entered into agreements regarding changes in control (the "Change in Control Agreements") with Mr. Notebaert, Oren G. Shaffer, Executive Vice President and Chief Financial Officer, Barry K. Allen, Executive Vice President--Regulatory and Wholesale Operations, W. Patrick Campbell, Executive Vice President--Corporate Strategy and Business Development and Thomas E. Richards, Executive Vice President --Communications and Information Products, the named executive officers set forth in Ameritech's proxy statement for the 1998 annual meeting of its shareowners (the "Named Executive Officers") and three other executive officers of Ameritech. In addition, approximately 220 members of the management of Ameritech participate in the Corporate Resource Severance Pay Plan (the "Severance Plan"), which provides for severance payments upon termination of employment after a change in control. The aggregate amount of payments to be made by Ameritech pursuant to the Change in Control Agreements and the Severance Plan cannot be determined definitively as of the date of this Joint Proxy Statement/Prospectus; however, the maximum aggregate amount of such payments, if all covered employees were terminated under circumstances entitling them to severance benefits, is estimated to be approximately $41.7 million for the 15 executive officers of Ameritech as a group, including up to $14.3 million for Mr. Notebaert, up to $3.9 million for Mr. Shaffer, up to $5.2 million for Mr. Allen, up to $3.5 million for Mr. Campbell and up to $2.8 million for Mr. Richards, and approximately
$135.5 million for the other covered employees under the Severance Plan. See "The Merger--Interests of Certain Persons in the Merger."

  On May 10, 1998, SBC entered into services and non-compete agreements (the "Services and Non-Compete Agreements") with eight executive officers of Ameritech. The Services and Non-Compete Agreements provide that each of these officers will be employed or retained as a consultant by SBC or a subsidiary of SBC for a period of up to 30 months commencing at the Effective Time. The annual compensation as an employee or a consultant of the Named Executive Officers pursuant to the Services and Non-Compete Agreements is as follows: Mr. Notebaert $7.0 million, Mr. Shaffer $2.3 million, Mr. Allen $2.0 million, Mr. Campbell $1.8 million and Mr. Richards $1.6 million, and $3.4 million in the aggregate for the three other executive officers of Ameritech who have entered into Services and Non-Compete Agreements. See "The Merger--Interests of Certain Persons in the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

  In accordance with Section 262 of the DGCL, no appraisal rights will be available to either holders of Ameritech Common Stock or SBC Common Stock in connection with the Merger. No appraisal rights will be available to holders of SBC Common Stock in connection with the Bylaw Amendment.

ACCOUNTING TREATMENT

  Based on the advice of their respective independent public accountants, SBC and Ameritech believe that the Merger will qualify for "pooling of interests" accounting treatment. Under this method of accounting, SBC will retroactively restate its consolidated financial statements at the Effective Time to include the assets, liabilities, shareowners' equity and results of operations of Ameritech. Consummation of the Merger is conditioned upon the receipt by SBC and Ameritech of letters from their respective independent public accounting firms stating that the Merger will qualify for "pooling of interests" accounting treatment. See "The Merger--Conditions" and "Accounting Treatment."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The Merger will qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In general, no gain or loss will be recognized for federal income tax purposes by holders of Ameritech Common Stock with respect thereto on the surrender of their Ameritech Common Stock in exchange for SBC Common Stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized for federal income tax purposes by SBC, Merger Sub or Ameritech. The obligations of SBC and Merger Sub, on the one hand, and Ameritech, on the other hand, to consummate the Merger are respectively conditioned on (i) the receipt by SBC of an opinion of Sullivan & Cromwell, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of SBC, Ameritech and Merger Sub will be a party to the "reorganization" within the meaning of Section 368(b) of the Code, and (ii) the receipt by Ameritech of an opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of SBC, Ameritech and Merger Sub will be a party to the "reorganization" within the meaning of Section 368(b) of the Code. See "Material Federal Income Tax Consequences of the Merger."

THE BYLAW AMENDMENT

  The SBC Board has unanimously approved the Bylaw Amendment and recommends that the shareowners of SBC vote FOR the Bylaw Amendment. The Bylaw Amendment would amend the second paragraph of Article II, Section 1, of the SBC Bylaws to increase the maximum number of persons who may serve as directors on the SBC Board from twenty-one (21) to twenty-five (25) and allow a majority of the SBC Board to thereafter decrease (but not thereafter increase) the maximum number of persons that may serve as directors to not less than twenty-one (21). See "The Bylaw Amendment."

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF AMERITECH COMMON
STOCK

  Upon consummation of the Merger, holders of shares of Ameritech Common Stock will become shareowners of SBC. The internal affairs of SBC are governed by the DGCL, the SBC Restated Certificate of Incorporation and the SBC Bylaws. The internal affairs of Ameritech are governed by the DGCL, the Certificate of Incorporation of Ameritech, as amended (the "Ameritech Charter") and the By-Laws of Ameritech (the "Ameritech Bylaws"). For a description of certain differences between the rights holders of Ameritech Common Stock currently have and those they would have as holders of SBC Common Stock, see "Description of SBC Capital Stock," and "Comparison of Certain Rights of Shareowners of SBC and Ameritech."

                            COMPARATIVE STOCK PRICES

  The shares of SBC Common Stock and Ameritech Common Stock are each listed on the NYSE as well as on certain other exchanges. SBC is listed on the NYSE under the symbol "SBC" and Ameritech is listed on the NYSE under the symbol "AIT." The following table sets forth, for the periods indicated, the high and low sale prices per share of SBC Common Stock and Ameritech Common Stock as reported on the NYSE Composite Transactions Tape.

                                     SBC                      AMERITECH
                               COMMON STOCK(1)             COMMON STOCK(2)
                               ----------------------      --------------------
      CALENDAR QUARTER          HIGH           LOW          HIGH          LOW
      ----------------         --------      --------      --------     -------
      1996
        First Quarter......... $   30 1/8   $   24 7/8   $   33 7/16   $  26 1/8
        Second Quarter........     25 3/8       23 1/8       30           26 5/16
        Third Quarter.........     25 1/2       23           29 13/16     24 13/16
        Fourth Quarter........     27 5/8       23 1/2       31 11/16     26
      1997
        First Quarter.........     29 1/8       24 13/16     32 1/2       28 5/16
        Second Quarter........     30 15/16     24 5/8       35 7/8       27 5/8
        Third Quarter.........     31 1/8       26 25/32     35 5/16      30 21/32
        Fourth Quarter........     38 1/16      30           43 1/8       30 1/8
      1998
        First Quarter.........     46 9/16      35 3/8       49 7/8       38 27/32
        Second Quarter........     44 15/16     37 1/8       50 1/4       41 1/2
        Third Quarter.........     44 7/8       35           52 1/8       43 3/8
        Fourth Quarter             44 3/4       41 1/8       51 1/8       48 1/8
         (through October 14,
         1998)................

--------
(1) Prices for SBC Common Stock reflect the effect of the two-for-one split of SBC Common Stock effective March 19, 1998 (the "SBC Stock Split").
(2) Prices for Ameritech Common Stock reflect the effect of the two-for-one split of Ameritech Common Stock effective December 31, 1997 (the "Ameritech Stock Split").

  On May 8, 1998, the last trading day before the public announcement of the Merger Agreement, the closing prices of SBC Common Stock and Ameritech Common Stock as reported on the NYSE Composite Transactions Tape were $42.375 per share and $43.875 per share, respectively. Based on the Exchange Ratio, the pro forma equivalent per share value of Ameritech Common Stock on May 8, 1998 was equal to approximately $55.7655 per share. The pro forma implied per share value of Ameritech Common Stock on any date equals the closing sale price of SBC Common Stock on such date multiplied by the Exchange Ratio.

  On October 14, 1998, the closing sale prices of the shares of SBC Common Stock and Ameritech Common Stock as reported on the NYSE Composite Transactions Tape were $43.375 per share and $50.5625 per share ($57.0815 on a pro forma equivalent per share basis), respectively.

  Shareowners are urged to obtain current quotations for the market prices of SBC Common Stock and Ameritech Common Stock.

  No assurance can be given as to the market price of the SBC Common Stock at the Effective Time. Because the Exchange Ratio is fixed in the Merger Agreement, the market value of the shares of SBC Common Stock that holders of Ameritech Common Stock will receive following the Closing may vary significantly from the market value of the shares of SBC Common Stock that holders of Ameritech Common Stock would receive if the Merger were consummated on the date of this Joint Proxy Statement/Prospectus.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following table presents selected historical financial data of SBC, Ameritech and SNET and selected unaudited pro forma combined financial data after giving effect to the consummation of the Merger separately and the consummation of the Merger and the pending SNET acquisition. The tables assume that each of the Merger and the SNET acquisition are accounted for as a "pooling of interests." SBC, Ameritech and SNET selected historical data for each of the five years in the period ended December 31, 1997 have been derived from audited financial statements filed with the SEC, and the selected historical data for the six-month period ended June 30, 1998 have been derived from unaudited financial statements filed with the SEC.

  All per share amounts set forth in the following table give effect to the SBC Stock Split and the Ameritech Stock Split, as appropriate. Shareowners should note that the data set forth below is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Merger and the SNET acquisition.

  Differences in accounting policies among the companies do not have a material effect on either the pro forma combined financial position or pro forma combined results of operations and have not been reflected in any unaudited pro forma combined financial data. Shareowners should note that the following selected financial data should be read in conjunction with the related historical and pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "Available Information," "Incorporation of Certain Information by Reference" and "Unaudited Pro Forma Combined Condensed Financial Statements."

                           AS OF OR FOR
                             THE SIX     AS OF OR FOR THE YEARS ENDED DECEMBER
                           MONTHS ENDED                   31,
                             JUNE 30,   ---------------------------------------
                               1998      1997    1996    1995    1994    1993
                           ------------ ------- ------- ------- ------- -------
                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SBC--HISTORICAL
Operating revenues........   $13,015    $24,856 $23,445 $21,712 $21,006 $20,084
Income from continuing
 operations...............     1,878      1,474   3,189   2,958   2,777   1,589
Income from continuing
 operations per common
 share--basic.............      1.02       0.81    1.73    1.61    1.52    0.88
Income from continuing
 operations per common
 share--assuming dilution.      1.01       0.80    1.72    1.60    1.52    0.88
Total assets..............    42,600     42,132  39,485  37,112  46,113  47,695
Long-term debt............    11,547     12,019  10,930  10,409  10,746  10,588
Dividends per common
 share....................    0.4675      0.895    0.86   0.825    0.79   0.755
Book value per common
 share....................      5.91       5.38    5.28    4.57    7.29    8.34
Network access lines......     34.21      33.44   31.84   30.32   29.15   28.23
AMERITECH--HISTORICAL
Operating revenues........   $ 8,422    $15,998 $14,917 $13,428 $12,569 $11,865
Income from continuing
 operations...............     2,200      2,296   2,134   2,008   1,170   1,513
Income from continuing
 operations per common
 share--basic.............      2.00       2.09    1.93    1.81    1.06    1.39
Income from continuing
 operations per common
 share--assuming dilution.      1.98       2.08    1.92    1.81    1.06    1.39
Total assets..............    29,045     25,339  23,707  21,942  19,947  23,428
Long-term debt............     7,013      4,610   4,437   4,513   4,448   4,090
Dividends per common
 share....................      0.60      1.148   1.078   1.015    0.97    0.93
Book value per common
 share....................      9.14       7.57    6.99    6.33    5.49    7.18
Network access lines......     20.84      20.50   19.69   19.06   18.24   17.56
PRO FORMA SBC AND
 AMERITECH COMBINED
Operating revenues........   $21,437    $40,854 $38,362 $35,140 $33,575 $31,949
Income from continuing
 operations...............     4,078      3,770   5,323   4,966   3,947   3,102
Income from continuing
 operations per common
 share--basic.............      1.24       1.15    1.62    1.51    1.21    0.96
Income from continuing
 operations per common
 share--assuming dilution.      1.23       1.14    1.61    1.50    1.21    0.96
Total assets..............    71,645     67,471  63,192  59,054  66,060  71,123
Long-term debt............    18,560     16,629  15,367  14,922  15,194  14,678
Dividends per common
 share(1).................    0.4675      0.895    0.86   0.825    0.79   0.755
Book value per common
 share....................      6.37       5.54    5.29    4.68    5.92    7.07
Network access lines......     55.05      53.94   51.53   49.37   47.39   45.79

                            AS OF OR FOR
                              THE SIX     AS OF OR FOR THE YEARS ENDED DECEMBER
                            MONTHS ENDED                   31,
                              JUNE 30,   ---------------------------------------
                                1998      1997    1996    1995    1994    1993
                            ------------ ------- ------- ------- ------- -------
                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SNET--HISTORICAL
Operating revenues........    $ 1,066    $ 2,022 $ 1,942 $ 1,816 $ 1,718 $ 1,655
Income (loss) from
 continuing operations....        109        198     193     169     178    (44)
Income (loss) from
 continuing operations per
 common share-- basic.....       1.62       2.99    2.95    2.60    2.77  (0.68)
Income (loss) from
 continuing operations per
 common share--assuming
 dilution.................       1.60       2.98    2.94    2.60    2.77  (0.68)
Total assets..............      2,837      2,771   2,671   2,724   3,505   3,762
Long-term debt............      1,147      1,157   1,170   1,182     952     984
Dividends per common
 share....................       0.88       1.76    1.76    1.76    1.76    1.76
Book value per common
 share....................      10.84       8.96    7.05    5.42   14.77   13.38
Network access lines......       2.34       2.29    2.16    2.07    2.01    1.96
PRO FORMA SBC, AMERITECH
 AND SNET COMBINED
Operating revenues........    $22,503    $42,876 $40,304 $36,956 $35,293 $33,604
Income from continuing
 operations...............      4,187      3,964   5,516   5,135   4,125   3,058
Income from continuing
 operations per common
 share--basic.............       1.23       1.17    1.62    1.50    1.22    0.91
Income from continuing
 operations per common
 share--assuming dilution.       1.22       1.16    1.61    1.50    1.22    0.91
Total assets..............     74,482     70,242  65,863  61,778  69,565  74,885
Long-term debt............     19,707     17,786  16,537  16,104  16,146  15,662
Dividends per common
 share(1).................     0.4675      0.895    0.86   0.825    0.79   0.755
Book value per common
 share....................       6.36       5.53    5.25    4.63    6.00    7.09
Network access lines......      57.38      56.23   53.69   51.45   49.40   47.76
AMERITECH EQUIVALENTS--SBC
 AND AMERITECH COMBINED
Income from continuing
 operations per common
 share--basic(2)..........       1.63       1.51    2.13    1.99    1.59    1.26
Income from continuing
 operations per common
 share--assuming
 dilution(2)..............       1.62       1.50    2.12    1.97    1.59    1.26
Dividends per common
 share(2).................       0.62       1.18    1.13    1.09    1.04    0.99
Book value per common
 share(2).................       8.38       7.29    6.96    6.16    7.79    9.30
AMERITECH EQUIVALENTS--
 SBC, AMERITECH AND SNET
 COMBINED
Income from continuing
 operations per common
 share--basic(2)                 1.62       1.54    2.13    1.97    1.61    1.20
Income from continuing
 operations per common
 share--assuming
 dilution(2)..............       1.61       1.53    2.12    1.97    1.61    1.20
Dividends per common
 share(2).................       0.62       1.18    1.13    1.09    1.04    0.99
Book value per common
 share(2).................       8.37       7.28    6.91    6.09    7.90    9.33

--------
(1) The unaudited pro forma combined cash dividends declared per share of SBC Common Stock are assumed to be the same as cash dividends declared by SBC on an historical basis.
(2) The Ameritech Equivalents per share amounts are calculated by multiplying the pro forma combined per share amounts by the Exchange Ratio.

General:

  The selected unaudited pro forma combined financial data do not give effect to any cost synergies which may result from the integration of the operations of SBC, Ameritech and SNET. These potential synergies, as well as any potential revenue synergies, reflect future opportunities, including the reduction of expected cost increases, and do not necessarily involve reductions from historical cost levels. Further, the selected unaudited pro forma combined financial data do not include any transaction costs relating to the Merger (which are estimated to be approximately $150 million) or the SNET acquisition. In addition, the selected unaudited pro forma combined financial data do not include any reorganization costs or costs associated with the actions that may be required to be taken regarding the Overlapping Cellular Licenses (as defined herein) as a result of the Merger. As the nature of any actions to be taken regarding the Overlapping Cellular Licenses is unknown, the selected unaudited pro forma combined financial data do not reflect any such disposition which may be made or consideration which may be received.

                           RECENT DEVELOPMENTS

THIRD QUARTER RESULTS

  On October 15, 1998, SBC, Ameritech and SNET announced results for and through the third quarter of 1998. A copy of the press release issued by each such company was filed with the SEC on October 15, 1998 with each company's respective Current Report on Form 8-K. The following table contains historical and pro forma financial data as of or for the nine months ended September 30, 1998. The historical financial data for the nine months ended September 30, 1998 has been taken from the results announced on October 15, 1998.

  The following data is unaudited but, in the respective opinions of SBC, Ameritech and SNET (in each case solely with respect to that company's historical data), includes all adjustments (consisting only of normally occurring accruals) necessary to present fairly the data shown.

    AS OF OR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

                   (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                               AMERITECH
                                                            AMERITECH              PRO FORMA EQUIVALENTS--
                                                PRO FORMA EQUIVALENTS--              SBC,        SBC,
                                                 SBC AND     SBC AND               AMERITECH   AMERITECH
                           SBC--    AMERITECH-- AMERITECH   AMERITECH     SNET--   AND SNET    AND SNET
                         HISTORICAL HISTORICAL  COMBINED    COMBINED    HISTORICAL COMBINED    COMBINED
                         ---------- ----------- --------- ------------- ---------- --------- -------------
Operating revenues......  $ 19,791    $12,712   $ 32,503         --      $ 1,606   $ 34,109         --
Income from continuing
 operations.............     3,085      2,845      5,930         --          164      6,094         --
Income from continuing
 operations per common
 share--basic...........      1.68       2.58       1.80     $  2.37        2.42       1.79     $  2.36
Income from continuing
 operations per common
 share--assuming
 dilution...............      1.66       2.56       1.78        2.34        2.39       1.77        2.33
Total assets............    42,529     29,843     72,372         --        2,842     75,214         --
Long-term debt..........    11,217      7,013     18,230         --        1,141     19,371         --
Dividends per common
 share..................   0.70125       0.90    0.70125      0.9228        1.32    0.70125      0.9228
Book value per common
 share..................      6.29       9.78       6.80        8.95       11.45       6.79        8.94
Network access lines....     34.60      20.93      55.53         --         2.34      57.87         --

TELEKOM AUSTRIA

  As part of its continuing European investment strategy, Ameritech has submitted a bid for a 25% interest in Telekom Austria Aktiengesellschaft ("Telekom Austria"), the primary fixed line and wireless telecommunications provider in Austria that is being partially privatized by the Austrian government. Ameritech expects the Austrian government to select the successful bidder by the end of 1998. There can be no assurance that Ameritech's bid will be accepted or, if accepted, what the terms of the transaction would be.

                                 RISK FACTORS

  Fixed Exchange Ratio. Under the terms of the Merger Agreement, at the Effective Time, each share of Ameritech Common Stock issued and outstanding immediately prior to such time (other than Excluded Ameritech Stock) will be converted into 1.316 shares of SBC Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the market prices of Ameritech Common Stock or SBC Common Stock prior to the Merger. The market prices of Ameritech Common Stock and SBC Common Stock at the Effective Time may be different than their respective market prices as of the date of execution of the Merger Agreement, the date hereof or the dates of the Special Meetings. For example, during the second and third calendar quarters of 1998, the sale price of Ameritech Common Stock ranged from a low of $41 1/2 to a high of $52 1/8, and the sale price of SBC Common Stock ranged from a low of $35 to a high of $44 15/16, all as reported on the NYSE Composite Transactions Tape. See "Summary--Comparative Stock Prices." Such variations could be the result of changes in the business, operations or prospects of Ameritech, SBC, or the combined company, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of SBC or Ameritech. At the time of the Special Meetings, Ameritech and SBC shareowners will not know the price at which shares of SBC Common Stock that will be issued upon consummation of the Merger will trade at the time of such issuance.

  Failure to Realize Benefits Anticipated by the Parties. The Merger involves the integration of two companies that have previously operated independently. SBC and Ameritech entered into the Merger Agreement with the expectation that the Merger would create opportunities to implement a "national-local" strategy, and to achieve cost synergies, revenue growth, technological development and other synergistic benefits. The value of SBC Common Stock following consummation of the Merger may be affected by the ability to achieve the benefits expected to result from consummation of the Merger. Achieving the benefits of the Merger will depend in part upon meeting the challenges inherent in the successful combination of two business enterprises of the size and scope of SBC and Ameritech and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that such challenges will be met and that such diversion will not negatively impact the operations of SBC following the Merger. Delays encountered in the transition process could have a material adverse effect upon the revenues, level of expenses, operating results and financial condition of the combined company. Although SBC and Ameritech expect significant benefits to result from the Merger, there can be no assurance that the combined company will realize any of these anticipated benefits. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

  Risk of Conditions Imposed by Regulatory Agencies. Consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act and the making of certain filings with and notices to, and the receipt of consents, orders and approvals from, the FCC, various PUCs and other local, state, federal and foreign governmental entities. Certain of the consents, orders and approvals will entail the relevant governmental entity considering the effect of the Merger on competition in various jurisdictions. The terms and conditions of such consents, orders or approvals may require the divestiture of certain divisions, operations or assets of the combined companies. There can be no assurance that such required divestitures or other conditions, if any, will not have a material adverse effect on the business, financial condition or results of operations of the combined company or cause the abandonment of the Merger by SBC and Ameritech. As a result of certain FCC rules, SBC and Ameritech expect that they will be required to divest one of the Overlapping Cellular Licenses in each market and are in the process of determining the manner in which such divestitures should be accomplished. Other than considering the manner in which Overlapping Cellular Licenses could be divested, SBC and Ameritech have not determined how they will respond to conditions, limitations or divestitures which may be sought by Governmental Entities (as defined herein) in connection with any requisite approvals. See "The Merger--Certain Regulatory Filings and Approvals" and "--Conditions."

                             THE SPECIAL MEETINGS

GENERAL

 SBC

  This Joint Proxy Statement/Prospectus is being furnished to holders of SBC Common Stock in connection with the solicitation of proxies by the SBC Board for use at the SBC Special Meeting, to be held on December 10, 1998, to consider and vote upon the approval of the issuance of shares of SBC Common Stock pursuant to the Merger Agreement and adoption of the Bylaw Amendment, and to transact such other business related to such proposals as may properly come before the SBC Special Meeting.

  THE SBC BOARD HAS AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SBC SHAREOWNERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. IN ADDITION, THE SBC BOARD HAS UNANIMOUSLY APPROVED THE BYLAW AMENDMENT AND DETERMINED THAT THE BYLAW AMENDMENT IS ADVISABLE AND RECOMMENDS THAT SBC SHAREOWNERS VOTE FOR ADOPTION OF THE BYLAW AMENDMENT.

 Ameritech

  This Joint Proxy Statement/Prospectus is being furnished to holders of Ameritech Common Stock in connection with the solicitation of proxies by the Ameritech Board for use at the Ameritech Special Meeting, to be held on December 11, 1998 to consider and vote upon the adoption of the Merger Agreement and to transact such other business related to such Merger Proposal as may properly come before the Ameritech Special Meeting.

  THE AMERITECH BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE AMERITECH SHAREOWNERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

  This Joint Proxy Statement/Prospectus is also furnished to Ameritech shareowners as a prospectus in connection with the issuance by SBC of shares of SBC Common Stock pursuant to the Merger Agreement.

  Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Ameritech Common Stock is accompanied by a form of proxy for use at the Ameritech Special Meeting, and each copy of this Joint Proxy Statement/Prospectus mailed to holders of SBC Common Stock is accompanied by a form of proxy for use at the SBC Special Meeting. In addition, record owners of Ameritech Common Stock as of the Ameritech Record Date may provide proxies by calling toll-free at 1-800-690-6903, or through the Internet, in accordance with the instructions set forth on the Ameritech proxy card and accompanying information card. Record owners of SBC Common Stock as of the SBC Record Date may provide proxies by calling 1-800-840-6013, in accordance with the instructions set forth on the SBC proxy card.

DATE, PLACE AND TIME

  The SBC Special Meeting will be held on December 10, 1998, at 3:00 p.m., local time, at The Charline McCombs Theatre, 226 North St. Mary's Street, San Antonio, Texas 78205.

  The Ameritech Special Meeting will be held on December 11, 1998, at 9:00 a.m., local time, at McCormick Place South, Grand Ballroom, Level 1, 2301 South Martin Luther King, Jr. Drive, Chicago, Illinois 60616.

RECORD DATES

 SBC

  The SBC Board has fixed the close of business on October 13, 1998 as the SBC Record Date for the determination of the holders of SBC Common Stock entitled to receive notice of and to vote at the SBC Special Meeting.

 Ameritech

  The close of business on October 13, 1998 has been fixed as the Ameritech Record Date for the determination of the holders of Ameritech Common Stock entitled to receive notice of and to vote at the Ameritech Special Meeting.

VOTE REQUIRED

 SBC

  As of the SBC Record Date, there were 1,835,049,268 shares of SBC Common Stock issued and outstanding. Each share of SBC Common Stock outstanding on the SBC Record Date is entitled to one vote upon each matter properly submitted at the SBC Special Meeting.

  The affirmative vote of at least a majority of the shares of SBC Common Stock voting on the proposal to issue shares of SBC Common Stock pursuant to the Merger Agreement is necessary for approval of such share issuance. Under the rules of the NYSE, in order to approve the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, the total number of votes cast with respect to such matter must be in excess of 50% of the issued and outstanding shares of SBC Common Stock. The affirmative vote of the holders of at least two-thirds of the shares of SBC Common Stock issued and outstanding on the SBC Record Date is necessary to adopt the Bylaw Amendment.

  The presence in person or represented by proxy of forty percent of the shares of SBC Common Stock entitled to vote at the SBC Special Meeting will constitute a quorum for the transaction of business other than the share issuance proposal.

  With respect to the proposal to issue shares of SBC Common Stock pursuant to the Merger Agreement, any abstention or broker non-vote will have the effect of reducing the aggregate number of shares of SBC Common Stock voting and the number of shares of SBC Common Stock required to approve such proposal. With respect to the Bylaw Amendment, any abstention by a record holder or beneficial owner of SBC Common Stock or failure to vote by a record holder of SBC Common Stock will have the effect of a vote against such proposal. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, unless they receive specific instructions from beneficial owners. However, under the rules of the NYSE, brokers who hold shares in street name for customers will have authority to vote on the Bylaw Amendment which is considered a "routine" matter. Shares that are not voted because brokers did not receive any such instructions are referred to as "broker non-votes."

  As of September 30, 1998, directors and executive officers of SBC and their affiliates owned beneficially an aggregate of 6,613,458 shares of SBC Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or approximately 0.4% of the shares of SBC Common Stock outstanding on such date. The directors and executive officers of SBC have indicated their intention to vote their shares of SBC Common Stock in favor of the proposal to issue shares of SBC Common Stock pursuant to the Merger Agreement.

  As of September 30, 1998, the directors and executive officers of SBC owned no shares of Ameritech Common Stock.

 Ameritech

  As of the Ameritech Record Date, there were 1,103,394,689 shares of Ameritech Common Stock issued and outstanding. Each share of Ameritech Common Stock outstanding on the Ameritech Record Date is entitled to one vote on each matter submitted at the Ameritech Special Meeting. The affirmative vote of the holders of a majority of the shares of Ameritech Common Stock issued and outstanding on the Ameritech Record Date is required to adopt the Merger Agreement. Any failure to be present at the Ameritech Special Meeting, in person or by proxy, any abstention and any broker non-vote will have the same effect as a vote against adoption of the Merger Agreement. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the Merger Proposal unless they receive specific instructions from the beneficial owners of such shares.

  The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Ameritech Special Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

  As of September 30, 1998, directors and executive officers of Ameritech and their affiliates owned beneficially an aggregate of approximately 2,600,000 shares of Ameritech Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or less than 0.25% of the shares of Ameritech Common Stock outstanding on such date. The directors and executive officers of Ameritech have indicated their intention to vote their shares of Ameritech Common Stock in favor of the proposal to adopt the Merger Agreement.

  As of September 30, 1998, the directors and executive officers of Ameritech owned an aggregate of approximately 7,000 shares of SBC Common Stock.

  See "The Merger--Interests of Certain Persons in the Merger."

VOTING AND REVOCATION OF PROXIES

  Proxies for shares of SBC Common Stock and Ameritech Common Stock may be submitted by completing and mailing the proxy card that accompanies this Joint Proxy Statement/Prospectus, or by submitting your proxy with voting instructions by telephone. Submission of proxies with voting instructions by telephone may not be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian. In addition, proxies with voting instructions for shares of Ameritech Common Stock may be submitted through the Internet. Shares of SBC Common Stock and Ameritech Common Stock represented by a proxy properly signed or submitted as described below and received at or prior to the appropriate Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon.

  To submit a written proxy by mail, holders of SBC Common Stock or Ameritech Common Stock should complete, sign, date and mail the proxy card provided with this Joint Proxy Statement/Prospectus in accordance with the instructions set forth on such card. If a proxy card is signed and returned without indicating any voting instructions, shares of SBC Common Stock represented by the proxy will be voted FOR the proposal to approve the issuance of shares of SBC Common Stock pursuant to the Merger Agreement and FOR the Bylaw Amendment and shares of Ameritech Common Stock represented by the proxy will be voted FOR the Merger Proposal.

  Instead of submitting a signed proxy card, SBC and Ameritech shareowners may also submit their proxies with voting instructions by telephone, and holders of Ameritech Common Stock may also submit their proxies with voting instructions through the Internet. To submit proxies with voting instructions via telephone or the Internet, shareowners should follow the instructions that accompany or are set forth on the reverse side of their proxy card. Each SBC and Ameritech shareowner has been assigned a unique control number which has been printed on each holder's proxy card. Shareowners who submit proxies with voting instructions by telephone or through the Internet will be required to provide their assigned control number before their proxy will be accepted. In addition to the instructions that appear on or accompany the proxy card, step-by-step instructions will be provided by recorded telephone message, or at the designated website for Ameritech shareowners submitting their proxies with voting instructions through the Internet, and shareowners submitting their proxies with voting instructions by telephone or the Internet will receive confirmation that their proxies have been successfully submitted.

  Under a confidential voting policy adopted by the Ameritech Board, no proxies, voting instructions or ballots (which are to be cast at the Ameritech Special Meeting) submitted by Ameritech shareowners will be made available for examination by, nor will the particular vote of any Ameritech shareowner be disclosed to, Ameritech, its directors, officers or employees, or any third party, except (i) as necessary to tabulate and certify voting results, (ii) as necessary to meet applicable legal requirements and to assert or defend claims of or against Ameritech, (iii) if there is a proxy solicitation by another party in opposition to the solicitation by the Ameritech Board, (iv) if the shareowner has made a written comment on his or her proxy, voting instruction or ballot or (v) if the shareowner expressly requests or consents to such disclosure in writing. This policy also provides that votes of Ameritech shareowners will be tabulated by Ameritech's transfer agent or another independent party selected by Ameritech and that Ameritech will engage an independent inspector of elections to inspect the tabulation of votes and certify the results of the voting.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation or a duly executed proxy bearing a later date with the Secretary of SBC, for SBC shareowners, or by filing a duly executed revocation or a duly executed proxy bearing a later date with the Secretary of Ameritech, for Ameritech shareowners, prior to or at the appropriate Special Meeting, or, in either case, by voting in person at the appropriate Special Meeting, although attendance at the appropriate Special Meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation by SBC shareowners should be addressed as follows: SBC Communications Inc., 175 East Houston, San Antonio, Texas 78205, Attention: Secretary. All written notices of revocation and other communications with respect to revocation by Ameritech shareowners should be addressed as follows: Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois 60606, Attention: Corporate Secretary. To revoke a proxy previously submitted by telephone or, for Ameritech shareowners, by Internet, a shareowner of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked.

  If an SBC shareowner is a participant in SBC's Direct Stock Purchase and Reinvestment Plan, the SBC proxy card or telephone proxy will serve as voting instructions with respect to the number of shares of SBC Common Stock held in the plan on behalf of the particular shareowner. If an SBC shareowner is a participant in any of the following benefit plans of SBC: the SBC Savings Plan, the SBC Savings and Security Plan, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried and Nonsalaried Employees (Leveraged ESOP) (together with the SBC Savings Plan and the SBC Savings and Security Plan referred to as the "Savings Plans"), the SBC PAYSOP, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees, or the Pacific Telesis Group Employee Stock Ownership Plan, then the SBC proxy card or telephone proxy will, similarly, serve as voting instructions for the trustees of those plans where all accounts are registered in the same name. Shares of SBC Common Stock in each of the foregoing benefit plans for which voting instructions are not received, as well as shares of SBC Common Stock which have not yet been allocated to participants' accounts in the Savings Plans, will be voted in the same proportion as the shares of SBC Common Stock for which signed cards are returned by other participants in each such compensation and benefit plan of SBC. If an SBC shareowner participates in any of these plans or maintains other accounts under a different name (e.g., with and without a middle initial), the SBC shareowner may receive more than one set of Joint Proxy Statement/Prospectus materials. To ensure that all shares of SBC Common Stock are voted, the shareowner must either sign and return every proxy card received or provide his or her proxy with voting instructions by telephone in the manner described in each proxy card and using the assigned control number.

  If an Ameritech shareowner is a participant in the Ameritech Direct Services Investment Plan, the Ameritech proxy card, telephone proxy or Internet proxy will serve as voting instructions with respect to the number of shares of Ameritech Common Stock held in the plan on behalf of the particular shareowner. If an Ameritech shareowner is a participant in the Ameritech Savings Plan for Salaried Employees or the Ameritech Savings and Security Plan for Non-Salaried Employees, then the Ameritech proxy card, telephone proxy or Internet proxy similarly will serve as voting instructions for the trustees of those plans if all accounts are registered in the same name. Shares of Ameritech Common Stock in the Ameritech Savings Plan for Salaried Employees or the Ameritech Savings and Security Plan for Non-Salaried Employees as to which voting instructions are not received, as well as shares of Ameritech Common Stock which have not yet been allocated to participants' accounts in the savings plans, will be voted in the same proportion as the shares of Ameritech Common Stock for which voting instructions are given by other participants in the same plan. If an Ameritech shareowner participates in any of these plans or maintains other accounts under a different name (e.g., with and without a middle initial), the Ameritech shareowner may receive more than one copy of this Joint Proxy Statement/Prospectus. To ensure that all shares of Ameritech Common Stock are voted, the shareowner must either sign and return every proxy card received or provide his or her proxy with voting instructions by telephone or through the Internet in the manner described in each proxy card and using the assigned control number.

  The SBC Board and the Ameritech Board are not currently aware of any business to be acted upon at their respective Special Meetings, other than as described herein. If, however, other matters related to the proposals at the respective Special Meetings are properly brought before either Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. The persons appointed as proxies will have discretion to vote on adjournment of the Special Meetings. Such adjournment may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against, in the case of SBC, approval of the issuance of shares of SBC Common Stock pursuant to the Merger Agreement and, in the case of Ameritech, adoption of the Merger Agreement will be voted against a proposal to adjourn the respective Special Meeting for the purpose of soliciting additional proxies.

  Shareowners of SBC and Ameritech will not be entitled to present any matter not related to the proposals described herein for consideration at their respective Special Meetings.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of SBC or Ameritech, none of whom will be specifically compensated for such services but may be reimbursed for reasonable out-of-pocket expenses in connection therewith, may solicit proxies from the shareowners of SBC or Ameritech personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending such materials to beneficial owners.

  In addition, SBC has retained Georgeson & Company, Inc. and Ameritech has retained D.F. King & Co. to assist in the solicitation of proxies from their respective shareowners. The fees to be paid by SBC to Georgeson & Company, Inc. for such services will be equal to approximately $40,000, and the fees to be paid by Ameritech to D.F. King & Co. for such services will be equal to approximately $25,000 plus in each case reasonable out-of-pocket costs and expenses. SBC and Ameritech will each bear its own expenses in connection with the solicitation of proxies for the Special Meetings, except that SBC and Ameritech will share equally all expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing this Joint Proxy Statement/Prospectus and the Registration Statement.

  AMERITECH SHAREOWNERS SHOULD NOT SEND AMERITECH COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                 THE COMPANIES

SBC

  SBC is a holding company whose subsidiaries and affiliates operate predominantly in the communications services industry. SBC's subsidiaries and affiliates provide landline and wireless telecommunications services and equipment, directory advertising, publishing services and Internet access services. SBC's subsidiaries and affiliates provide landline telecommunications and related services in California, Texas, Missouri, Oklahoma, Kansas, Arkansas and Nevada and wireless telecommunications and related services principally in those states as well as in Illinois, Indiana, Maryland, Massachusetts, New York, Virginia, Washington, D.C. and West Virginia. SBC will also provide landline and wireless telecommunications and related services in Connecticut and wireless services in Rhode Island following the completion of the acquisition of SNET, if completed. SBC was incorporated under the laws of the State of Delaware in 1983.

  On January 4, 1998, SBC entered into an agreement to acquire SNET, which, as of and for the year ended December 31, 1997, had assets of $2.8 billion, shareholders' equity of $597 million and net income of $194 million. The acquisition of SNET is intended to qualify for "pooling of interests" accounting treatment, and is expected to close prior to the end of 1998. The Merger and the SNET acquisition are reflected in certain of the pro forma combined financial information presented herein.

  The mailing address of SBC's principal executive offices is 175 East Houston, San Antonio, Texas 78205-2233, and its telephone number is (210) 821-4105.

AMERITECH

  Ameritech is a holding company whose subsidiaries and affiliates operate predominantly in the communications services industry. Ameritech's subsidiaries and affiliates provide a wide range of communications services, including local and long distance, cellular, paging, security, cable TV, Internet access and directory publishing services. Ameritech's subsidiaries and affiliates provide landline and wireless telecommunications and related services in Illinois, Indiana, Michigan, Ohio and Wisconsin, wireless telecommunications and related services in Missouri, Minnesota and Hawaii, and security monitoring services in most of the United States' largest metropolitan areas. Ameritech also has significant investments in the European telecommunications industry with financial interests in 15 European countries.

  The mailing address of Ameritech's principal executive offices is 30 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is 1-800-257-0902.

MERGER SUB

  Merger Sub, a wholly-owned subsidiary of SBC, was formed by SBC solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is 175 East Houston, San Antonio, Texas 78205-2233 and its telephone number is (210) 821-4105.

                                  THE MERGER

  This section of this Joint Proxy Statement/Prospectus describes certain aspects of the Merger. To the extent that it relates to the Merger Agreement, the following description sets forth the material provisions of the Merger Agreement, but does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All shareowners of SBC and Ameritech are urged to read the Merger Agreement in its entirety.

GENERAL

  The Merger Agreement provides for a business combination between SBC and Ameritech pursuant to which, subject to the satisfaction or waiver of the conditions therein, at the Effective Time, Merger Sub will be merged with and into Ameritech, and Ameritech will thereby become a wholly-owned subsidiary of SBC in a transaction which is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes and which will be treated as a tax free "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes. As a consequence of the Merger, each share of Ameritech Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Ameritech Common Stock) will be converted into and become exchangeable for the Merger Consideration. Based on the closing price per share of SBC Common Stock on the NYSE on October 14, 1998 of $43.375, giving effect to the Exchange Ratio, the implied per share value of Ameritech Common Stock was $57.0815 as of such date. The closing price per share of Ameritech Common Stock on the NYSE on October 14, 1998 was $50.5625. Each share of SBC Common Stock issued in the Merger will have attached thereto the appropriate number of SBC Rights or SBC Substitute Rights in the event that SBC Rights or SBC Substitute Rights are attached to the outstanding shares of SBC Common Stock when such shares are issued pursuant to the Merger Agreement. Each outstanding share of SBC Common Stock will remain outstanding and unaffected by the Merger. As a result of the Merger, holders of Ameritech Common Stock immediately prior to the Effective Time will own approximately 44% of the SBC Common Stock (based on the number of shares of SBC Common Stock and Ameritech Common Stock outstanding as of October 13, 1998 and on the Exchange Ratio, but not including any shares of SBC Common Stock to be issued in the SNET acquisition).

  The SBC Rights Agreement and the SBC Rights are scheduled to expire by their terms on the SBC Rights Expiration Date. As of the date of this Joint Proxy Statement/Prospectus, SBC has not determined whether it will enter into a new rights agreement which would have the effect that the SBC Rights currently outstanding under the SBC Rights Agreement would continue to be outstanding after the SBC Rights Expiration Date. If the SBC Rights or SBC Substitute Rights are outstanding at the time shares of SBC Common Stock are issued pursuant to the Merger Agreement, the appropriate number of SBC Rights or SBC Substitute Rights will be attached to such shares of SBC Common Stock. If no such rights are outstanding at the time shares of SBC Common Stock are issued pursuant to the Merger Agreement, no rights will be attached to such shares of SBC Common Stock.

  No fractional shares of SBC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Ameritech Common Stock who would otherwise have been entitled to receive a fractional share of SBC Common Stock in the Merger will be entitled to receive, in lieu thereof, an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the closing price of a share of SBC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

BACKGROUND OF THE MERGER

  Prior to the passage of the Telecommunications Act, Mr. Notebaert and the Ameritech Board began considering strategic alternatives to better position Ameritech in the changing telecommunications industry, including possible acquisitions, combinations, joint ventures or other alliances with other large telecommunications carriers. During the two years leading up to the execution of the Merger Agreement, Mr. Notebaert and other members of Ameritech's senior management together with, among others, Goldman Sachs, identified and reviewed various strategic alternatives. Although Ameritech considered certain of these alternatives, none were pursued beyond exploratory discussions due to strategic, financial and/or regulatory considerations.

  During a meeting on February 24, 1998, Edward E. Whitacre, Jr., Chairman of the Board and Chief Executive Officer of SBC, and Mr. Notebaert discussed the possibility of a combination of the respective businesses of SBC and Ameritech, including possible structures for such a combination. At a March 18, 1998 meeting of the Ameritech Board, Mr. Notebaert reported briefly on his preliminary discussion with Mr. Whitacre. On March 24, 1998, Mr. Whitacre and Mr. Notebaert met for further discussions. By the conclusion of this meeting, their discussions had focused on the possibility of an exchange of SBC Common Stock for Ameritech Common Stock that would provide a premium to Ameritech shareowners. During the course of that meeting, Mr. Whitacre and Mr. Notebaert generally discussed how such a premium might be calculated, but deferred any detailed discussions until their respective management teams could be assembled to further explore the feasibility of a potential combination.

  Thereafter, Mr. Whitacre asked James S. Kahan, Senior Vice President-- Corporate Development of SBC, to assemble a small team of SBC representatives to work with a small group of Ameritech representatives in evaluating a potential combination. Mr. Notebaert requested that Mr. Shaffer, Kelly R. Welsh, Executive Vice President and General Counsel of Ameritech, and Ali Shadman, Vice President of Corporate Strategy and Business Development of Ameritech, represent Ameritech in evaluating the feasibility of a possible combination with SBC.

  On April 8, 1998, SBC and Ameritech entered into a confidentiality and non-disclosure agreement governing their exchange of confidential information.

  Beginning in early April, representatives of SBC met with representatives of Ameritech to discuss various aspects of a potential combination. During the week of April 13, 1998, SBC began to involve its outside financial and legal advisors. At a meeting of the Ameritech Board on April 15, 1998, Ameritech management presented preliminary information and its views regarding the possibility of a transaction with SBC. Thereafter, on April 21, 1998, Mr. Notebaert and Mr. Whitacre met and determined, based on the information that had been exchanged and reviewed, that there appeared to be sufficient mutual interest in a potential combination to continue discussions.

  The Ameritech Board met again on April 22, 1998 to consider additional information with respect to a possible combination with SBC. At that meeting, Mr. Notebaert reported on his meeting the previous day with Mr. Whitacre and updated the Ameritech Board concerning the discussions that had taken place regarding various issues, including a potential range of market premiums for Ameritech's shareowners being considered and the proposed transaction structure, as well as post-combination corporate governance, management and employee retention issues. At the conclusion of such meeting, the Ameritech Board authorized further exploration of such a transaction, with the assistance of outside financial and legal advisors. On April 24, 1998 the SBC Board met and discussed a possible combination with Ameritech. At the conclusion of this meeting, SBC management represented to the SBC Board that they would continue discussing such a combination with Ameritech.

  Beginning on April 28, 1998, representatives of SBC and Ameritech began conducting mutual due diligence reviews in Chicago and in San Antonio. These reviews continued throughout the first ten days of May. On April 29, 1998, representatives of SBC and Ameritech met in San Antonio to discuss the terms of a draft Merger Agreement. Negotiations regarding the Merger and the terms of the draft Merger Agreement continued on a daily basis between April 29th and the early morning hours of May 10th, and focused primarily on (i) a mutually agreeable exchange ratio (ii) the restrictions on each party's ability to contact and engage in discussions with other potential acquirors,
(iii) the actions that the companies would be prohibited from taking prior to the Effective Time, without the consent of the other company, (iv) the provisions for termination of the Merger Agreement, (v) the circumstances under which a Termination Fee would be payable and the amount of such fee and
(vi) regulatory considerations relating to the proposed Merger.

  On May 6, 1998, the Ameritech Board met to discuss various aspects of the proposed merger. Members of Ameritech's senior management discussed their views and analyses of various aspects of the proposed transaction. Representatives of Goldman Sachs presented an analysis of the financial terms of the proposed transaction, and representatives from Ameritech's legal advisors outlined the terms of the Merger Agreement and the Ameritech Board's legal duties and responsibilities. In connection with those presentations and analyses, the Ameritech Board reviewed and considered, among other things, the following matters: a tentative fixed exchange ratio; the synergistic benefits expected to be derived from the Merger and the business reasons in support of those benefits; industry trends and marketplace expectations involving the integrated, global delivery of telecommunications products and services; the regulatory review process and its anticipated requirements and timing; the principal terms of the draft Merger Agreement; and the other matters described under "--Reasons for the Merger; Recommendations of the Boards of Directors-- Ameritech" and "--Opinions of Financial Advisors--Ameritech." The Ameritech Board authorized representatives of Ameritech to continue negotiating with SBC and determined that it would convene again on May 10, 1998 to consider further the possible transaction with SBC.

  On May 7, 1998, the SBC Board met to discuss the terms of the proposed merger. Members of SBC's senior management and representatives of SBC discussed with the SBC Board their views and analyses of the proposed transaction and representatives of Salomon Smith Barney made a presentation on the financial aspects of the proposed transaction. The SBC Board reviewed and considered, among other things, the matters described under "--Reasons for the Merger; Recommendations of the Boards of Directors--SBC" and "--Opinions of Financial Advisors--SBC" which included the terms of the Merger Agreement, the matters discussed with Salomon Smith Barney and the prospects for the combined company. The SBC Board also discussed the various matters that were still being negotiated. At the conclusion of this meeting, a meeting of the SBC Board was scheduled for May 10, 1998 to consider approving a merger with Ameritech.

  The parties continued to negotiate following the mid-week meetings of the Ameritech Board and the SBC Board and in the early morning hours of May 10, 1998 the negotiators for each company reached an agreement which they were prepared to recommend to their respective Boards of Directors. Later that morning, the Ameritech Board met with representatives of Ameritech and its outside advisors to discuss the final terms of the Merger Agreement, including, among other things, the Exchange Ratio and its relation to the current stock prices for each company. At this meeting, Goldman Sachs delivered its opinion to the Ameritech Board to the effect that, as of the date of such meeting, the Exchange Ratio was fair from a financial point of view to holders of Ameritech Common Stock. After deliberation, the Ameritech Board unanimously approved the Merger Agreement.

  The SBC Board met in the afternoon on May 10, 1998 with representatives of SBC and its outside advisors to further discuss the terms of the Merger Agreement. At this meeting, Salomon Smith Barney delivered its opinion to the SBC Board to the effect that, as of the date of such meeting, the Exchange Ratio was fair from a financial point of view to SBC. After deliberation, the SBC Board unanimously (with one director absent) authorized and approved the Merger Agreement, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement.

  Thereafter, the Merger Agreement was executed on May 10, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

 SBC

  In reaching its conclusion to approve the Merger Agreement and the Merger and recommend that shareowners of SBC vote FOR approval of the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, the SBC Board concluded that over time the Merger was likely to increase the value of shares of SBC Common Stock over what that value would have been had SBC not agreed to the Merger and that the opportunities created by the Merger to increase such value more than offset the risks inherent in the Merger. In reaching this conclusion, the SBC Board considered the following benefits that it believes will be derived from the Merger:

 . Creation of a Global Telecommunications Company. The Merger will create a global telecommunications company that will be better positioned to compete in local, national and international markets. The SBC Board and SBC's management believe that over the course of the next several years as a result of the rapid changes taking place in the telecommunications industry, the telecommunications industry will be comprised of a limited number of integrated global operators and a large number of regional, niche and local competitors. The Merger is intended to position the combined entity to be a successful global operator in this environment.

 . The "National-Local" Strategy. The SBC Board and SBC's management believe that the Merger will provide the resulting entity with the scope, scale, management and "critical mass" of resources to permit it to pursue and implement successfully a strategy that focuses on the local exchange market on a national basis. In furtherance of this national-local strategy, the combined company would be positioned to enter, following the receipt of applicable regulatory approvals which are expected to be obtained within three years, 30 U.S. markets outside its traditional local telephone region, including New York, Baltimore/Washington, Boston, Atlanta, Denver, Miami, Phoenix and Seattle, offering an integrated bundle of local exchange, long distance, cellular, Internet and high-speed data services to large, medium and small businesses and residential consumers, thereby providing customers with a competitive alternative to existing service providers. To implement this strategy, SBC will be required to obtain certificates to act as a competitive local exchange carrier in all states in which it intends to function in such capacity. Based on SBC's experience in building voice and data switching architecture, SBC anticipates that in order to expand its services to the 30 markets outside its traditional local telephone region, capital expenditures may be up to approximately $2.5 billion in the ten years following consummation of the Merger. It is expected that the resulting entity would serve customers in the top 50 U.S. markets (i.e., 30 markets outside of the traditional service territories of SBC,

  Ameritech and SNET and 20 markets inside those territories) and that the resulting entity would use those 50 markets as a platform to develop a truly national, state-of-the-art voice and data network and ultimately to interconnect that national network with those of its international investments and operations to create an international network permitting it to "follow" communications traffic and serve its customers globally. SBC estimates that this national-local strategy has the potential of making a positive contribution to SBC's financial results in the fourth year after consummation of the Merger, with the potential of adding $2.0 billion in revenue in the fifth year after consummation of the Merger and $7.0 billion in revenue and $900 million in net income in the tenth year after consummation of the Merger.

 . Synergistic Benefits Resulting from the Merger. The SBC Board and SBC's management believe that the Merger will result in significant opportunities for cost savings, revenue growth, technological development and other synergistic benefits. Economies of scope and scale, the elimination of duplicative expenditures and the consistent use of the best practices of SBC, Ameritech and SNET in cost control and product offerings are expected to enable the combined company to realize significant cost savings and revenue enhancements. SBC estimates that these potential synergies could increase otherwise estimated net income by $1.4 billion annually and that 90% of such synergies could be achieved by the third full year following consummation of the Merger. The estimated annual pre-tax synergies are expected to be derived from $1.2 billion in potential expense savings, including expense savings resulting from elimination of redundant administrative functions, increased scale and the adoption of "best practices"; $750 million in potential additional revenue synergies, including revenue enhancements resulting from increased use of residential vertical features, additional residential telephone lines, increased caller ID penetration, and increased use of the directory business; and $300 million in potential combined future long distance synergies. Additionally, the Merger also provides the opportunity to reduce annual capital expenditures by $250 million annually in three years, including through procurement savings. It is anticipated that the expense savings will primarily come from SBC's operations in Texas, Missouri, Oklahoma, Kansas, Arkansas and areas outside its traditional local telephone region while the revenue synergies will primarily come from Ameritech's operations. All of the preceding estimates of synergistic benefits are exclusive of the national-local strategy effects described above.

 . Geographic Diversification. As a result of the Merger, SBC will be more geographically diverse. Its geographic region would include the combined traditional 13 state region of SBC, Ameritech and SNET, as well as complementary international operations and investments in, among other locations, Mexico, South Africa, France, Belgium, Denmark, Norway, Switzerland and Hungary. This increased geographic diversification will reduce the resulting entity's exposure to changes in economic, competitive and political conditions in any given geographic area in which it operates, as compared to the exposure that either SBC or Ameritech would have in the absence of the Merger.

 . International Investment and Expansion. The Merger would expand SBC's international investments, especially in Europe. This increased investment will facilitate continuation of SBC's strategy of deploying key telecommunications infrastructures in high-traffic areas around the world.

 . Employees. A strong management team, drawn from the experienced management of both companies, should permit the new entity to become a global communications company, to achieve synergistic benefits and to implement successfully its strategies, including the national-local strategy.

  The SBC Board weighed these advantages and opportunities against the following risks associated with the Merger:

 . the challenges inherent in the combination of two business enterprises of the size and scope of SBC and Ameritech and the possible resulting diversion of management attention for an extended period of time;

 . the likelihood that the competitiveness of the local exchange business will increase due to the entrance of additional competitors or to strategic or product initiatives by existing competitors which could occur in the absence of a Merger, but the effect of which could be exacerbated by the Merger;

 . the additional complexity of satisfying the FCC standards for permission to provide long distance service as a result of being a larger company; and

 . the fact that, excluding special transition and integration charges and assuming that the Merger is consummated in the second half of 1999, the Merger (including anticipated synergies) is expected to be dilutive to SBC's otherwise anticipated stand alone earnings per share in 2000 and 2001 by approximately 7% and 3%, respectively (which is calculated based on SBC's management's earnings per share estimates for SBC and Ameritech for 2000 and 2001, the approximate number of shares of SBC Common Stock expected to be outstanding immediately prior to the Merger (assuming completion of the SNET acquisition), the approximate number of shares of Ameritech Common Stock expected to be outstanding immediately prior to the Merger and the Exchange Ratio).

  In reaching the determination that the terms of the Merger were fair to and in the best interests of SBC and its shareowners, the SBC Board also considered a number of additional factors, including its management's knowledge of Ameritech's business and its management's reports concerning the results of its due diligence investigation of Ameritech, the terms of the Merger Agreement, the historical and current market prices of Ameritech Common Stock, the presentation of SBC's financial advisor, Salomon Smith Barney, and the written opinion of Salomon Smith Barney to the effect that the Exchange Ratio is fair from a financial point of view to SBC.

  The foregoing discussion of the information and material factors which were given weight by the SBC Board is not intended to be exhaustive. The SBC Board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. The SBC Board, however, unanimously (with one director absent) authorized and approved the Merger Agreement, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement.

  THE SBC BOARD UNANIMOUSLY RECOMMENDS THAT SBC SHAREOWNERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

 Ameritech

  The Ameritech Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Ameritech and its shareowners.

  In reaching its decision to approve the Merger Agreement and recommend that Ameritech shareowners vote for adoption of the Merger Proposal, the Ameritech Board concluded that the Merger would afford the opportunity to accelerate the delivery of shareowner value and create a combined enterprise which would be better positioned to accomplish Ameritech's growth strategies and participate in the rapidly evolving and expanding global communications marketplace. The Ameritech Board considered a number of factors in reaching this conclusion, including the following:

  Exchange Ratio and Transaction Structure. The Ameritech Board considered the relationship of the Exchange Ratio to the historical market prices for Ameritech Common Stock, including the fact that the Exchange Ratio would provide a premium of approximately 27% to Ameritech shareowners based on the closing per share sale prices on the NYSE of Ameritech Common Stock and SBC Common Stock on May 8, 1998, the last trading day prior to the announcement of the Merger. The Ameritech Board also viewed favorably the form of the Merger Consideration and the structure of the Merger, which permit Ameritech shareowners to exchange, on a tax-free basis, outstanding shares of Ameritech Common Stock for registered shares of SBC Common Stock representing approximately 44% of the total outstanding equity of SBC (based on the number of outstanding shares of SBC Common Stock outstanding as of May 8, 1998, without giving effect to the SNET acquisition). Ameritech shareowners can thereby retain a significant aggregate equity interest in the combined enterprise and the related opportunity to share in its future growth. In reaching its conclusions, the Ameritech Board considered, among other things, the various analyses and reports of its financial advisors and the opinion of its financial advisor described below as to the fairness, from a financial point of view, of the Exchange Ratio to Ameritech's shareowners. See "--Opinions of Financial Advisors--Ameritech."

  Combined Best Practices and Other Synergistic Benefits. The Ameritech Board considered the opportunity presented by the Merger for two well-regarded, profitable companies to integrate and apply as best practices across the combined enterprise their complementary business strengths, including those relating to revenue enhancement, asset management, capital allocation, cost control, operational and engineering practices, marketing programs and product offerings. The Ameritech Board also considered management's view that the Merger would create opportunities for revenue growth, economies of scope and scale (including the greater purchasing scale of the combined enterprise), elimination of duplicative expenditures, joint technological development and other synergistic benefits in which Ameritech shareowners would be able to participate as shareowners of SBC following the Merger. The Ameritech Board concluded that the cost and operating synergies expected to be achievable as a result of the Merger would not be available to Ameritech on its own. In addition, the Ameritech Board considered the demonstrated ability of SBC's management to successfully integrate and obtain synergistic benefits from previous SBC acquisitions, most notably SBC's acquisition of Pacific Telesis Group.

  Competitive Scope and Scale. The Ameritech Board considered the opportunity afforded by the merger of two companies with a shared strategic vision to create a combined enterprise with the scale, scope and financial, technological, management and operational resources to take greater advantage of rapid growth and change in the global communications marketplace than would have been achievable by Ameritech alone. The Ameritech Board considered the importance of scale, scope, market position and financial and other resources in accelerating and achieving the execution of Ameritech's growth strategies and in better serving customers through offering a broad, integrated package of products and services on a cost-effective basis. The Ameritech Board also considered that recent consolidation in the telecommunications industry may continue or accelerate, leading to the formation of a limited number of global industry leaders.

  Expanded Geographic Coverage; Complementary International Presence. As a result of the Merger, the combined enterprise would be more geographically diversified, both domestically and internationally, through the complementary investments and operations of Ameritech and SBC in Belgium, Denmark, Hungary, Mexico, South Africa and fourteen other countries on five continents. The Ameritech Board considered management's view that this extended reach would provide opportunities for the resulting entity to meet the needs of national and international customers for integrated communications services across a broader geographic base. The Ameritech Board also considered the opportunity for the combined company's expanded platform in key communications and information markets to position it to maximize future growth opportunities, both domestically and internationally.

  Potential Risks. The Ameritech Board considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the Merger. Such risks included the potential diversion of management resources from operational matters and the opportunity costs associated with the proposed Merger during an extended regulatory review process. In weighing this factor, however, the Ameritech Board considered the flexibility afforded by the interim operating covenants in the Merger Agreement, relating, for example, to acquisitions, divestitures, capital expenditures, indebtedness and continued regular dividend payments. See "--Certain Covenants." Other risks considered by the Ameritech Board included the possibility that: (i) despite the historical performance of SBC Common Stock and the historical relationship of its market price to that of Ameritech Common Stock, the value of the Merger Consideration received by Ameritech shareowners in the Merger (which is determined by a fixed exchange ratio) may diminish prior to the Effective Time if the market value of SBC Common Stock declines during the period prior to the Effective Time; (ii) the synergistic benefits expected from the Merger may be more difficult to achieve than anticipated; and (iii) the Merger ultimately may not be consummated as a result of material adverse conditions imposed by regulatory authorities or otherwise. In the judgment of the Ameritech Board, however, these potential risks were more than offset by the potential benefits of the Merger discussed above.

  Additional Considerations. In the course of its deliberations on the Merger, the Ameritech Board received and evaluated reports, analyses and presentations from members of Ameritech's senior management and from Ameritech's financial, legal, accounting and tax advisors on various business and financial matters, including comparative information on peer companies and combinations of telecommunications companies and information on the results of the due diligence investigations of SBC. Additional factors considered by the Ameritech Board in determining whether to approve the Merger Agreement included: (i) information concerning the financial performance and condition, operations, cash flows and business plans and prospects of each company, and the projected future performance of Ameritech as a separate entity and of Ameritech and SBC on a combined basis; (ii) the current and historical market prices of Ameritech Common Stock and SBC Common Stock; (iii) the opinion of Ameritech's financial advisor, described below, as to the fairness, from a financial point of view, of the Exchange Ratio to Ameritech's shareowners;
(iv) the improbability of an alternative transaction that would yield a superior value to Ameritech shareowners; (v) the terms and conditions of the Merger Agreement; (vi) the current industry, economic and marketplace conditions and trends; (vii) the likelihood and anticipated timing of receipt of required regulatory approvals, the possible divestiture of certain overlapping wireless properties and the potential effect of the pendency of the Merger on existing regulatory proceedings involving Ameritech and its subsidiaries; (viii) labor relations at each of the companies; (ix) SBC's expressed commitments to continue, following the consummation of the Merger, Ameritech's historic levels of charitable contributions and community activities and support economic development and education in Ameritech's region consistent with Ameritech's established commitments in these areas; and
(x) the expressed intention of SBC to provide job opportunities through business growth and to avoid net reductions in employment levels within Ameritech's traditional local exchange regions as a result of the Merger, as well as various SBC commitments in the Merger Agreement with respect to contractual benefit obligations and compensation and benefit plans of the Surviving Corporation. See "--Opinions of Financial Advisors--Ameritech" and "--Employee Benefits."

  The foregoing discussion of the information and factors considered by the Ameritech Board is not intended to be exhaustive, but is believed to include all material factors considered by the Ameritech Board. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Ameritech Board did not consider it practical to, and did not, quantify or otherwise assign relative weights to the factors it considered in reaching its determination, and individual directors may have given different weights to different factors.

  THE AMERITECH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT AMERITECH SHAREOWNERS VOTE FOR ADOPTION OF THE MERGER PROPOSAL.

OPINIONS OF FINANCIAL ADVISORS

 SBC

  At the meeting of the SBC Board held on May 10, 1998, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the Exchange Ratio was fair to SBC from a financial point of view. No limitations were imposed by the SBC Board upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY, DATED MAY 10, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED BY REFERENCE HEREIN. HOLDERS OF SBC COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with rendering its opinion, Salomon Smith Barney reviewed certain publicly available information concerning SBC and Ameritech and certain other financial information concerning SBC and Ameritech, including financial forecasts, that were provided to Salomon Smith Barney by SBC and Ameritech, respectively. Salomon Smith Barney discussed with certain officers and employees of SBC and Ameritech, respectively, the past and current business operations and financial conditions of SBC and Ameritech as well as other matters it believed relevant to its inquiry, including the regulatory approvals that would be required to consummate the Merger (including, among other things, regulatory approvals required because of the deemed transfer of control of certain FCC licenses from Ameritech to SBC and requirements of various state PUCs and other state regulatory authorities, see "--Certain Regulatory Filings and Approvals"). Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

  In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the financial and other information (including information relating to the regulatory approvals required to consummate the Merger) reviewed by Salomon Smith Barney, and it did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of SBC and Ameritech, Salomon Smith Barney assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of SBC and Ameritech as to the future financial performance of SBC or Ameritech, respectively, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Salomon Smith Barney also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. Salomon Smith Barney did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of SBC or Ameritech.

  Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the date thereof. Salomon Smith Barney's opinion does not imply any conclusion as to the trading range for SBC Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney's opinion does not address SBC's underlying business decision to effect the Merger. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to SBC and does not constitute a recommendation by Salomon Smith Barney concerning how holders of SBC Common Stock should vote with respect to the transactions contemplated by the Merger Agreement.

  The material portions of the analyses which were performed by Salomon Smith Barney in connection with its opinion dated May 10, 1998 are summarized below.

    (i) Historical Stock Price Performance. Salomon Smith Barney reviewed the relationship between movements in the closing prices of Ameritech Common Stock and SBC Common Stock with the Salomon Smith Barney RHBC (as defined below) Index (excluding Ameritech and SBC, as appropriate) and the Standard & Poor's Composite Average for the period from January 2, 1997 through May 1, 1998, the trading volume and price history of Ameritech Common Stock for the period from January 2, 1997 through May 1, 1998 and the trading volume and price history of SBC Common Stock for the period from January 2, 1997 through May 1, 1998.

    (ii) Historical Exchange Ratio Analysis. Salomon Smith Barney also reviewed the relationship between the daily closing prices of SBC Common Stock and Ameritech Common Stock during the period from January 2, 1997 through May 4, 1998 and the implied historical exchange ratios determined by dividing the price per share of Ameritech Common Stock by the price per share of SBC Common Stock (the "Historical Exchange Ratio") over such period. Salomon Smith Barney calculated that during this period the Historical Exchange Ratio ranged from a high of 1.191 to a low of 1.004 with an average of 1.112. The Exchange Ratio is 1.316.

    (iii) Comparative Premium Analysis. Salomon Smith Barney noted that if the Merger had closed on May 4, 1998, SBC would have paid a 28.2% premium to the Ameritech Common Stock May 1, 1998 closing price, a 30.0% premium to the one-week historical average closing price per share of Ameritech Common Stock and a 24.0% premium to the three-month historical average closing price per share of Ameritech Common Stock, in the latter two cases with respect to the period ended May 1, 1998. Salomon Smith Barney compared these implied premiums to the implied premiums for similar periods prior to public announcement in the following comparable transactions: Qwest Communications International Inc.'s pending acquisition of LCI International, Inc., SBC's pending acquisition of SNET, WorldCom Inc.'s pending acquisition of MCI, WorldCom, Inc.'s acquisition of Brooks Fiber Properties, Inc., WorldCom Inc.'s acquisition of MFS Communications Co. and SBC's acquisition of Pacific Telesis Group. The median premiums in such transactions were 35.5% to the previous trading day closing price, 39.1% to the prior one-week historical average closing price and 47.0% to the prior three-month historical average closing price per share. Salomon Smith Barney noted that the premiums paid, assuming the Merger had closed on May 4, 1998, would be consistent with those paid in the comparable transactions discussed above.

    (iv) Ameritech Segmented Public Market Analysis. Salomon Smith Barney arrived at a range of values for Ameritech by separately valuing its telecommunications business segment ("Ameritech Telco"), domestic cellular segment ("Ameritech Cellular"), domestic PCS business segment ("Ameritech PCS"), directory/publishing business segment ("Ameritech Publishing") its other business segments, including paging, security monitoring, video, leasing segments and international investments (collectively,"Ameritech Other Assets") and aggregating the values determined for the various business segments. Salomon Smith Barney utilized a public market analysis in valuing these business segments. Public market analysis assesses a segment's operating performance and outlook relative to a group of publicly traded peer companies to determine an implied unaffected market trading value. No company used in the public market analyses described below is identical to the comparable business segment of Ameritech. Accordingly, an examination of the results of analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the business segments and other facts that could affect the public trading value of the companies to which they are being compared.

   Ameritech Telco

    Salomon Smith Barney compared certain financial information of Ameritech Telco with two groups of companies that Salomon Smith Barney believed to be appropriate for comparison. The first group, which Salomon Smith Barney believed was more closely comparable to Ameritech Telco, included Bell Atlantic Corp., BellSouth Telecommunications, Inc., SBC, USWest, Inc. and GTE Corporation (the "RBHCs"). The second group, which Salomon Smith Barney believed was somewhat less comparable to Ameritech Telco, included Aliant Communications Inc., ALLTEL Corp., Century Telephone Enterprises, Inc., Cincinnati Bell Inc. and SNET (the "Independent Telcos"). The financial and valuation data for the comparable companies were adjusted by Salomon Smith Barney to estimate the financial and valuation characteristics of pure "stripped wireline" telecommunications companies. Salomon Smith Barney reviewed the multiples of firm value to 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") represented by the trading prices of the RBHCs as of May 1, 1998, which ranged from 6.2x to 8.2x, with a mean of 7.0x and a median of 6.7x, and the comparable multiples for the Independent Telcos, which ranged from 6.5x to 8.2x, with a mean of 7.4x and a median of 7.3x. Using this information and other factors relevant in the valuation of Ameritech Telco, Salomon Smith Barney determined a valuation range for Ameritech Telco of approximately $33.6 billion to $38.7 billion.

   Ameritech Cellular

    Salomon Smith Barney compared certain financial information of Ameritech Cellular with the following group of companies that Salomon Smith Barney believed to be appropriate for comparison: AirTouch Communications Inc., Centennial Cellular Corp., PriCellular Corporation, United States Cellular Corp., Vanguard Cellular Systems Inc. and 360(degrees) Communications Company (the "Cellular Comparable Companies"). Salomon Smith Barney reviewed the multiples of firm value to the latest twelve months ("LTM") EBITDA represented by the trading prices of the Cellular Comparable Companies, which ranged from 11.3x to 19.0x, with a mean of 14.4x and a median of 13.9x. Using this information and other factors relevant in the valuation of Ameritech Cellular, such as the relative penetration levels, margins and growth rates of Ameritech Cellular, Salomon Smith Barney determined a valuation range for Ameritech Cellular of approximately $4.0 billion to $4.5 billion.

   Ameritech PCS

    Salomon Smith Barney compared certain financial information of Ameritech PCS, including certain operating and financial data reflecting the relative stage of development of Ameritech PCS, with the following group of companies that Salomon Smith Barney believed to be appropriate for comparison: Aerial Communications Inc., Omnipoint Corp., Powertel Inc., Western Wireless Corp. and Nextel Communications Inc. (the "PCS Comparable Companies"). Salomon Smith Barney reviewed the multiples of firm value to the number of adjusted "population equivalents" ("POPs") represented by the trading prices of the PCS

  Comparable Companies, which resulted in a range of $42 to $60 per POP. Using this information and other factors relevant in the valuation of Ameritech PCS, such as the relative amount of spectrum and of fixed assets of Ameritech PCS, Salomon Smith Barney determined a valuation range of Ameritech PCS of approximately $288 million to $370 million.

   Ameritech Publishing

    Salomon Smith Barney compared certain financial information of Ameritech Publishing, including certain operating and financial data reflecting Ameritech Publishing's relative performance, with the following group of companies that Salomon Smith Barney believed to be appropriate for comparison: Central Newspapers Inc., Dow Jones & Company, Inc., Gannett Co., Knight-Ridder, Inc., McClatchy Newspapers Inc., The New York Times Company, Tribune Company, The Times Mirror Company, The Washington Post Company, Hollinger International Inc. and Lee Enterprises, Incorporated (the "Publishing Comparable Companies"). Salomon Smith Barney reviewed the multiples of firm value to LTM EBITDA represented by the trading prices of the Publishing Comparable Companies, which ranged from 7.2x to 13.9x, with a mean of 10.5x and a median of 10.3x. Using this information and other factors relevant in the valuation of Ameritech Publishing, such as the relative margins and growth rates of Ameritech Publishing, Salomon Smith Barney determined a valuation range for Ameritech Publishing of approximately $5.5 billion to $6.8 billion.

   Ameritech Other Assets

    Salomon Smith Barney compared certain financial information of certain of the businesses comprising Ameritech Other Assets with groups of companies that Salomon Smith Barney believed were appropriate for comparison. In addition, Salomon Smith Barney valued certain domestic and international minority investments, including, without limitation, investments in Belgacom SA, MATAV Rt., Tele Danmark A/S, and NetCom asa, based on the trading prices of such entities. These analyses resulted in a valuation range for Ameritech Other Assets of approximately $10.0 billion to $10.9 billion.

   Total Ameritech Public Market Valuation

    By combining the stand-alone valuations for Ameritech Telco, Ameritech Cellular, Ameritech PCS, Ameritech Publishing and Ameritech Other Assets described above and making certain adjustments for debt, preferred securities of subsidiaries, cash and cash equivalents, investments (other than those included in Ameritech Other Assets) and option proceeds, this analysis resulted in a valuation range for Ameritech's aggregate equity of approximately $44.1 billion to $52.2 billion, or $39.70 to $46.91 per share based on the number of fully diluted shares of Ameritech Common Stock as of May 1, 1998. The foregoing analysis does not reflect the revenue, expense and capital expenditure synergies believed to be achievable by SBC following the consummation of the Merger, which synergies have been analyzed as described in clause (ix) below.

    (v) Ameritech Segmented Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis based on projected earnings and capital requirements and the subsequent cash flows generated by the business segments of Ameritech. Salomon Smith Barney derived ranges of firm values for Ameritech's business segments based upon the aggregate present value of each segment's eleven-year stream (to 2008) of projected cash flows (without giving effect to the Merger). In general, the growth rates for each segment's projected cash flow for the years from 2009 to 2017 were reduced or increased to reach the assumed 2017 perpetuity growth rate. For Ameritech Telco (which excludes long distance), Salomon Smith Barney applied discount rates reflecting a weighted average cost of capital ("WACC") ranging from 8.75% to 9.75% and perpetuity growth rates ranging from 2.00% to 3.00%, which resulted in a valuation range for Ameritech Telco of approximately $42.5 billion to $46.2 billion. For the Ameritech long distance business segment, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 10.50% to 11.50% and perpetuity growth rates ranging from 2.50% to 3.50%, which resulted in a valuation range for Ameritech long distance of approximately $3.2 billion to $3.6 billion. For the segment consisting of Ameritech Cellular along with Ameritech's paging business, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 10.00% to 11.00% and perpetuity growth rates ranging from 2.50% to 3.50%, which resulted in a valuation range for such segment and Ameritech's paging business of approximately $6.4 billion to $6.9 billion. For Ameritech PCS, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 12.50% to 13.50% and perpetuity growth rates ranging from 2.50% to 3.50%, which resulted in a valuation range for Ameritech PCS of approximately $366 million to $434 million. For Ameritech Publishing, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 9.00% to 10.00% and perpetuity growth rates ranging from 1.00% to 2.00%, which resulted in a valuation range for Ameritech Publishing of approximately $6.1 billion to $6.6 billion. For the Ameritech security monitoring segment, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 10.50% to 11.50% and perpetuity growth rates ranging from 3.00% to 4.00%, which resulted in a valuation range for the Ameritech security monitoring segment of approximately $1.9 billion to $2.1 billion. For the other business segments and assets of Ameritech, including, without limitation, the leasing business segment, the international equity positions and corporate overhead, Salomon Smith Barney derived a range of net values based on other valuation methodologies discussed above under "Ameritech Segmented Public Market Analysis" of approximately $5.1 billion to $5.5 billion. By combining the stand-alone discounted cash flow valuations for the business segments described above and making certain adjustments for debt, preferred securities of subsidiaries, cash and cash equivalents, investments, option proceeds and minority investments in Ameritech Cellular, this analysis resulted in a valuation range for Ameritech's equity value of approximately $55.4 billion to $60.9 billion, or $49.80 to $54.79 per share based on the number of fully-diluted shares of Ameritech Common Stock as of May 1, 1998. The foregoing analysis does not reflect the revenue, expense and capital expenditure synergies believed to be achievable by SBC following the consummation of the Merger, which synergies have been analyzed as described in clause (ix) below.

    (vi) Consolidated Public Market Comparison. Salomon Smith Barney compared the price to earnings per share multiples ("P/E Multiples") of SBC and Ameritech with the P/E Multiples of the RBHCs. The P/E Multiples of the RHBCs ranged from 19.9x to 22.8x based on 1997 EPS, with a median of 20.7x, from 17.9x to 20.4x based on 1998 analysts' estimated EPS, with a median of 19.0x, and from 16.3x to 18.4x based on 1999 analysts' estimated EPS, with a median of 17.1x. The P/E Multiples for Ameritech were 20.3x, 18.1x and 16.8x based on 1997 EPS, 1998 estimated EPS and 1999 estimated EPS (based on First Call estimates), respectively, representing a discount to the RBHCs median of 1.8%, 4.6% and 1.7% for such periods, respectively. The P/E Multiples for SBC were 23.9x, 20.4x and 18.1x based on 1997 EPS, 1998 estimated EPS and 1999 estimated EPS (based on First Call estimates), respectively, representing a premium to the RHBCs median of 15.2%, 7.3% and 6.1% for such periods, respectively.

    (vii) SBC Segmented Public Market Analysis. Salomon Smith Barney arrived at a range of values for SBC by separately valuing its telecommunications business segment ("SBC Telco"), domestic cellular segment ("SBC Cellular"), domestic PCS business segment ("SBC PCS"), directory/publishing business segment ("SBC Publishing") and its other business segments, including domestic video businesses, Nevada

  Bell, SNET and international investments (collectively, "SBC Other Assets") and aggregating the values determined for the various business segments. Salomon Smith Barney utilized a public market analysis in valuing these business segments. Public market analysis assesses a segment's operating performance and outlook relative to a group of publicly traded peer companies to determine an implied unaffected market trading value. No company used in the public market analyses described below is identical to the comparable business segment of SBC. Accordingly, an examination of the results of analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the business segments and other facts that could affect the public trading value of the companies to which they are being compared.

    SBC Telco

    Salomon Smith Barney compared certain financial information of SBC Telco with two groups of companies that Salomon Smith Barney believed to be appropriate for comparison. The first group, which Salomon Smith Barney believed was more closely comparable to SBC Telco, was the RBHCs (excluding SBC and including Ameritech) and the second group, which Salomon Smith Barney believed was somewhat less comparable to SBC Telco, was the Independent Telcos. The financial and valuation data of the comparable companies were adjusted by Salomon Smith Barney to estimate the financial and valuation characteristics of pure "stripped wireline" telecommunications companies. Salomon Smith Barney reviewed the multiples of firm value to 1997 EBITDA represented by the trading prices of the RHBCs, which ranged from 6.2x to 8.2x, with a mean of 6.9x and a median of 6.7x, and the comparable multiples for the Independent Telcos, which ranged from 6.5x to 8.2x, with a mean of 7.4x and a median of 7.3x. Using this information and other factors relevant in the valuation of SBC Telco, Salomon Smith Barney determined a valuation range for SBC Telco of $52.1 billion to $60.1 billion.

    SBC Cellular

    Salomon Smith Barney compared certain financial information of SBC Cellular with the Cellular Comparable Companies. Salomon Smith Barney reviewed the multiples of firm value to LTM EBITDA represented by the trading prices of the Cellular Comparable Companies, which ranged from 11.3x to 19.0x, with a mean of 14.4x and a median of 13.9x. Using this information and other factors relevant in the valuation of SBC Cellular, Salomon Smith Barney determined a valuation range for SBC Cellular of approximately $10.4 billion to $11.5 billion.

    SBC PCS

    Salomon Smith Barney compared certain financial information of SBC PCS with the PCS Comparable Companies. Salomon Smith Barney reviewed the multiples of firm value to the number of adjusted POPs represented by the trading prices of the PCS Comparable Companies, which resulted in a range of $42 to $60 per POP. Using this information and other factors relevant in the valuation of SBC PCS, Salomon Smith Barney determined a valuation range for SBC PCS of approximately $1.6 billion to $2.3 billion.

    SBC Publishing

    Salomon Smith Barney compared certain financial information of SBC Publishing with the Publishing Comparable Companies. Salomon Smith Barney reviewed the multiples of firm value to LTM EBITDA represented by the trading prices of the Publishing Comparable Companies, which ranged from 7.2x to

  13.9x, with a mean of 10.5x and a median of 10.3x. Using this information and other factors relevant in the valuation of SBC Publishing, Salomon Smith Barney determined a valuation range for SBC Publishing of approximately $8.4 billion to $10.6 billion.

    SBC Other Assets

    Salomon Smith Barney compared certain financial information of certain SBC business segments in North America, including, without limitation, wireless cable, Media Ventures Hauser and Nevada Bell with groups of companies that Salomon Smith Barney believed were appropriate for comparison. In addition, Salomon Smith Barney valued certain domestic and international investments, including, without limitation, investments in Cegetel, S.A., Shinsegi Mobile Telecom Co. Ltd., Mobile Telephone Networks, Telefonos de Mexico, S.A. de C.V., Aurec Group, VTR S.A., diAx and Telkom, S.A. Limited, based on other valuation methodologies appropriate for SBC's percentage ownership. Salomon Smith Barney also valued SNET based on the exchange ratio for the pending acquisition of SNET by SBC. These analyses resulted in a valuation of SBC Other Assets ranging from approximately $14.2 billion to $15.5 billion.

    Total SBC Public Market Valuation

    By combining the stand-alone valuations for SBC Telco, SBC Cellular, SBC PCS, SBC Publishing and SBC Other Assets described above and making certain adjustments for debt, preferred securities of subsidiaries, cash and cash equivalents, investments (other than those included in SBC Other Assets) and option proceeds, this analysis resulted in a valuation range for SBC's aggregate equity of approximately $71.1 billion to $84.4 billion, or $35.86 to $42.57 per share based on the number of fully-diluted shares of SBC Common Stock as of May 1, 1998 (including the issuance of shares of SBC Common Stock expected to be issued in the SNET acquisition). The foregoing analysis does not reflect the revenue, expense and capital expenditure synergies believed to be achievable by SBC following the consummation of the Merger, which synergies have been analyzed as described in clause (ix) below.

    (viii) SBC Segmented Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis based on projected earnings and capital requirements and the subsequent cash flows generated by the business segments of SBC. Salomon Smith Barney derived ranges of firm values for SBC's business segments based upon the aggregate present value of each segment's eleven-year stream (to 2008) of projected cash flows (without giving effect to the Merger). In general, the growth rates for each segment's projected cash flow for the years from 2009 to 2017 were reduced or increased to reach the assumed 2017 perpetuity growth rate. For SBC Telco (which excludes long distance), Salomon Smith Barney applied discount rates reflecting a WACC ranging from 8.75% to 9.75% and perpetuity growth rates ranging from 2.00% to 3.00%, which resulted in a valuation range for SBC Telco of approximately $67.2 billion to $72.9 billion. For the SBC long distance segment, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 10.50% to 11.50% and perpetuity growth rates ranging from 2.50% to 3.50%, which resulted in a valuation range for SBC long distance of approximately $5.9 billion to $6.6 billion. For the segment consisting of SBC Cellular, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 10.00% to 11.00% and perpetuity growth rates ranging from 2.50% to 3.50%, which resulted in a valuation range for such segment of approximately $11.9 billion to $13.2 billion. For SBC PCS, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 12.50% to 13.50% and perpetuity growth rates ranging from 2.50% to 3.50%, which resulted in a valuation range for SBC PCS of approximately $2.4 billion to $2.6 billion. For SBC Publishing, Salomon Smith Barney applied discount rates reflecting a WACC ranging from 9.00% to 10.00% and perpetuity growth rates ranging from 1.00% to

  2.00%, which resulted in a valuation range for SBC Publishing of approximately $9.3 billion to $10.2 billion. For the other business segments and assets of SBC, including, without limitation, the domestic video business segment, the international equity stakes, SNET and corporate overhead, Salomon Smith Barney derived a range of net values based on various valuation methodologies of approximately $4.6 billion to $5.4 billion. By combining the stand-alone discounted cash flow valuations for the business segments described above and making certain adjustments for debt, preferred securities of subsidiaries, cash and cash equivalents, investments and option proceeds, this analysis resulted in a valuation range for SBC's aggregate equity of approximately $92.7 billion to $103.5 billion, or $46.77 to $52.22 per share based on the number of fully-diluted shares of SBC Common Stock as of May 1, 1998 (including the issuance of shares of SBC Common Stock expected to be issued in the SNET acquisition). The foregoing analysis does not reflect the revenue, expense and capital expenditure synergies believed to be achievable by SBC following the consummation of the Merger, which synergies have been analyzed as described in clause (ix) below.

    (ix) Synergies. Salomon Smith Barney reviewed the synergy estimates provided by the management of SBC (the "SBC Synergy Estimates") prepared after the management of SBC held discussions and exchanged information with the management of Ameritech. The SBC Synergy Estimates reflect only the incremental benefits expected by the management of SBC to result from the Merger compared to SBC on a stand-alone basis (but adjusted on a pro forma basis as if SBC had completed its pending acquisition of SNET), and include revenue, expense and capital expenditure synergies. The SBC Synergy Estimates assumed full potential synergies would not be achieved until 2003. Salomon Smith Barney then estimated the present value of the future streams of after-tax cash flows generated by those synergies, net of implementation costs, by applying discount rates reflecting a WACC ranging from 9.0% to 10.0% to such cash flows through 2008 and by adding a terminal value determined by projecting a range of nominal perpetual synergy growth rates ranging from 1.5% to 2.5%. This analysis resulted in a net present value for the synergies of approximately $16.0 billion to $19.0 billion or $4.64 per share of SBC Common Stock to $5.51 per share of SBC Common Stock outstanding following the consummation of the Merger on a fully diluted basis (including the issuance of shares of SBC Common Stock expected to be issued in the SNET acquisition). For a more detailed discussion of SBC management's projected synergies resulting from the Merger, see "Reasons for the Merger; Recommendation of the Boards of Directors--SBC--Synergistic Benefits Resulting from the Merger."

    (x) Pro Forma EPS Impact to SBC. Salomon Smith Barney reviewed certain pro forma financial effects of the Merger on the estimated EPS of SBC. Using SBC management projections, Salomon Smith Barney compared the EPS of SBC, on a stand-alone basis assuming the Merger was not consummated (but adjusted on a pro forma basis as if SBC had completed its pending acquisition of SNET), to the estimated EPS of SBC following consummation of the Merger on a pro forma basis. Salomon Smith Barney's analysis assumed that each share of Ameritech Common Stock would be exchanged for a number of shares of SBC Common Stock equal to the Exchange Ratio and gave effect to revenue, expense and capital expenditure synergies along with certain costs necessary to achieve those synergies referred to above. Based on such analysis, Salomon Smith Barney determined that the proposed Merger would be dilutive to the EPS of SBC on a pro forma basis by approximately 7.3% in 2000, would be slightly dilutive in 2001 and would be accretive thereafter.

  The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the Board of Directors of SBC. Salomon Smith Barney believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying its opinion.

  In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of SBC or Ameritech. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the Exchange Ratio to SBC. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  Pursuant to an engagement letter (the "Engagement Letter") dated April 20, 1998, SBC agreed to pay Salomon Smith Barney a fee of: (a) $1 million, after execution of the Engagement Letter; plus (b) an additional fee of $4 million following execution of the Merger Agreement; plus (c) an additional fee of $28 million contingent upon the consummation of the Merger and payable promptly at the closing thereof (or, if following or in connection with the termination or abandonment of the Merger prior to its consummation SBC receives any "break-up","termination" or similar fee or payment from Ameritech, an additional cash fee equal to the lesser of $20 million and 2.5% of the excess of the aggregate amount of all such termination fees and expense reimbursements over SBC's direct out-of-pocket expenses). SBC also agreed, under certain circumstances, to reimburse Salomon Smith Barney for certain out-of-pocket expenses incurred by Salomon Smith Barney in connection with the Merger, and agreed to indemnify Salomon Smith Barney and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for other purposes. In the past, Salomon Smith Barney has rendered certain investment banking and financial advisory services to SBC for which Salomon Smith Barney received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney and its current and future affiliates (including Travelers Group Inc.) may actively trade the securities of SBC and Ameritech for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its current and future affiliates (including Travelers Group Inc.) may have other business relationships with SBC, Ameritech and their respective affiliates. The SBC Board retained Salomon Smith Barney based on its expertise in the valuation of companies as well as its substantial experience in transactions such as the Merger.

  Ameritech

  Goldman Sachs delivered its written opinion, dated May 10, 1998, to the Ameritech Board that as of such date, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Ameritech Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED MAY 10, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE

OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. SHAREOWNERS OF AMERITECH ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to shareowners and Annual Reports on Form 10-K of Ameritech and SBC for the five years ended December 31, 1997; certain interim reports to shareowners and Quarterly Reports on Form 10-Q of Ameritech and SBC; certain other communications from Ameritech and SBC to their respective shareowners; and certain internal financial analyses and forecasts for Ameritech and SBC prepared by their respective managements. Goldman Sachs held discussions with members of the senior management of Ameritech and SBC regarding the past and current business operations, financial condition, and future prospects of their respective companies. Goldman Sachs also held discussions with members of the senior management of Ameritech and SBC regarding the strategic rationale for, and potential benefits of, the transactions contemplated by the Merger Agreement, including a discussion of potential synergies expected to be derived as a result of the transactions contemplated by the Merger Agreement. In addition, Goldman Sachs reviewed the reported price and trading activity for Ameritech Common Stock and SBC Common Stock, compared certain financial and stock market information for Ameritech and SBC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Ameritech or SBC or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. Goldman Sachs' advisory services and the opinion of Goldman Sachs referred to herein were provided for the information and assistance of the Ameritech Board in connection with its consideration of the transactions contemplated by the Merger Agreement. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to how any Ameritech shareowner should vote with respect to the Merger Agreement.

  The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the Ameritech Board:

    (i) Historical Stock Price Analysis. Goldman Sachs reviewed market valuation information for Ameritech, SBC, Bell Atlantic Corp., BellSouth Corporation, GTE Corporation and US West Communications, Inc. (the "Selected Companies"). This analysis indicated P/E Multiples for the Selected Companies based on estimated 1998 and 1999 EPS ranging from 18.2x to 21.2x with a median of 19.5x 1998 EPS, and ranging from 16.7x to 19.2x with a median of 17.3x 1999 EPS, compared with P/E Multiples for Ameritech of 18.9x and 17.1x, respectively in 1998 and 1999, based on the latest estimates provided by the Institutional Brokers Estimate Service ("IBES"). IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Goldman Sachs performed a shareowner return on common stock analysis as of May 4, 1998 for the Selected Companies (excluding US West Communications, Inc., but including AT&T Corp.), assuming the re-investment of dividends and excluding spin-offs. This analysis indicated a total return ranging from

  79.3% to 214.0% over the five years preceding May 4, 1998, compared with a return of 183.8% for Ameritech, a total return ranging from 90.0% to 140.8% over the three years preceding May 4, 1998, compared with a return of 115.1% for Ameritech, and a return ranging from 33.8% to 89.5% over the preceding year, compared with a return of 48.8% for Ameritech. Goldman Sachs reviewed historical closing prices for Ameritech Common Stock from May 5, 1995 to May 1, 1998. This analysis showed that the Ameritech Common Stock price had increased over this period from $22.75 per share to $43.125 per share, as adjusted to give effect to stock splits. Goldman Sachs also reviewed historical implied exchange ratios based on market prices for Ameritech Common Stock and SBC Common Stock, weekly from May 5, 1995 to May 1, 1998. This analysis showed implied exchange ratios ranging from approximately 0.925 to approximately 1.200 and an implied exchange ratio of approximately 1.025 at May 1,1998.

    (ii) Comparable Transactions Analysis. Goldman Sachs reviewed and compared certain P/E Multiples relative to the merger of NYNEX Corporation and Bell Atlantic Corp. on April 22, 1996 (the "NYNEX Merger") and the acquisition of Pacific Telesis Group by SBC on April 1, 1996 (the "Pactel Acquisition"), and P/E Multiples relative to the Merger, using for both the NYNEX Merger and the Pactel Acquisition P/E Multiples based on pre-announcement and post-announcement stock prices, and for the Merger, P/E Multiples based on stock prices as of May 4, 1998, of $44.125 per share of Ameritech Common Stock and $43.125 per share of SBC Common Stock, and, in each case, based on the latest IBES estimates of EPS. The NYNEX Merger and the Pactel Acquisition were selected by Goldman Sachs because both transactions involved regional Bell operating companies that operate predominantly in the communications services industry, which for purposes of this analysis, makes them comparable to the Merger. This comparison demonstrated for the NYNEX Merger, the Pactel Acquisition and the Merger, respectively, based upon exchange ratios of 0.768x, 0.733x and 1.316x, respectively: (i) pre-announcement P/E Multiples for the acquired company of 14.9x, 11.1x and 18.9x based on calendar year-end earnings estimates;
  (ii) transaction P/E Multiples for the acquired company of 14.0x, 15.4x and 24.3x based on calendar year-end earnings estimates (using announcement stock prices for the NYNEX Merger and Pactel Acquisition and stock prices as of May 4, 1998 for the Merger); (iii) acquiror P/E Multiples based on stock prices at announcement for the NYNEX Merger and the Pactel Acquisition and as of May 4, 1998 for the Merger of 15.5x, 15.3x and 20.9x based on calendar year-end earnings estimates; and (iv) premiums to acquiror P/E Multiples of (9.4)%, 0.5% and 15.9% based on calendar year end earnings estimates. In each of (i) through (iv) above, year-end earnings estimates were based on latest IBES estimates for the then current fiscal year of each company. Such analysis demonstrated that the premium of the acquired company transaction P/E Multiple (based on the Exchange Ratio) to the acquiror P/E Multiple was higher for the Merger than for the NYNEX Merger and the Pactel Acquisition. Goldman Sachs also performed a contribution analysis exchange ratio comparison for the NYNEX Merger, the Pactel Acquisition and the Merger, based on (i) IBES estimates for the then current fiscal year of each company as of April 1996 for the NYNEX Merger and the Pactel Acquisition and as of April 1998 for the Merger, (ii) closing prices of $44.125 per share of Ameritech Common Stock and $43.125 per share of SBC Common Stock, and (iii) exchange ratios of 0.768, 0.733 and 1.316, respectively, for the NYNEX Merger, the Pactel Acquisition and the Merger. Such analysis indicated a premium (discount) to net income contribution analysis of (9.1)%, 0.3% and 15.8%, respectively, for the NYNEX Merger, the Pactel Acquisition and the Merger.

    (iii) Synergy Analysis. Goldman Sachs performed an analysis of the synergies estimated by the management of Ameritech to be achievable following the Merger, assuming that 40% of the projected synergies would be generated in 1999, 70% in 2000, 90% in 2001 and 100% in 2002 in order to quantify anticipated synergies from the Merger for purposes of its analysis set forth below. The analysis showed a range of incremental annual pre-tax earnings of $1,827 million to $2,722 million. Goldman Sachs used anticipated synergies of $2,275 million, which constitutes the mid-point of the range of incremental pre-tax earnings for purposes of the Pro Forma Merger Analysis and the Present Value of Future Performance Analysis set forth below.

    (iv) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including revenue, EBIT and net income) for Ameritech and SBC and the relative contribution of Ameritech and SBC to the combined company, based on an average of estimates provided by research analysts' reports that were used by Goldman Sachs and on estimates provided by management of Ameritech and SBC. This analysis indicated, among other things, that Ameritech would contribute for each of 1997, 1998 and 1999, (i) 39%, 39% and 39% of revenue, respectively, according to research analysts' estimates and management estimates, (ii) 38%, 38% and 37% of EBIT, respectively, according to research analysts' estimates (or 38%, 37% and 36%, respectively, according to management estimates), and (iii) 41%, 40% and 40% of net income, respectively, according to research analysts' estimates (or 41%, 40% and 38%, respectively, according to management estimates), as compared with an implied ownership by Ameritech shareowners of 44.1% of the equity value of the combined company based on the Exchange Ratio. Goldman Sachs also performed an analysis of the relative estimated contribution of Ameritech and SBC to the combined company on a pro forma basis in 1998 before and after taking into account any of the possible benefits that management of Ameritech estimates may be realized following the Merger, based on an average of estimates provided by research analysts. This analysis indicated, among other things, that Ameritech would contribute (i) 37.4% of EBITDA (33.3% after taking into account the benefits that management of Ameritech estimates may be realized following the Merger) as compared with an implied ownership of 42.9% of the combined levered company based on the Exchange Ratio, (ii) 38% of EBIT (31.5% after taking into account the benefits that management of Ameritech estimates may be realized from the Merger) as compared with an implied ownership of 42.9% of the combined levered company based on the Exchange Ratio and (iii) 40.5% of net income (33.1% after taking into account the benefits that management of Ameritech estimates may be realized from the Merger) as compared with an implied ownership by Ameritech shareowners of 44.1% of the equity value of the combined company based on the Exchange Ratio.

    (v) Pro Forma Merger Analysis. Goldman Sachs performed an analysis of the pro forma EPS impact of the Merger on the Ameritech shareowners, based on IBES estimates and on estimates provided by management of Ameritech and SBC. For purposes of this analysis, Goldman Sachs used estimates provided by management of Ameritech that the Merger would generate pre-tax synergies of $910 million in 1999 and $2,275 million in 2000. This analysis showed pro forma EPS for Ameritech shareowners, as adjusted by the Exchange Ratio, before giving effect to the synergies that management of Ameritech estimates will be realized from the Merger, of $2.85 and $3.08 in 1999 and 2000, respectively, based on IBES estimates ($3.00 and $3.63, respectively, based on management estimates) and based on a pro forma ownership of 44.1% of the combined entity at the Exchange Ratio. Such pro forma EPS represent an accretion of 10.5% and 10.6%, respectively, over estimated EPS of Ameritech Common Stock on a stand alone basis, based on IBES estimates (15.7% and 21.9%, respectively, based on management estimates). After giving effect to such synergies, this analysis showed pro forma EPS for Ameritech Common Stock, as adjusted by the Exchange Ratio, of $3.07 and $3.63 in 1999 and 2000, respectively, based on IBES estimates ($3.21 and $4.18, respectively, based on management estimates). Such pro forma EPS represent an accretion of 19.0% and 30.1%, respectively, over EPS of Ameritech Common Stock on a stand alone basis, based on IBES estimates (24.1% and 40.2%, respectively, based on management estimates). Comparatively, an analysis of the pro forma EPS impact of the NYNEX Merger and the Pactel Acquisition, assuming that these acquisitions were consummated using the pooling of interests method of accounting and generated no synergies, indicated (i) an EPS accretion for Bell Atlantic shareowners of 3.8% in 1997 and 4.5% in 1998 and dilution for NYNEX shareowners of (4.6)% in 1997 and (5.4)% in 1998 and (ii) EPS dilution for SBC shareowners of (3.8)% in 1997 and (7.3)% in 1998 and an accretion for Pacific Telesis Group shareowners of 8.4% in 1997 and 18.1% in 1998.

    (vi) Present Values of Future Performance Analysis. Goldman Sachs performed an analysis of the present value at May 1, 1998 of the potential future price per share of Ameritech Common Stock in 2000 (plus the present value of quarterly dividends to be received by Ameritech shareowners from May 1, 1998 through December 31, 2000) using IBES EPS estimates and EPS estimates provided by management of Ameritech and SBC, (i) on a stand alone basis and on a combined basis with SBC, both before and after giving effect to the synergies that management of Ameritech estimates may be realized following the Merger, (ii) assuming that until the end of 1999 the holders of Ameritech Common Stock will receive dividends at a rate based on a dividend growth rate of 5.5% according to the five year historical average dividend growth rate of the Ameritech Common Stock and after such date will receive dividends as projected for the year 2000 by SBC management, (iii) assuming synergies of $2,275 million in 2000 and (iv) assuming an ownership by Ameritech shareowners of 44.1% of the equity value of the combined company (based on the Exchange Ratio). Goldman Sachs calculated the present value per share of Ameritech Common Stock based on year 2000 estimated EPS by applying discount rates of 9.0%, 10.0% and 11.0% and P/E Multiples to estimated EPS in the year 2000 of 16.0x, 18.0x and 20.0x. This analysis indicated present values per share of Ameritech Common Stock (i) ranging from $36.61 to $47.23, based on IBES estimates ($38.91 to $50.25, based on estimates provided by management of Ameritech) if Ameritech is considered on a stand alone basis, (ii) ranging from $40.14 to $51.87, based on IBES estimates ($46.77 to $60.57, based on estimates provided by management of Ameritech and SBC) if Ameritech is considered on a combined basis with SBC, but before giving effect to the synergies that management of Ameritech estimates will be realized following the Merger, and (iii) ranging from $46.73 to $60.52, based on IBES estimates ($53.36 to $69.22, based on estimates provided by management of Ameritech and SBC) if Ameritech is considered on a combined basis with SBC and after giving effect to the synergies that management of Ameritech estimates will be realized following the Merger.

    (vii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis after giving effect to the Merger, both before and after giving effect to the synergies that management of Ameritech estimates will be realized following the Merger. Assuming a 7.5% revenue growth rate and an exit multiple of 6.0x EBITDA, and using discount rates ranging from 8.5% to 11.5% and an EBITDA margin ranging from 40.0% to 44.0%, this analysis showed a value per share of Ameritech Common Stock, adjusted for the Exchange Ratio, ranging from $45.78 to $66.22 per share before giving effect to the synergies that management of Ameritech estimates will be realized following the Merger, and a value per share ranging from $50.34 to $71.77 after giving effect to such synergies. Assuming a revenue growth rate ranging from 5.5% to 9.5%, an exit multiple of 6.0x EBITDA, and using a discount rate of 10.5% and an EBITDA margin ranging from 40.0% to 44.0%, this analysis showed a value per share of Ameritech Common Stock, adjusted for the Exchange Ratio ranging from $41.66 to $67.08 per share before giving effect to the synergies that management of Ameritech estimates will be realized following the Merger, and a value per share ranging from $46.52 to $71.94 per share after giving effect to such synergies.

  The analyses referred to above do not take into account the acquisition of SNET by SBC, which has not yet been consummated.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction (other than the Merger) used in the above analyses as a comparison is directly comparable to Ameritech or SBC or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Ameritech Board as to the fairness from a financial point of view to the holders of Ameritech Common Stock of the Exchange Ratio pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Ameritech, SBC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Ameritech Board was one of many factors taken into consideration by the Ameritech Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Ameritech, having provided certain investment banking services to Ameritech from time to time, including: (i) having acted as financial advisor to Ameritech with respect to Ameritech's purchase of 4.5 million Class A ordinary shares of TeleDanmark in 1997, (ii) having acted as managing underwriter of a public offering of stated rate auction preferred securities issued by Ameritech Denmark Capital Funding Corporation, an affiliate of Ameritech, on April 20, 1998, (iii) having acted as managing underwriter of a public offering of $1.75 billion of notes and debentures issued by Ameritech on January 15, 1998, and (iv) having acted as financial advisor to Ameritech in connection with, and participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to SBC from time to time, including having acted as co-manager of a public offering of $200 million of notes for a subsidiary of SBC on February 10, 1998, and may provide investment banking services to SBC in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Ameritech or SBC for its own account and for the accounts of customers. As of May 6, 1998, Goldman Sachs had accumulated (i) a long position of 287,383 shares of Ameritech Common Stock against which Goldman Sachs was short 191,694 shares of Ameritech Common Stock, (ii) a short position of 1,431,742 shares of SBC Common Stock against which Goldman Sachs was long 446,807 shares of SBC Common Stock, options to purchase 40,000 shares of SBC Common Stock, and 10,100 convertible bonds of SBC, and (iii) a long position of 666,000 shares of common stock of SNET.

  Pursuant to a letter agreement dated May 7, 1998 (the "Goldman Sachs Engagement Letter"), Ameritech engaged Goldman Sachs to act as its financial advisor to assist Ameritech in connection with the possible sale of all or a portion of Ameritech. Pursuant to the terms of the Goldman Sachs Engagement Letter, Ameritech has agreed to pay Goldman Sachs (i) a fee equal to $10 million payable upon execution of the Merger Agreement, and (ii) an additional transaction fee of $15 million payable upon consummation of the Merger or another transaction involving the sale of 50% or more of the outstanding common stock or assets of Ameritech. In addition, pursuant to the terms of the Goldman Sachs Engagement Letter, Ameritech may, at its discretion, elect to pay Goldman Sachs (i) an additional fee of $5 million, payable in whole or in part at Ameritech's discretion, based on Goldman Sachs' availability and contribution through the closing of any such transactions, and (ii) an additional fee of $10 million, payable in whole or in part at Ameritech's discretion, based on Goldman Sachs' reasonable support, upon request, in the pursuit by Ameritech of regulatory approvals necessary to consummate any such transactions. Ameritech's discretion with respect to the payment of such additional fees will be based upon the extent to which Ameritech reasonably believes that Goldman Sachs has met customary industry standards with respect to its obligations under the Goldman Sachs Engagement Letter. Ameritech has also agreed to indemnify Goldman Sachs and certain related persons against various liabilities in connection with its engagement and to reimburse Goldman Sachs for its out-of-pocket expenses, including reasonable attorney's fees.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of SBC and Ameritech and synergistic benefits of the Merger set forth under "--Reasons for the Merger; Recommendations of the Boards of Directors" and "--Opinions of Financial Advisors." To that extent, SBC and Ameritech claim the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that the following important factors, in addition to those discussed elsewhere herein, and in the documents incorporated by reference herein, could affect the future results of SBC and Ameritech and cause those results to differ materially from those expressed in such forward-looking statements: future regulatory conditions in both companies' operating areas, including conditions which may be attached to regulatory approvals required for consummation of the Merger, greater than anticipated competition in the local service market or other markets in which either company operates, integration of the businesses, rate of growth of SBC's and Ameritech's cellular businesses, the timing, extent, and profitability of SBC's national-local strategy and its entry into the long-distance market, growth in local access lines, risks inherent in international operations, including exposure to fluctuations in foreign currency exchange rates and political risk, the impact of new technologies and changes in general economic and market conditions.

TERMS OF THE MERGER

  At the Effective Time, Merger Sub will be merged with and into Ameritech and the separate corporate existence of Merger Sub will thereupon cease. Ameritech will be the Surviving Corporation, will continue to be governed by the laws of the State of Delaware and will become a wholly owned subsidiary of SBC. The Merger Agreement provides that the Ameritech Charter as in effect immediately prior to the Effective Time will be amended as contemplated by the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation and that the bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation.

  Pursuant to the Merger Agreement, at the Effective Time, each share of Ameritech Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Ameritech Common Stock) will be converted into a number of shares of SBC Common Stock equal to the Exchange Ratio (subject to appropriate adjustment to prevent dilution), together with an appropriate number of corresponding SBC Rights or SBC Substitute Rights, if any. See "--General." The Merger Agreement further provides that at the Effective Time, all shares of Ameritech Common Stock will no longer be outstanding, will be canceled and retired and will cease to exist, and (A) each certificate (an "Ameritech Certificate") formerly representing any shares of Ameritech Common Stock (other than Excluded Ameritech Shares) and (B) each uncertificated share of Ameritech Common Stock (a "Registered Ameritech Share") registered to a holder on the stock transaction books of Ameritech (other than Excluded Ameritech Common Stock) will thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares and any distribution or dividend on SBC Common Stock with a record date at or after the Effective Time. In addition, each share of Excluded Ameritech Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and retired without payment of any consideration therefor and will cease to exist.

  The Merger Agreement provides that in the event that prior to the Effective Time there is a change in the number of shares of Ameritech Common Stock or shares of SBC Common Stock or securities convertible or exchangeable into or exercisable for shares of Ameritech Common Stock or shares of SBC Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Exchange Ratio will be equitably adjusted to eliminate the effects of such event.

  No fractional shares of SBC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Ameritech Common Stock who would otherwise have been entitled to receive a fractional share of SBC Common Stock in the Merger will be entitled to receive, in lieu thereof, an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of SBC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

CLOSING; EFFECTIVE TIME

  The Merger Agreement provides that the Closing will take place on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in the Merger Agreement are satisfied or waived in accordance with the Merger Agreement, or on such other date as SBC and Ameritech may agree in writing. Immediately following the Closing, Ameritech and SBC will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the DGCL. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL.

EXCHANGE OF AMERITECH COMMON STOCK FOR SHARES OF SBC COMMON STOCK

  Procedures

  The Merger Agreement provides that promptly after the Effective Time, the Surviving Corporation will cause an exchange agent (the "Exchange Agent") to mail to each holder of record as of the Effective Time of an Ameritech Certificate or a Registered Ameritech Share, as the case may be (other than holders of Ameritech Certificates or Registered Ameritech Shares in respect of Excluded Ameritech Common Stock), (i) (x) in the case of holders of Ameritech Certificates, a letter of transmittal specifying that delivery will be effected, and that risk of loss and title to the Ameritech Certificates will pass, only upon delivery of Ameritech Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (the "Certificate Letter of Transmittal") or (y) in the case of holders of Registered Ameritech Shares, a letter of transmittal specifying that the exchange for SBC Common Stock will occur only upon delivery of a letter of transmittal to the Exchange Agent (the "Registered

Letter of Transmittal"), each such letter of transmittal to be in such form and have such other provisions as SBC and Ameritech may reasonably agree, and
(ii) instructions for exchanging Ameritech Certificates or Registered Ameritech Shares for (A) uncertificated shares of SBC Common Stock registered on the stock transfer books of SBC in the name of such holder ("Registered SBC Shares") or, at the election of such holder, certificates representing shares of SBC Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Except as otherwise provided in the Merger Agreement, upon (I) surrender of an Ameritech Certificate for cancellation to the Exchange Agent together with a Certificate Letter of Transmittal, duly executed, the holder of such Ameritech Certificate or (II) delivery of a Registered Letter of Transmittal, duly executed, the holder of such Registered Ameritech Shares, as the case may be, will be entitled to receive in exchange therefor (x) Registered SBC Shares or, at the election of such holder, a certificate representing that number of whole shares of SBC Common Stock that such holder is entitled to receive pursuant to the Merger Agreement, (y) a check in the amount (after giving effect to any required tax withholdings) of
(A) any cash in lieu of fractional shares determined in accordance with the terms of the Merger Agreement plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement, and any Ameritech Certificate so surrendered and any Registered Ameritech Share in respect of which a Registered Letter of Transmittal is so delivered will be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Ameritech Certificate or delivery of a duly executed Registered Letter of Transmittal, as the case may be.

  The Merger Agreement also provides that in the event of a transfer of ownership of Ameritech Common Stock that is not registered in the transfer records of Ameritech, Registered SBC Shares or a certificate representing the proper number of shares of SBC Common Stock, as the case may be, together with a check for any cash to be paid upon due surrender of the Ameritech Certificate or upon the delivery to the Exchange Agent of the duly executed Registered Letter of Transmittal and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if, in the case of holders of Ameritech Certificates, the Ameritech Certificate formerly representing such Ameritech Common Stock is presented to the Exchange Agent, and, in the case of holders of Registered Ameritech Shares, if the Registered Letter of Transmittal is delivered to the Exchange Agent, in either case accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any Registered SBC Shares or any certificate for shares of SBC Common Stock is to be issued in a name other than that in which the Ameritech Certificate surrendered in exchange therefor or the Registered Ameritech Shares exchanged therefor, as the case may be, is registered, it will be a condition of such exchange that the Person (as defined in the Merger Agreement) requesting such exchange will pay any transfer or other taxes required by reason of the issuance of Registered SBC Shares or a certificate for shares of SBC Common Stock in a name other than that of the registered holder of the Ameritech Certificate surrendered or the Registered Ameritech Shares exchanged, as the case may be, or will establish to the satisfaction of SBC or the Exchange Agent that such tax has been paid or is not applicable.

  Lost, Stolen or Destroyed Certificates

  In the event any Ameritech Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Ameritech Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by SBC as indemnity against any claim that may be made against it with respect to such Ameritech Certificate, SBC will issue the shares of SBC Common Stock and the Exchange Agent will issue the shares of SBC Common Stock and the Exchange Agent will issue any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to the terms of the Merger Agreement upon due surrender of and delivery in respect of the Ameritech Common Stock represented by such Ameritech Certificate pursuant to the Merger Agreement, in each case, without interest.

  Distributions with Respect to Unexchanged Shares; Voting

  The Merger Agreement provides that whenever a dividend or other distribution is declared by SBC in respect of SBC Common Stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares of SBC Common Stock issuable pursuant to the Merger Agreement. The Merger Agreement also provides that no dividends or other distributions in respect of such SBC Common Stock will be paid to any holder of any unsurrendered Ameritech Certificate or Registered Ameritech Shares for which a Registered Letter of Transmittal has not been delivered, until such Ameritech Certificate is surrendered for exchange or such Registered Letter of Transmittal is delivered, as the case may be, in accordance with the provisions of the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Ameritech Certificate or delivery of any such Registered Letter of Transmittal, as the case may be, there will be issued and/or paid to the holder of the Registered SBC Shares or the certificates representing whole shares of SBC Common Stock, as the case may be, issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of SBC Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SBC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender or delivery, as the case may be. For purposes of dividends or other distributions in respect of shares of SBC Common Stock, all shares of SBC Common Stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time.

  The Merger Agreement further provides that registered holders of unsurrendered Ameritech Certificates or Registered Ameritech Shares for which a duly executed Registered Letter of Transmittal has not been delivered will be entitled to vote after the Effective Time at any meeting of SBC shareowners with a record date at or after the Effective Time the number of whole shares of SBC Common Stock represented by such Ameritech Certificates or Registered Ameritech Shares, as the case may be, regardless of whether such holders have surrendered their Ameritech Certificates or delivered duly executed Registered Letters of Transmittal, as the case may be.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Ameritech, SBC and Merger Sub, certain of which are qualified as to materiality. Ameritech represents and warrants to SBC and Merger Sub, and SBC (on behalf of itself and Merger Sub) represents and warrants to Ameritech regarding the following matters, among others: (i) corporate existence and capitalization of it and its respective Significant Subsidiaries (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act);
(ii) corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger; (iii) that the Merger Agreement and the consummation of the Merger will not result in a violation of any Contract to which it is a party, or violate any law, rule, regulation, any governmental or non-governmental permit or license or the organizational documents of it or its Significant Subsidiaries; (iv) consents, registrations, approvals, permits or authorizations required by any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity") required in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including filings with applicable PUCs and the FCC; (v) its financial statements; (vi) the conduct of its and its Subsidiaries' businesses since December 31, 1997; (vii) pending or threatened civil, criminal or administrative suits, actions or proceedings and undisclosed liabilities; (viii) employee benefits; (ix) compliance with laws;
(x) in the case of Ameritech, inapplicability of state takeover statutes; (xi) environmental matters; (xii) accounting and tax matters, including the absence of any action that would prevent SBC from accounting for the Merger as a "pooling of interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; (xiii) labor matters; (xiv) in the case of Ameritech, Ameritech having adopted an amendment to the Rights Agreement between Ameritech and American Transtech Inc., as Rights Agent dated as of December 21, 1988 (the "Ameritech Rights Agreement") to provide, among other things, that neither SBC nor Ameritech will have any obligations relating to the Rights Agreement as a result of the Merger; and (xv) the absence of any liability to any undisclosed person for any brokerage fees, commissions or finders' fees.

  As used in the Merger Agreement, the term "Subsidiary" means, with respect to Ameritech, SBC or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting power to elect at least fifty percent of the board of directors or other persons performing similar functions is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

CERTAIN COVENANTS

  Interim Operations

  Pursuant to the Merger Agreement, Ameritech has covenanted and agreed as to itself and its Subsidiaries that, after the date of the Merger Agreement and prior to the Effective Time (unless SBC otherwise approves in writing, and except as otherwise expressly contemplated by the Merger Agreement, disclosed to SBC or required by applicable Law): (i) the business of it and its Subsidiaries will be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries will use all reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates; (ii) it will not (A) amend the Ameritech Charter or the Ameritech Bylaws or amend, modify or terminate the Ameritech Rights Agreement; provided, however, that nothing in the Merger Agreement will prevent Ameritech from reducing below 20% the beneficial ownership threshold in the definition of an Acquiring Person (as defined in the Ameritech Rights Agreement) or extending the Final Expiration Date (as defined in the Ameritech Rights Agreement) or adopting a new rights agreement having substantially similar terms as the Rights Agreement and not inconsistent with the terms of the Merger Agreement relating to the Ameritech Rights Agreement or the transactions contemplated by the Merger Agreement; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends in amounts consistent with its past practice or rights to purchase Ameritech Common Stock or Ameritech Preference Stock pursuant to any successor agreement to the Ameritech Rights Agreement, adopted in accordance with the terms of the Merger Agreement; or
(D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire, except in open market transactions in connection with the Ameritech Stock Plans, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, but subject to Ameritech's obligations under the following item (iii); (iii) neither it nor any of its Subsidiaries will knowingly take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a

"reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties contained in the Merger Agreement to become untrue in any material respect; (iv) neither it nor any of its Subsidiaries will terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Ameritech Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except (A) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Ameritech Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice,
(B) in the normal and usual course of business (which will include normal periodic performance reviews and related Ameritech Compensation and Benefit Plan increases and the provision of individual Ameritech Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees and the adoption of Ameritech Compensation and Benefit Plans for employees of new Subsidiaries in amounts and on terms consistent with past practice); provided, that in no event will it institute a broad based change in compensation, unless it has used its reasonable best efforts to provide SBC with prior notice of any such change or, if Ameritech was unable to provide such prior notice, Ameritech will provide SBC with notice as soon as practicable following any such change, or (C) for actions necessary to satisfy existing contractual obligations under Ameritech Compensation and Benefit Plans existing as of the date of the Merger Agreement; (v) neither it nor any of its Subsidiaries will issue any Ameritech Preferred Stock or Ameritech Preference Stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if it reasonably anticipates that after such incurrence any of its or any of its Subsidiaries' outstanding senior indebtedness would be rated A or lower by Standard & Poor's; (vi) neither it nor any of its Subsidiaries will make any capital expenditures in any period of twelve consecutive months following the date of the Merger Agreement in an aggregate amount in excess of 150% of the aggregate amount reflected in Ameritech's capital expenditure budget for such year; (vii) neither it nor any of its Subsidiaries will transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $1 billion in the aggregate in any period of twelve consecutive months following the date of the Merger Agreement except for transfers, leases, licenses, sales, mortgages, pledges, encumbrances, or other dispositions in the ordinary course of business consistent with past practice;
(viii) neither it nor any of its Subsidiaries will issue, deliver, sell, or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except
(A) any such shares issued pursuant to options and other awards outstanding on the date of the Merger Agreement under the Ameritech Stock Plans, awards of options and other awards granted after the execution of the Merger Agreement under Ameritech Stock Plans in accordance with the Merger Agreement and shares issuable pursuant to such awards and (B) up to an aggregate amount of $3.6 billion of such shares, securities, rights, warrants or options (valued at their fair market value as of the date of the agreement to make such acquisition) in any period of twelve consecutive months following the date of the Merger Agreement to fund, in whole or in part, the cost of any acquisition or acquisitions permitted under the following item (ix) following reasonable notice to SBC of its intention to take such action; (ix) neither it nor any of its Subsidiaries will spend in excess of $3.6 billion in the aggregate in any period of twelve consecutive months following the date of the Merger Agreement to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise, provided, that no such acquisition will prevent, materially delay or materially impair its ability to consummate the transactions contemplated by the Merger Agreement, and provided further, that neither it nor any of its Subsidiaries will acquire any business the acquisition of which would subject SBC and its Subsidiaries following the consummation of the Merger to any Commercial Mobile Radio Service spectrum aggregation limit restriction pursuant to the provisions of 47 C.F.R. Section
20.6 or place SBC and its Subsidiaries following the consummation of the Merger in violation of the Cellular Cross Ownership limits contained in 47 C.F.R. Section 22.942; (x) neither it nor its Subsidiaries will enter into any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and (xi) neither it nor any of its Subsidiaries will authorize or enter into any agreement to do any of the foregoing. As permitted pursuant to the provision of the Merger Agreement described in clause (ii)(D) above, from time to time, Ameritech repurchases its shares in the open market and expects to continue to do so prior to and after the Ameritech Special Meeting, pursuant to a share repurchase program previously announced in December 1997, in order to satisfy share issuance requirements under certain of its employee benefit plans.

  Pursuant to the Merger Agreement, SBC has covenanted and agreed as to itself and its Subsidiaries that after the date of the Merger Agreement and prior to the Effective Time (unless Ameritech otherwise approves in writing, which approval will not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by the Merger Agreement, disclosed to Ameritech or required by applicable Law): (i) the business of it and its Subsidiaries will be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries will use all reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates; (ii) it will not (A) amend the SBC Charter or SBC Bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the transactions contemplated thereby, provided, that any amendment to the SBC Charter to increase the authorized number of shares of any class or series of the capital stock of SBC will in no way be restricted by the foregoing; (B) declare, set aside or pay any dividend or other distribution payable in cash or property (other than SBC Common Stock or rights to purchase SBC Common Stock or SBC Preferred Stock pursuant to any successor agreement to the SBC Rights Agreement) in respect of any capital stock, other than per share regular quarterly cash dividends in amounts consistent with its past practice; or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, except in open market transactions in connection with the SBC Stock Plans, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, but subject to SBC's obligations under the following item
(iii); (iii) neither it nor any of its Subsidiaries will knowingly take any action that would prevent the Merger from qualifying for "pooling-of-interests" accounting treatment or as a tax-free "reorganization" within the meaning of Section 368(a) of the Code or that will cause any of its representations and warranties therein to become untrue in any material respect; (iv) neither it nor any of its Subsidiaries will issue any SBC Preferred Stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if it reasonably anticipates that after such incurrence any of its or any of its Subsidiaries' outstanding senior indebtedness would be rated A or lower by Standard & Poor's; (v) neither it nor any of its Subsidiaries will make any capital expenditures in any period of twelve consecutive months following the date of the Merger Agreement in an aggregate amount in excess of 150% of the aggregate amount of capital expenditures reflected in its capital expenditure budget for such year; (vi) neither it nor any of its Subsidiaries will transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $1.5 billion in the aggregate in any period of twelve consecutive months following the date of the Merger Agreement except for transfers, leases, licenses, sales, mortgages, pledges, encumbrances, or other dispositions in the ordinary course of business consistent with past practice;
(vii) neither it nor any of its Subsidiaries will issue, deliver, sell or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except
(A) any such shares issued pursuant to options and other awards outstanding on the date of the Merger Agreement under the SBC Stock Plans, awards of options and other awards granted hereafter under the SBC Stock Plans and shares issuable pursuant to such awards, (B) up to an aggregate amount of $4.8 billion of such shares, securities, rights, warrants or options in any period of twelve consecutive months following the date of the Merger Agreement to fund, in whole or in part, the cost of any acquisition or acquisitions permitted under the following item (viii), following reasonable notice to Ameritech of its intention to take such action, and (C) pursuant to the terms of the Agreement and Plan of Merger dated as of January 4, 1998, by and among

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

SNET and SBC(CT) Sub, Inc. a Connecticut corporation and a wholly-owned subsidiary of SBC (the "SNET Agreement"), which issuances of SBC capital stock will not be included in calculating the $4.8 billion of permissible issuances, deliveries, sales or encumbrances, or require notice to Ameritech, pursuant to clause (B) above; (viii) neither it nor any of its Subsidiaries will spend in excess of $4.8 billion in the aggregate in any period of twelve consecutive months following the date of the Merger Agreement to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition), provided, however, that no such acquisition would prevent, materially delay or materially impair its ability to consummate the transactions contemplated by the Merger Agreement; and provided, further, that the SNET Agreement and the transactions contemplated thereby will not be subject to the terms of the foregoing restriction and, provided, further, that neither it nor any of its Subsidiaries will acquire any business the acquisition of which would subject SBC and its Subsidiaries following the consummation of the Merger to any Commercial Mobile Radio Service spectrum aggregation limit restriction pursuant to the provisions of 47 C.F.R. Section 20.6 or place SBC and its Subsidiaries following the consummation of the Merger in violation of the Cellular Cross Ownership limits contained in 47 C.F.R. Section 22.942, except that the SNET Agreement and the transactions contemplated thereby will not be subject to the terms of the foregoing restriction; (ix) neither it nor any of its Subsidiaries will enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and (x) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  Acquisition Proposals

  In accordance with the terms of the Merger Agreement, Ameritech has agreed that neither it nor any of its Subsidiaries will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (Ameritech, its Subsidiaries and their officers, directors, employees, agents and representatives being the "Ameritech Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Ameritech Acquisition Proposal. Ameritech has further agreed that neither it nor any of its Subsidiaries will, and that it will direct and use its best efforts to cause Ameritech Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Ameritech Acquisition Proposal or engage in any negotiations concerning an Ameritech Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Ameritech Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement will prevent either Ameritech or Ameritech Representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Ameritech Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Ameritech Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Ameritech Acquisition Proposal to the shareowners of Ameritech if, and only to the extent that, in such case referred to in clause (B) or (C), (i) the Ameritech Board concludes in good faith (after consultation with its financial advisor) that such Ameritech Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a Superior Ameritech Proposal, (ii) the Ameritech Board determines in good faith after consultation with outside legal counsel that such action is necessary for the Ameritech Board to comply with its fiduciary duty under applicable law and (iii) prior to providing any information or data to any Person in connection with an Ameritech Acquisition Proposal by any such Person, the Ameritech Board receives from such Person a confidentiality agreement in customary form, provided, that such confidentiality agreement will not contain terms that prevent Ameritech from complying with its obligations under the foregoing provisions of the Merger Agreement.

  In accordance with the terms of the Merger Agreement, SBC has agreed that neither it nor any of its Subsidiaries will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (SBC, its Subsidiaries and their officers, directors, employees, agents and representatives being the "SBC Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any SBC Acquisition Proposal. SBC has further agreed that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct and use its best efforts to cause the SBC Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an SBC Acquisition Proposal or engage in any negotiations concerning an SBC Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an SBC Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement will prevent either SBC or the SBC Representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an SBC Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written SBC Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written SBC Acquisition Proposal to the shareowners of SBC if and only to the extent that, in such cases referred to in clause (B) or (C), (i) the SBC Board concludes in good faith (after consultation with its financial advisor) that such SBC Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a Superior SBC Proposal,
(ii) the SBC Board determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty under applicable law and (iii) prior to providing any information or data to any Person in connection with an SBC Acquisition Proposal by any such Person, the SBC Board will receive from such Person a confidentiality agreement in customary form, provided, that, such confidentiality agreement will not contain terms that prevent SBC from complying with its obligations under the foregoing provisions of the Merger Agreement.

  Ameritech and SBC have each agreed in the Merger Agreement to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any Ameritech Acquisition Proposal or SBC Acquisition Proposal, as the case may be. The Merger Agreement further requires Ameritech and SBC to notify the other immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers, and thereafter to inform the other of any material modification of the terms of any such proposal or offer or the withdrawal thereof. The Merger Agreement requires Ameritech and SBC to promptly request each Person that has theretofore executed a confidentiality agreement in connection with its consideration of any Ameritech Acquisition Proposal or any SBC Acquisition Proposal, as the case may be, to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

  The Special Meetings

  Ameritech has agreed in the Merger Agreement to take all action necessary to convene the Ameritech Special Meeting as promptly as practicable after the Registration Statement is declared effective. Similarly, SBC has agreed in the Merger Agreement to take all action necessary to convene the SBC Special Meeting as promptly as practicable after the Registration Statement is declared effective.

  Subject to their respective fiduciary obligations under applicable law and the terms of the Merger Agreement, Ameritech has agreed in the Merger Agreement that the Ameritech Board will recommend that the shareowners of Ameritech adopt the Merger Agreement and thereby approve the transactions contemplated thereby and to take all lawful action to solicit such adoption, and SBC has agreed in the Merger Agreement that the SBC Board will recommend that the shareowners of SBC approve the issuance of shares of SBC Common Stock pursuant to the Merger Agreement and will take all lawful action to solicit such approval.

  Pooling of Interests

  Pursuant to the Merger Agreement, Ameritech and SBC have each agreed to use all respective reasonable best efforts to cause the Merger to qualify for "pooling of interests" accounting treatment. See "Accounting Treatment."

CERTAIN REGULATORY FILINGS AND APPROVALS

  Pursuant to the Merger Agreement, each of Ameritech and SBC has agreed to cooperate with the other and use (and cause their respective Subsidiaries to use) all their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable after the execution of the Merger Agreement, including preparing and filing as promptly as practicable after the date of the Merger Agreement all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any Governmental Entity in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby; provided, however, that nothing in the foregoing will require, or be construed to require, SBC or Ameritech to agree to, or comply with, any conditions to the granting of any such consent, registration, approval, permit or authorization by any Governmental Entity if compliance with such conditions, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Surviving Corporation or SBC following the Effective Time (it being understood for purposes of the Merger Agreement that, for this purpose only, materiality shall be determined by reference to the trading market equity value of SBC prior to the consummation of the Merger and after taking into account (i) any adverse effects reasonably likely to arise from any restrictions on the ability of the Surviving Corporation or SBC or any of their respective Subsidiaries to conduct its operations as currently conducted or as proposed as of the date of the Merger Agreement to be conducted resulting from complying with the conditions to or from the grant of any such consent, registration, approval, permit or authorization, (ii) any benefits reasonably likely to be realized by SBC on a consolidated basis (other than those operational benefits reasonably likely to be realized directly from the consummation of the Merger) resulting from complying with the conditions to or from the grant of any such consent, registration, approval, permit or authorization, and (iii) any proceeds resulting from any divestiture required by a Governmental Entity as a condition to its granting any such consent, registration, approval, permit or authorization) (a "Regulatory Material Adverse Effect"). The Merger Agreement further provides that any divestiture by either SBC or Ameritech or any of their respective Subsidiaries reasonably required to cause the Surviving Corporation to be in compliance with the commercial mobile radio service spectrum aggregation limits established by the FCC in 47 C.F.R. Section 20.6 and the cellular cross ownership limits contained in 47 C.F.R. Section 22.942 will be deemed not to have any adverse effect on either the Surviving Corporation or SBC following the Effective Time.

  There can be no assurance that the approvals described below will be obtained or, if obtained, will not include conditions that could result in the abandonment of the Merger by SBC and Ameritech. Other than as described below under "--FCC," SBC and Ameritech have not determined how they will respond to conditions, limitations or divestitures which may be sought by Governmental Entities in connection with any requisite approvals. If any conditions, limitations or divestitures are sought by Governmental Entities, SBC and Ameritech will make such determinations at the appropriate time.

  As used in the Merger Agreement,"Material Adverse Effect" means, with respect to either SBC or Ameritech, as the case may be, a material adverse effect determined by reference to its trading market equity value prior to the consummation of the Merger, other than effects or changes resulting from the execution of the Merger Agreement or the announcement thereof or changes in
(i) the telecommunications industry generally, (ii) the national economy generally or (A) with respect to SBC only, the economy of Texas, Oklahoma, Missouri, Kansas, Arkansas, Nevada and California, taken together, generally or of France, Mexico and/or the Republic of South Africa or (B) with respect to Ameritech only, the economies of Illinois, Indiana, Michigan, Ohio and Wisconsin, taken together, generally, or of Belgium, Denmark and/or Hungary or
(iii) the securities markets generally.

  HSR

  Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. SBC and Ameritech each filed a Notification and Report Form pursuant to the HSR Act with the Department of Justice and the FTC on July 20, 1998. On August 19, 1998, the Department of Justice requested additional information and documents from SBC and Ameritech relating to the Merger. Under the HSR Act, the Merger may not be consummated until 20 days after SBC and Ameritech have substantially complied with such request for additional information. At any time before or after the Effective Time, the FTC, the Department of Justice or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of SBC or Ameritech. One or more state attorneys general may seek to review the Merger under various antitrust or competition laws. There can be no assurance that a challenge to the Merger on antitrust or anticompetitive grounds will not be made or, if such a challenge is made, that it would not be successful.

  FCC

  Before the Merger can be consummated, SBC and Ameritech must obtain the approval of the FCC pursuant to the Communications Act for the deemed transfer of control from Ameritech to SBC of certain FCC licenses and authorizations held by certain of Ameritech's subsidiaries. These licenses and authorizations include various microwave authorizations currently held by Ameritech's local exchange and cellular operations, numerous cellular authorizations, authorizations to provide long distance service, and other authorizations used in connection with the businesses of such subsidiaries. The FCC is expected to evaluate whether SBC is qualified to control Ameritech and whether the public interest, convenience, and necessity will be served by the transfer of control that will be effected upon consummation of the Merger. On July 24, 1998, SBC and Ameritech filed transfer of control applications with the FCC seeking the FCC's approval to transfer the above-described FCC licenses and authorizations. SBC and Ameritech expect that these applications will demonstrate compliance with the FCC's standards. However, there can be no assurance as to when and if the requisite FCC approvals will be obtained. In addition, there can be no assurance that such approvals will not include conditions that could result in the abandonment of the Merger.

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

  The FCC has established certain rules and regulations, including in particular the cellular cross-ownership limits contained in 47 C.F.R. Section 22.942, that limit the ability of any single person to have an interest in more than one cellular license in the same market. SBC and Ameritech own competing cellular licenses in several markets, including, but not limited to, Chicago, Illinois and St. Louis, Missouri (the "Overlapping Cellular Licenses"). In an effort to comply with the FCC's rules and regulations and certain provisions of the Merger Agreement, SBC and Ameritech expect to be required by the FCC to divest one of the Overlapping Cellular Licenses in each market and are attempting to determine the manner in which an Overlapping Cellular License in each market should be divested.

  State PUCs

  Ameritech has subsidiaries that operate as public utility or public service companies in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin. The PUCs in Illinois and Ohio have express statutory requirements that require SBC and Ameritech to obtain their approval prior to the consummation of the Merger; SBC and Ameritech filed applications for such approval on July 24, 1998. There can be no assurance as to when and if the requisite PUC approvals will be obtained. In addition, there can be no assurance that such approvals will not include conditions that could result in the abandonment of the Merger. The states of Indiana, Michigan and Wisconsin do not have express statutory requirements for prior approval of the Merger by their respective state PUCs. However, the IURC issued an order to SBC and Ameritech on September 2, 1998 indicating that because it believes that the Merger could affect telephone competition in Indiana and might have an effect on the quality of service, rates and employment levels, the IURC will investigate the Merger. The IURC intends to conduct hearings on December 1 and 2, 1998. There can be no assurance that Michigan and Wisconsin will not similarly attempt to take action with respect to the Merger. SBC must also file a notice with the California Public Utility Commission explaining how the Merger affects the analysis used and conditions imposed by the California Public Utility Commission in its order granting approval of the Pactel Acquisition.

  Illinois Commerce Commission. Ameritech has two operating company subsidiaries in Illinois: Illinois Bell Telephone Company, d/b/a Ameritech Illinois, and Ameritech Illinois Metro, Inc. (collectively, the "Illinois Telecommunications Carriers"). Because the Merger is a "reorganization" for purposes of the Illinois Public Utilities Act ("IPUA"), it is subject to the jurisdiction of the Illinois Commerce Commission ("ICC") and may not be consummated without approval of the ICC. On July 24, 1998, SBC, Ameritech and the Illinois Telecommunications Carriers (collectively, the "Applicants"), filed a joint application with the ICC (the "ICC Application") requesting the necessary approvals to consummate the Merger and for SBC to indirectly control the Illinois Telecommunications Carriers. The IPUA provides that the ICC will not approve any "reorganization" if the ICC finds, after notice and hearing, that the reorganization will adversely affect the public utility's ability to perform its duties under the IPUA. In order to find that there will be no such adverse effect, the ICC must find that the reorganization meets the requirements specified in chapter 220 Section 5/7-204 of the Illinois Compiled Statutes ("Section 5/7-204"). In approving the proposed reorganization pursuant to Section 5/7-204, the ICC may impose such terms, conditions or requirements as, in its judgment, are necessary to protect the interests of the public utility and its customers. The ICC has 11 months to make its decision on the ICC Application, unless the ICC finds that it has been delayed by the Applicants' failure to provide data or information requested by the ICC or to provide information that the ICC has ordered the Applicants to turn over to other parties. The ICC may extend the review period for up to three months if the ICC Application is amended or if necessary to consider changes in circumstances after the filing of the ICC Application that were not reasonably foreseeable.

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

  Public Utility Commission of Ohio. The Ohio Bell Telephone Company, d/b/a Ameritech Ohio ("Ohio Bell"), a subsidiary of Ameritech, is a domestic telephone company (as defined by the Ohio Public Utility Act (the "Ohio Act")). Section 4905.402 of the Ohio Act provides that no person can acquire control, directly or indirectly, of a domestic telephone company or a holding company controlling a domestic telephone company until that person obtains the prior approval of the Public Utilities Commission of Ohio (the "PUCO"). SBC and Ameritech filed an application on July 24, 1998 (the "Ohio Application") with the PUCO seeking authority for the deemed transfer of control of Ohio Bell to SBC. Under the provisions of the Ohio Act, the Ohio Application must demonstrate that the transfer of control will promote the public convenience and result in the provision of adequate service for a reasonable rate, rental, toll or charge. A hearing on the Ohio Application may be held by the PUCO, but is not required. If no hearing is held, the PUCO is required to issue an order within 30 days of the filing of the Ohio Application. If a hearing is held, then the PUCO must issue an order within 20 days of the conclusion of the hearing. Section 4905.402 indicates that if, after the review of the Ohio Application, and after any necessary hearing, the PUCO is satisfied that approval of the Ohio Application will promote the public convenience and result in the provision of adequate service for a reasonable rate, rental, toll or charge, the PUCO shall approve the application and make such orders as it considers proper. If the PUCO does not issue an order within the 30 or 20 day time periods, the Ohio Application will be deemed approved by operation of law.

  PUC Approvals Regarding Intrastate Interexchange Service

  Ameritech is authorized to provide interexchange services (the "LD Certificates") in 45 states and the District of Columbia. Ameritech is also authorized to provide local exchange services (the "LE Certificates", and together with the LD Certificates, the "State Certificates") in twelve states outside of its five state region. The State Certificates include authorizations for Ameritech, or its subsidiaries, to provide local exchange services in the states of California, Texas and Missouri, which are each states in which SBC has a subsidiary which is an incumbent local exchange carrier, as defined by the Telecommunications Act. Ameritech may be required to modify or withdraw LD Certificates in the states of California, Nevada, Texas, Missouri, Kansas, Arkansas and Oklahoma depending upon the status of SBC's applications to obtain authority to provide long distance service in these states. Furthermore, authorization may be required from certain other states to permit Ameritech to effect the deemed transfer of its existing long distance authorizations to SBC or one of its subsidiaries. In addition, Ameritech may be required to modify or withdraw its LE Certificates in the states of California, Texas and Missouri as a result of this transaction. SBC may be required to modify or amend any LD Certificates or LE Certificates it may have in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin.

  Municipal Cable Franchises

  Ameritech has been granted cable franchises pursuant to agreements with various municipalities ("Cable Franchise Agreements") located in the states of Illinois, Michigan and Ohio. Under the Cable Franchise Agreements, consummation of the Merger may require the approval of the appropriate municipality prior to the Effective Time. Ameritech and SBC intend to seek any required approvals.

  European Regulatory Approvals

  SBC and Ameritech have made the requisite notifications to or filings with regulatory authorities in various European countries in which SBC or Ameritech has direct or indirect investments in telecommunications companies. No additional approvals, notifications or filings are required from such regulatory authorities with respect to the consummation of the Merger. SBC has investments in the United Kingdom, France and

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Switzerland. Ameritech has equity investments in telecommunications companies in Belgium, Germany, Denmark, Norway, and Hungary.

STOCK EXCHANGE LISTING AND DE-LISTING

  SBC has agreed to use its best efforts to cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Merger Agreement provides that the Surviving Corporation will use its best efforts to cause the shares of Ameritech Common Stock to be de-listed from the NYSE, CSE, BSE, PSE and PHLX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

EMPLOYEE BENEFITS

  Stock Options

  The Merger Agreement provides that at the Effective Time each outstanding Ameritech Option under the Ameritech Stock Plans, whether vested or unvested, will be deemed to constitute a Substitute Option at an exercise price equal to the Substitute Option Price. For each Substitute Option substituted for an Ameritech Option that included a right under certain circumstances to receive dividend equivalents in the form of stock units ("Ameritech Stock Units"), all Ameritech Stock Units credited to the account of the holder of such Substitute Option at the Effective Time will, as of the Effective Time, be deemed to constitute a number of stock units, each of which will represent one share of SBC Common Stock ("SBC Stock Units"), equal to the number of shares of SBC Common Stock the holder of such Substitute Option would have been entitled to receive pursuant to the Merger Agreement had such Ameritech Stock Units been distributed to such holder in full immediately prior to the Effective Time. Thereafter SBC Stock Units will continue to be credited to the account of the holder of such Substitute Option to the same extent and on the same terms and conditions as they would have under the Ameritech Option for which the Substitute Option was substituted (except that the record dates and dividend amounts will be the record dates and dividend amounts for SBC Common Stock), and all such SBC Stock Units will be distributed at the same times and in the same manner as the Ameritech Stock Units would have been distributed had the Substitute Option not been substituted for the Ameritech Option (except that the option price used to determine if the SBC Stock Units can be distributed will be the Substitute Option Price).

  The Merger Agreement further provides that at or prior to the Effective Time, Ameritech will make all necessary arrangements with respect to the Ameritech Stock Plans to permit the assumption of the unexercised Ameritech Options by SBC and as soon as practicable after the Effective Time SBC will use its best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of SBC Common Stock issuable pursuant to all Substitute Options. The Merger Agreement further provides that, effective at the Effective Time, SBC will assume each Ameritech Option in accordance with the terms of the Ameritech Stock Plan under which it was issued and the stock option agreement by which it is evidenced and that as promptly as practicable after the Effective Time, Ameritech will deliver to the participants in the Ameritech Stock Plans appropriate notices setting forth such participants' rights pursuant to such assumed Ameritech Options.

  Benefit Plans

  Pursuant to the Merger Agreement, SBC agrees that it will cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to employees of Ameritech and its Subsidiaries

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

compensation and benefit plans that are no less favorable, in the aggregate, than the Ameritech Compensation and Benefit Plans specifically disclosed to SBC. However, if during this period SBC implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under compensation and benefit plans applicable to employees of SBC and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), the Surviving Corporation will proportionately adjust the benefits under Ameritech's compensation and benefit plans or the cost thereof to participants. Notwithstanding the foregoing, the Merger Agreement provides that with respect to employees who are subject to collective bargaining, all benefits will be provided only in accordance with the applicable collective bargaining agreement. Pursuant to the Merger Agreement, at or prior to the Effective Time, Ameritech will make all necessary arrangements to cause any Ameritech Common Stock units under the Ameritech Compensation and Benefit Plans to be converted into share units with respect to SBC Common Stock by multiplying the shares of Ameritech Common Stock subject to such Ameritech Common Stock units by the Exchange Ratio. In addition, the Merger Agreement provides that SBC will, and will cause the Surviving Corporation to, honor, pursuant to their terms, all employee benefit obligations existing at the Closing Date to current and former employees under the Ameritech Compensation and Benefit Plans.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing this Joint Prospectus/Proxy Statement and the Registration Statement and the filing fee under the HSR Act will be shared equally by SBC and Ameritech.

DIVIDENDS

  The Merger Agreement provides that Ameritech will coordinate with SBC the declaration, setting of record dates and payment dates of dividends on shares of Ameritech Common Stock so that holders of Ameritech Common Stock do not receive dividends on both Ameritech Common Stock and SBC Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Ameritech Common Stock or SBC Common Stock received in the Merger in respect of any calendar quarter.

SBC BOARD FOLLOWING THE MERGER

  SBC has agreed pursuant to the Merger Agreement that at the Effective Time SBC will enable up to five members of the Ameritech Board to be members of the SBC Board. The SBC Board will, in consultation with the Chief Executive Officer of Ameritech and the Ameritech Board, select the director designees and appoint each such director designee to the SBC Board as of the Effective Time, with such director designees divided as nearly evenly as is possible among the classes of directors on the SBC Board. SBC and Ameritech expect that Mr. Notebaert will be one of the members of the Ameritech Board who will become a member of the SBC Board as of the Effective Time.

CONDITIONS

  The respective obligations of Ameritech, SBC and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (a) the Merger

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Agreement having been duly adopted by holders of Ameritech Common Stock and having been duly adopted by the sole stockholder of Merger Sub (each of which approvals may not be waived under the DGCL), and the issuance of shares of SBC Common Stock pursuant to the Merger Agreement having been duly approved by the holders of shares of SBC Common Stock; (b) the shares of SBC Common Stock issuable to Ameritech shareowners pursuant to the Merger Agreement having been authorized for listing on the NYSE upon official notice of issuance; (c) the waiting period applicable to the consummation of the Merger under the HSR Act having expired or been terminated and all material Ameritech Required Consents and material SBC Required Consents from or with any Governmental Entity having been made or obtained pursuant to a Final Order (as defined below), free of any conditions (other than conditions that are not reasonably likely, either individually or in the aggregate, to have a Regulatory Material Adverse Effect); (d) no Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order, and no Governmental Entity having instituted any proceeding, or, in the case of a federal Governmental Entity, threatened in writing to institute any proceeding, seeking any such Order; (e) the Registration Statement having become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceedings for that purpose having been initiated or been threatened by the SEC; (f) SBC and Ameritech having received "comfort" letters in customary form and substance and letters from their respective independent public accounting firms to the effect that the Merger will qualify for "pooling of interests" accounting treatment; and
(g) SBC having received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by the Merger Agreement.

  For purposes of the Merger Agreement, the term "Final Order" means an action or decision that has been granted as to which (a) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (a), (b), (c) or (d) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in any such case in a manner which would have a Regulatory Material Adverse Effect following the Effective Time).

  For purposes of the Merger Agreement, the necessary filings, notices and/or approvals (i) under the HSR Act, the Exchange Act and the Securities Act, (ii) to comply with state securities or "blue-sky" laws, (iii) if any, of the FCC pursuant to the Telecommunications Act, (iv) if any, of the PUC and the local, state and foreign Governmental Entities identified by SBC or Ameritech to one another pursuant to Utilities Laws and (v) if any, of the foreign regulatory bodies identified by SBC or Ameritech to one another pursuant to applicable foreign laws regulating actions having the purpose or effect of monopolization or restraint of trade with respect to SBC are referred to as the "SBC Required Consents" and with respect to Ameritech are referred to as the "Ameritech Required Consents."

  The obligations of SBC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by SBC at or prior to the Effective Time of the following conditions: (a) the representations and warranties of Ameritech set forth in the Merger Agreement (i) to the extent qualified by Material Adverse Effect being true and correct and (ii) to the extent not qualified by Material Adverse Effect being true and correct, except that

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such representations and warranties will be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on Ameritech, in each case (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date); (b) Ameritech's having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (c) Ameritech's having obtained the consent or approval of each Person whose consent or approval is required in order to consummate the transactions contemplated by the Merger Agreement under any Contract to which Ameritech or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Ameritech; and (d) SBC's having received the opinion of Sullivan & Cromwell, counsel to SBC, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and Ameritech will be a party to that reorganization within the meaning of
Section 368(b) of the Code.

  The obligation of Ameritech to effect the Merger is also subject to the satisfaction or waiver by Ameritech at or prior to the Effective Time of the following conditions: (a) the representations and warranties of SBC and Merger Sub set forth in the Merger Agreement (i) to the extent qualified by Material Adverse Effect being true and correct, and (ii) to the extent not qualified by Material Adverse Effect being true and correct, except that such representations and warranties will be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on SBC, in each case (i) and
(ii), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date); (b) SBC and Merger Sub each having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (c) Ameritech's having received the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to Ameritech, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and Ameritech will be a party to that reorganization within the meaning of Section 368(b) of the Code.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareowners of Ameritech and SBC by mutual written consent of Ameritech and SBC authorized by action of their respective Boards of Directors. The Merger Agreement further provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the SBC Board or the Ameritech Board if (a) the Merger has not been consummated by the Termination Date, whether such date is before or after the date of approval by the shareowners of Ameritech or SBC (provided, however, that if SBC or Ameritech determines that additional time is necessary in connection with obtaining an SBC Required Consent or an Ameritech Required Consent from or with any Governmental Entity, the Termination Date may be extended for up to 60 calendar days at any one time by SBC or Ameritech from time to time by written notice to the other party up to a date not beyond March 31, 2000, which date will be deemed to be the Termination Date), (b) the adoption of the Merger Agreement by Ameritech's shareowners has not occurred at the Ameritech Special Meeting, (c) the approval of SBC's shareowners necessary to approve the issuance of shares of SBC Common Stock pursuant to the Merger Agreement has not been obtained at the SBC Special Meeting, or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable (whether

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before or after the adoption or approval by the shareowners of Ameritech or
SBC, as the case may be). The Merger Agreement provides that the right to terminate the Merger Agreement pursuant to clause (a) above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that proximately contributes to the failure of the Merger to be consummated.

  The Merger Agreement also provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the shareowners of Ameritech, by action of the Ameritech Board: (a) if (i) the Ameritech Board approves entering into a binding written agreement concerning a transaction that constitutes a Superior Ameritech Proposal and Ameritech notifies SBC in writing that Ameritech desires to enter into such agreement, (ii) SBC does not make, within ten calendar days after receipt of Ameritech's written notification of its desire to enter into a binding agreement for a Superior Ameritech Proposal, the terms of which are specified in such notice, an offer that the Ameritech Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareowners of Ameritech as the Superior Ameritech Proposal, and (iii) Ameritech prior to such termination pays to SBC in immediately available funds any fees required to be paid pursuant to the Merger Agreement; or (b) if (i) the SBC Board has withdrawn or adversely modified its approval of the Merger Agreement or its recommendation to the shareowners of SBC that such shareowners approve the issuance of shares of SBC Common Stock pursuant to the Merger Agreement or failed to reconfirm such recommendation within fifteen business days after a written request by Ameritech to do so (provided that such a request is made after the SBC Board or any SBC Representative has taken any of the actions that would be proscribed by the provisions of the Merger Agreement relating to SBC Acquisition Proposals, but for the exception in such provisions allowing certain actions to be taken with respect to any bona fide written SBC Acquisition Proposal that has not been withdrawn or rejected by the SBC Board), (ii) there has been a material breach by SBC or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement which (x) would result in a failure of the condition relating to SBC and Merger Sub's representations and warranties or the condition relating to performance in all material respects of all obligations required to be performed by SBC or Merger Sub pursuant to the Merger Agreement and (y) cannot be or is not cured prior to the Termination Date, or (iii) SBC or any SBC Representative takes any of the actions that would be proscribed by the terms of the Merger Agreement relating to SBC Acquisition Proposals.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareowners of SBC, by action of the SBC Board: (a) if (i) the SBC Board approves entering into a binding written agreement concerning a transaction that constitutes a Superior SBC Proposal and SBC notifies Ameritech in writing that SBC desires to enter into such agreement, (ii) Ameritech does not make, within ten days after receipt of SBC's written notification of its desire to enter into a binding agreement for a Superior SBC Proposal, the terms of which are specified in such notice, an offer that the SBC Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareowners of SBC as the Superior SBC Proposal, and (iii) SBC prior to such termination pays to Ameritech in immediately available funds any fees required to be paid pursuant to the Merger Agreement, or (b) if (i) the Ameritech Board has withdrawn or adversely modified its approval or recommendation to Ameritech's shareowners of the Merger Agreement, or failed to reconfirm such recommendation within fifteen business days after a written request by SBC to do so (provided that such a request is made after the Ameritech Board or any Ameritech Representative has taken any of the actions that would be proscribed by the provisions of the Merger Agreement relating to Ameritech Acquisition Proposals but for the exception in such provisions allowing certain actions to be taken with respect to any bona fide written

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

Ameritech Acquisition Proposal that has not been withdrawn or rejected by the Ameritech Board, (ii) there has been a material breach by Ameritech of any representation, warranty, covenant or agreement contained in the Merger Agreement which (x) would result in a failure of a condition relating to Ameritech's representations and warranties or the condition relating to performance in all material respects of all obligations required to be performed by Ameritech pursuant to the Merger Agreement and (y) cannot be or is not cured prior to the Termination Date, or (iii) if Ameritech or any Ameritech Representative takes any of the actions that would be proscribed by provisions of the Merger Agreement relating to Ameritech Acquisition Proposals but for the exception therein allowing certain actions to be taken.

  In the event of termination of the Merger Agreement and the abandonment of the Merger pursuant to the termination provisions enumerated above, the Merger Agreement (other than those provisions which will specifically survive) will become void and of no effect with no liability on the part of any party thereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination will relieve any party thereto from any liability for damages resulting from any willful and intentional breach of the Merger Agreement (to the extent such damages exceed any Termination Fee as described below under "--Certain Termination Fees") or from any obligation to pay, if applicable, the Termination Fee.

CERTAIN TERMINATION FEES

  The Merger Agreement provides that in the event that (i) a bona fide Ameritech Acquisition Proposal has been made to Ameritech and made known to shareowners generally or has been made directly to shareowners generally or any Person has publicly announced an intention (whether or not conditional) to make a bona fide Ameritech Acquisition Proposal and such Ameritech Acquisition Proposal or announced intention has not been withdrawn prior to the Ameritech Special Meeting and thereafter the Merger Agreement is terminated by either SBC or Ameritech because adoption of the Merger Agreement by Ameritech's shareowners at the Ameritech Special Meeting has not occurred and within nine months after such termination Ameritech enters into an agreement to consummate a transaction that would constitute an Ameritech Acquisition Proposal if it were the subject of a proposal, or (ii) the Merger Agreement is terminated (x) by Ameritech pursuant to the provisions of the Merger Agreement permitting Ameritech to terminate if the Ameritech Board has approved entering into a binding written agreement concerning a transaction that constitutes a Superior Ameritech Proposal and SBC has not made, within ten calendar days after receipt of Ameritech's written notification of its desire to enter into a binding agreement for a Superior Ameritech Proposal, an offer that the Ameritech Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareowners of Ameritech as the Superior Ameritech Proposal or (y) by SBC pursuant to the provisions of the Merger Agreement permitting termination (A) if the Ameritech Board withdraws or adversely modifies its approval or recommendation to Ameritech's shareowners of the Merger Agreement or fails to reconfirm such recommendation within fifteen business days after a written request by SBC to do, (B) if Ameritech materially breaches any representation, warranty, covenant or agreement contained in the Merger Agreement which would result in a failure of the condition relating to Ameritech's representations and warranties or the condition relating to performance by Ameritech in all material respects of all obligations of Ameritech under the Merger Agreement (solely with respect to a willful and intentional breach) or (C) if Ameritech or any Ameritech Representative takes any of the actions that would be proscribed by provisions of the Merger Agreement relating to Ameritech Acquisition Proposals but for the exception therein allowing certain actions to be taken, then Ameritech will promptly, but in no event later than two days after the date of such termination (except as otherwise provided in the Merger Agreement), or, in the case of termination because of Ameritech's shareowners' failure to adopt the agreement, two days after the relevant agreement is entered into, pay SBC the Termination Fee, which amount will be exclusive of any amounts to be paid pursuant to the provision of the Merger Agreement relating to the sharing of expenses. See "--Expenses."

  The Merger Agreement further provides that in the event that (i) a bona fide SBC Acquisition Proposal has been made to SBC and made known to shareowners generally or has been made directly to shareowners generally or any Person has publicly announced an intention (whether or not conditional) to make a bona fide SBC Acquisition Proposal and such SBC Acquisition Proposal or announced intention has not been withdrawn prior to the SBC Special Meeting and thereafter the Merger Agreement is terminated by Ameritech or SBC because the approval of SBC's shareowners necessary for the issuance of shares of SBC Common Stock pursuant to the Merger Agreement has not been obtained and within nine months after such termination SBC enters into an agreement to consummate a transaction that would constitute an SBC Acquisition Proposal if it were the subject of a proposal, or (ii) the Merger Agreement is terminated (x) by SBC pursuant to the provisions of the Merger Agreement permitting SBC to terminate the Merger Agreement if the SBC Board has approved entering into a binding written agreement concerning a transaction that constitutes a Superior SBC Proposal and Ameritech does not make, within ten calendar days after receipt of SBC's written notification of its desire to enter into a binding agreement for a Superior SBC Proposal an offer that the SBC Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareowners of SBC as the Superior SBC Proposal or (y) by Ameritech pursuant to the provisions of the Merger Agreement permitting termination (A) if the SBC Board withdraws or adversely modifies its approval or recommendation to SBC's shareowners of the issuance of shares of SBC Common Stock or fails to reconfirm such recommendation within fifteen business days after a written request by Ameritech to do so, or (B) if SBC or Merger Sub materially breaches any representation, warranty, covenant or agreement contained in the Merger Agreement which would result in a failure of the condition relating to SBC's representations and warranties or the condition relating to performance by SBC or Merger Sub in all material respects of all obligations of SBC and Merger Sub under the Merger Agreement (solely with respect to a willful and intentional breach) or (C) if SBC or any SBC Representative takes any of the actions that would be proscribed by provisions of the Merger Agreement relating to SBC Acquisition Proposals but for the exception therein allowing certain actions to be taken, then SBC will promptly, but in no event later than two days after the date of such termination (except as otherwise provided in the Merger Agreement) or, in the case of a termination because of the failure to obtain SBC shareowner approval of the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, two (2) days after the relevant agreement is entered into, pay Ameritech a fee equal to the Termination Fee, which amount will be exclusive of any amounts to be paid pursuant to the provision relating to sharing of expenses. See "--Expenses."

RESALE OF SBC COMMON STOCK

  The shares of SBC Common Stock issuable to shareowners of Ameritech in connection with the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareowners not deemed to be "affiliates" of Ameritech prior to the date of the Ameritech Special Meeting, or of SBC following the Effective Time, as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Ameritech at the time of the Ameritech Special Meeting or SBC following the Effective Time. Shares of SBC Common Stock received by those shareowners of Ameritech who are deemed to be "affiliates" of Ameritech may be resold without registration as provided for by Rule 144 or 145, or as otherwise permitted, under the Securities Act, subject to the provisions of the Ameritech Affiliates Letter referred to below. This Joint Proxy

Statement/Prospectus does not cover any resales of SBC Common Stock received by affiliates of Ameritech in the Merger or by certain of their family members or related interests.

  Pursuant to the Merger Agreement, each of Ameritech and SBC has agreed to deliver to the other a letter identifying all persons whom such company believes to be, as of the date of the Ameritech Special Meeting, "affiliates" of such company for purposes of applicable interpretations regarding use of the "pooling-of-interests" accounting method and, in the case of "affiliates" of Ameritech, for purposes of Rule 145 under the Securities Act. Each of Ameritech and SBC has agreed to use all reasonable best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to SBC prior to the date of the Ameritech Special Meeting a written agreement in the appropriate form attached to the Merger Agreement (in the case of affiliates of Ameritech, an "Ameritech Affiliates Letter" and, in the case of affiliates of SBC, an "SBC Affiliates Letter"). The provisions of the Ameritech Affiliates Letter restrict certain sales of securities of SBC by such affiliates of Ameritech prior to and following the Effective Time and sales of securities of Ameritech at certain times prior to the Effective Time. The provisions of the SBC Affiliates Letter restrict sales of securities of SBC by affiliates of SBC at certain times prior to and following the Effective Time.

DISSENTERS' RIGHTS OF APPRAISAL

  In accordance with Section 262 of the DGCL, no appraisal rights will be available to either holders of Ameritech Common Stock or SBC Common Stock in connection with the Merger. No appraisal rights will be available to holders of SBC Common Stock in connection with the Bylaw Amendment.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Ameritech Board, Ameritech shareowners should be aware that certain members of Ameritech's management and of the Ameritech Board have certain interests in the Merger that are in addition to the interests of shareowners generally.

  Indemnification; Directors' and Officers' Insurance

  The Merger Agreement provides that, from and after the Effective Time, SBC will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Ameritech (when acting in such capacity) determined as of the Effective Time against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

  The Merger Agreement also provides that the Surviving Corporation will maintain D&O Insurance with coverage in amount and scope at least as favorable as Ameritech's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time. However, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 175% of the Current Premium, in each case during such six-year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

  Board of Directors Following the Merger

  SBC has agreed pursuant to the Merger Agreement that at the Effective Time SBC will enable up to five members of the Ameritech Board to become members of the SBC Board. The SBC Board, in consultation with the Chairman of the Board, President and Chief Executive Officer of Ameritech, and the Ameritech Board, will select the director designees and appoint each such director designee to the SBC Board as of the Effective Time, with such director designees divided as nearly evenly as is possible among the classes of directors on the SBC Board. SBC and Ameritech expect that Mr. Notebaert will be one of the members of the Ameritech Board who will become a member of the SBC Board as of the Effective Time.

  Directors' Plan

  Under Ameritech's Deferred Compensation Plan for Non-Employee Directors, directors who are not employees of Ameritech may elect to defer receipt of their retainers for service on the Ameritech Board in the form of cash units or stock units. Under the terms of the plan, deferred amounts are paid in cash following termination of a director's service on the Ameritech Board. Under the terms of the plan, as a result of the consummation of the Merger, deferred amounts will be paid out in a lump sum as soon as practicable after the Effective Time. Stock units will be valued for this purpose at the highest sales price of Ameritech Common Stock as reported on the NYSE Composite Transactions Tape during the thirty days prior to the Effective Time. The Ameritech directors who have deferred accounts under the plan, and the current approximate value thereof, based on a price per share of Ameritech Common Stock of $50.5625, the closing price on October 14, 1998, are Donald C. Clark, $1,189,353; James A. Henderson, $888,830; Sheldon B. Lubar, $510,425; Arthur
C. Martinez, $240,518; John B. McCoy, $398,382; and James A. Unruh, $207,069.

  Stock Options

  Substantially all Ameritech Options granted prior to May 11, 1998 pursuant to Ameritech Compensation and Benefit Plans become fully vested upon a change in control, and if the option holder's employment is involuntarily terminated on or before the last day of the second full calendar year following the change in control, such options remain exercisable for up to five years following the employment termination date. In addition, certain associated agreements not to compete with Ameritech terminate upon a change in control according to the terms of such associated agreements. The Ameritech Board has concluded that the consummation of the Merger will constitute a change in control under the Ameritech Compensation and Benefit Plans. The following table sets forth, with respect to the Named Executive Officers, and all other executive officers of Ameritech as a group, based on the closing price per share of Ameritech Common Stock of $50.5625 on October 14, 1998 and an assumed Effective Time of May 1, 1999, in each case (i), (ii), and (iii) below, as of the date of this Joint Proxy Statement/Prospectus: (i) the number of shares of Ameritech Common Stock subject to Ameritech Options held by such persons that are not presently exercisable but will become exercisable at the Effective Time, (ii) the approximate weighted average exercise price for such Ameritech Options held by such persons and (iii) the aggregate value of such Ameritech Options held by such persons:

                                                        APPROXIMATE
                                         OPTIONS WHICH   WEIGHTED
                                             BECOME       AVERAGE
                                          EXERCISABLE    EXERCISE    AGGREGATE
                                             AT THE      PRICE PER   VALUE OF
                                         EFFECTIVE TIME    SHARE      OPTIONS
                                         -------------- ----------- -----------
Mr. Notebaert...........................     749,624     $31.4459   $14,330,284
Mr. Shaffer.............................     344,136      36.0197     5,004,708
Mr. Campbell............................     188,198      35.9129     2,757,026
Mr. Allen...............................     265,900      36.1507     3,832,091
Mr. Richards............................     291,498      34.7636     4,605,358
All executive officers as a group (15
 persons in total)......................   2,479,578     $34.5471   $39,711,444

  Under the terms of certain of the foregoing options, dividend equivalent shares are credited quarterly for up to five years on the shares subject to the options (and on previously credited dividend equivalent shares) by dividing the aggregate cash dividend that would have been paid on such shares had they been outstanding by the then current market price of the Ameritech Common Stock. The dividend equivalents are distributed in the form of shares of Ameritech Common Stock after the earlier of the exercise of the option or the first set distribution date which is at least five years from the date of grant on which the then current market price exceeds the exercise price. The number of dividend equivalent shares credited to date on options that will become exercisable at the Effective Time and the value of such dividend equivalent shares based on the closing price per share of Ameritech Common Stock of $50.5625 on October 14, 1998 were 26,493 shares ($1,339,552) for all executive officers as a group, including 7,563 shares ($382,404) for Mr. Notebaert; 2,645 shares ($133,738) for Mr. Shaffer; 1,983 shares ($100,265) for Mr. Campbell; 1,984 shares ($100,316) for Mr. Allen; and 5,091 shares ($257,414) for Mr. Richards.

  Change in Control Agreements and Severance Plan

  Ameritech has entered into "Change in Control Agreements" with the Named Executive Officers. Three other executive officers are also parties to Change of Control Agreements and the remaining seven executive officers are participants in the Severance Plan. The Change in Control Agreements provide that, if the executive officer's employment with Ameritech is terminated under specified circumstances, the executive officer will continue to receive certain medical, insurance and other employee benefit coverage and perquisites for a period of 24 months following such termination, and will receive a lump sum payment up to the sum of (i) 2.99 times the executive officer's annual base salary and the executive officer's short-term incentive award for the preceding year, plus (ii) the actuarial equivalent of the additional pension benefits the executive officer would have accrued under Ameritech's qualified and non-qualified pension arrangements, if, on the date of termination, the executive had been credited with two additional years of age, service and compensation (base salary and target short term incentive award). Under such plans, these benefits will be provided to the executive officers other than Mr. Notebaert if the executive officer's employment is terminated involuntarily for any reason other than death, disability or just cause during the 24 month period following the change in control or voluntarily by the executive during the thirty-day period beginning on the first anniversary of the change in control, and to Mr. Notebaert if his employment is voluntarily or involuntarily terminated (other than for death, disability or just cause) during the 24 month period following the change in control. The Ameritech Board has concluded that the consummation of the Merger will constitute a change in control under the Change in Control Agreements.

  Approximately 220 members of the management of Ameritech participate in the Severance Plan which provides for severance payments upon termination of employment after a change in control. The Ameritech Board has concluded that the consummation of the Merger will constitute a change in control under the Severance Plan. The Severance Plan provides that base salaries for such employees will not be reduced and certain incentive plans and benefit plans will not be materially reduced during the 24 month period following the Merger and provides for a severance benefit to such employees, in an amount up to two times the sum of their annual base salary and their target short-term incentive award and other bonuses for the year preceding the change in control, and the actuarial equivalent of the additional pension benefits the employee would have accrued under the qualified and non-qualified pension arrangements of Ameritech if, on the date of termination, he or she had been credited with two additional years of age, service and compensation (base salary and target short-term incentive award). Under the Severance Plan, the aforementioned benefits become payable if the employee's employment is terminated by Ameritech other than for cause or disability or by the employee for good reason during the 24 months following a change in control or at the employee's discretion during the 30-day period following the first anniversary of the change in control. In addition, if at the time of the employee's termination of employment, such employee is a participant in the Ameritech Key Management Life Insurance Plan and/or the Ameritech Estate Preservation Plan and is not then Retirement Eligible (as defined in these plans), Ameritech will contribute on the employee's behalf, for a period of not less than 24 consecutive months immediately following the date of termination, such amount as Ameritech in its sole discretion determines to be needed to maintain the employee's death benefits under such plans. The employee also shall be entitled to receive certain medical insurance and other benefits and perquisites for a period of 24 months.

  The aggregate amount of payments to be made by Ameritech pursuant to the Change in Control Agreements and the Severance Plan cannot be determined definitively as of the date of this Joint Proxy Statement/Prospectus; however, the maximum aggregate amount of such payments, if all covered employees were terminated under circumstances entitling them to severance benefits, is estimated to be approximately $41.7 million for all executive officers as a group, including up to $14.3 million for Mr. Notebaert, up to $3.9 million for Mr. Shaffer, up to $5.2 million for Mr. Allen (which amounts include approximately $1.8 million payable to Mr. Allen as an additional pension benefit pursuant to a July 1995 employment agreement), up to $3.5 million for Mr. Campbell and up to $2.8 million for Mr. Richards, and approximately $135.5 million for the other covered employees under the Severance Plan. All payments under the Change in Control Agreement and the Severance Plan may be reduced to the extent they, together with certain other payments, may result in the loss of a tax deduction to Ameritech under certain provisions of the Code.

  Other Compensation and Benefit Plans

  The Ameritech Management Committee Short-Term Incentive Plan and the Ameritech Senior Management Short-Term Incentive Plan (the "Short-Term Incentive Plans") provide that upon a change in control, each participant will receive as soon as practicable following the earlier of such employee's termination or at the end of the calendar year in which the change in control occurs, a payment equal to not less than 100% of the target award for such participant for that year established by the Compensation Committee of the Ameritech Board (the "Compensation Committee"). In addition, upon a change in control, benefits of all participants under certain nonqualified pension plans will become fully vested and compensation previously deferred at the election of the employee will be paid in a lump sum unless such distribution was previously waived by the employee. The Ameritech Board has concluded that the consummation of the Merger will constitute a change in control under the Short-Term Incentive Plans and the nonqualified pension plans. The Short-Term Incentive Plans cover approximately 35 employees, including most executive officers. Ameritech may also accelerate into 1998 payment of a portion of the 1998 short-term incentive awards and previously vested deferred compensation and non-qualified pension benefits.

  Performance and Retention Bonus

  On May 10, 1998, the Ameritech Board approved the grant to Mr. Notebaert of a retention and performance bonus of $2.5 million, as recommended by the Compensation Committee, payable on the earlier of the Effective Time or September 1, 1999. The bonus will be paid by Ameritech to retain Mr. Notebaert's services during the period commencing on the date of the Merger Agreement through the Effective Time and to compensate him for the increased demands and responsibilities placed upon him during this period, and will be in addition to all other amounts to be paid to Mr. Notebaert as described herein.

  Services and Non-Compete Agreements

  On May 10, 1998, SBC entered into Services and Non-Compete Agreements with eight executive officers of Ameritech, including the Named Executive Officers. The Services and Non-Compete Agreements provide that each such officer of Ameritech will be employed by SBC or a subsidiary of SBC for a period of up to 30 months commencing at the Effective Time and will provide services to the combined company as a member of senior management as required by SBC during the transition and integration period. The Services and Non-Compete Agreements also provide that the executive officer may cease to be a full-time employee of SBC or a subsidiary of SBC and become a consultant to SBC any time after six months from the Effective Time at the officer's or SBC's election. The Agreements for Services acknowledge that termination of the executive officer's status as a full-time employee under the Services and Non-Compete Agreements would constitute an involuntary termination for purposes of the Change in Control Agreements. The annual compensation as an employee or a consultant of the Named Executive Officers pursuant to the Services and Non-Compete Agreements is as follows: Mr. Notebaert $7.0 million, Mr. Shaffer $2.3 million, Mr. Allen $2.0 million, Mr. Campbell $1.8 million and Mr. Richards $1.6 million, and $3.4 million in the aggregate for the three other executive officers of Ameritech who have entered into Services and Non-Compete Agreements. The Services and Non-Compete Agreements also provide that, in addition to this compensation, Mr. Notebaert will receive a bonus for the year in which the Merger is consummated in an amount equal to $1,331,000 multiplied by the percentage by which the bonus paid to the Chief Executive Officer of SBC for such year exceeds his base salary, and Mr. Shaffer will be treated as having fully earned his pension supplements pursuant to his supplemental pension arrangement entered into with Ameritech in 1995, and will qualify for certain post-retirement benefits. All payments under the Services and Non-Compete Agreements cease if SBC terminates the employment or consulting relationship of the executive officer in the event the executive officer becomes an employee or director of, or performs services for, a substantial competitor of SBC during the term. In addition, each Services and Non-Compete Agreement prohibits the executive officer for 36 months after the Effective Time from soliciting customers of SBC or attempting to induce any employee or agent to cease his or her relationship with SBC. Upon termination of employment, unless the non-competition clause is violated, the Services and Non-Compete Agreements provide that each executive officer shall receive financial consulting assistance for a period of five years under SBC's standard policies for retiring executives, and, in addition, Mr. Notebaert will receive office space and secretarial support.

                             ACCOUNTING TREATMENT

  Based on the advice of their respective independent public accountants, SBC and Ameritech believe that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, SBC will retroactively restate its consolidated financial statements at the Effective Time to include the assets, liabilities, shareowners' equity and results of operations of Ameritech. Consummation of the Merger is conditioned on receipt by SBC and Ameritech of letters from their respective independent public accounting firms to the effect that the Merger will qualify as a "pooling of interests" for accounting purposes. See "The Merger--Conditions" and "The Merger--Certain Covenants--Pooling of Interests."

            MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following sets forth the material federal income tax consequences of the Merger. The following is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof (collectively, "Currently Applicable Law"), and representations as to factual matters made or to be made by Ameritech and SBC (such representations, the "Factual Representations"). Any change in Currently Applicable Law, which may or may not have retroactive effect, or failure of the Factual Representations to be true, correct and complete in all material respects, could affect the continuing validity of this discussion. The following assumes that holders of shares of Ameritech Common Stock hold such shares as a capital asset within the meaning of Section 1221 of the Code. Further, the following does not address the federal income tax consequences that may be relevant to a particular shareowner subject to special treatment under applicable federal income tax laws, such as dealers in securities or foreign currencies, banks, trusts, insurance companies, financial institutions, tax-exempt organizations, persons that hold Ameritech Common Stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, non-United States persons, shareowners who acquired shares of Ameritech Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options and performance share units granted under Ameritech's benefit plans. The following does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

  Neither Ameritech nor SBC has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger and the discussion below as to such federal income tax consequences will not be binding on the IRS. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth below.

GENERAL

  The obligations of SBC and Merger Sub, on the one hand, and Ameritech, on the other hand, to consummate the Merger are respectively conditioned on (i) the receipt by SBC of an opinion of Sullivan & Cromwell, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Ameritech and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the receipt by Ameritech of an opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Ameritech and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. The receipt of such opinions may be waived solely at the discretion of the party waiving such condition. If either party waives such condition after that party's Special Meeting, that party will re-circulate a revised version of this Joint Proxy Statement/Prospectus to disclose the waiver of the condition, the material risks, if any, to its shareowners as a result of such waiver and any related material effects and re-solicit the approval of its respective shareowners. Each such opinion will be based upon, among other things, Factual Representations reasonably satisfactory in form and substance to each counsel dated as of the Closing Date.

  In the opinion of each of Sullivan & Cromwell and Skadden, Arps, Slate, Meagher & Flom (Illinois), assuming that the Factual Representations are true and complete as of the Effective Time, and based upon Currently Applicable Law, the Merger will be treated as a "reorganization" within the meaning of
Section 368(a) of the Code, and Ameritech, SBC and Merger Sub will each be parties to that "reorganization" within the meaning of Section 368(b) of the Code. As a result, (i) no gain or loss will be recognized by holders of Ameritech Common Stock with respect thereto as a result of the surrender of all of their shares of Ameritech Common Stock in exchange for shares of SBC Common Stock (including the receipt of SBC Rights) pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares), (ii) the aggregate adjusted tax basis of the shares of SBC Common Stock received by a holder of Ameritech Common Stock who exchanges all of his or her Ameritech Common Stock solely for SBC Common Stock pursuant to the Merger Agreement will be the same as the aggregate adjusted tax basis of the shares of Ameritech Common Stock surrendered by such holder in exchange therefor in the Merger (reduced by any amount of tax basis allocable to a fractional share interest in SBC Common Stock for which cash is received),
(iii) the holding period of a share of SBC Common Stock received in the Merger will include the holder's holding period of shares of Ameritech Common Stock surrendered in exchange therefor, (iv) no gain or loss will be recognized by holders of SBC Common Stock as a result of the Merger and (v) in general, no gain or loss will be recognized by Ameritech, SBC or Merger Sub as a result of the Merger.

FRACTIONAL SHARES

  If a holder of shares of Ameritech Common Stock receives cash in lieu of a fractional share interest in SBC Common Stock in the Merger, the holder of Ameritech Common Stock will generally recognize capital gain or loss equal to the cash amount received for the fractional share of SBC Common Stock reduced by the portion of the holder's adjusted tax basis in shares of Ameritech Common Stock surrendered that is allocable to the fractional share interest in SBC Common Stock. Under these rules, a minority shareowner of Ameritech should generally recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in SBC Common Stock. The capital gain or loss will be long term capital gain or loss if the holder's holding period in the fractional share interest is more than one year. Long term capital gain of an individual holder is generally subject to a maximum tax rate of 20%. Holders should consult their tax advisors concerning the treatment of capital gains and losses.

  THE PRECEDING STATEMENTS DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, AMERITECH SHAREOWNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                              THE BYLAW AMENDMENT

  The SBC Board has unanimously approved the Bylaw Amendment and recommends that the shareowners of SBC vote for the Bylaw Amendment. The Bylaw Amendment would amend the second paragraph of Article II, Section 1, of the SBC Bylaws to provide as follows:

  "The number of Directors shall be not more than twenty-five (25), and the maximum number of persons that may serve as Directors may thereafter be decreased from time to time by a vote of a majority of the Board of Directors (but not thereafter increased) to not less than twenty-one (21)."

  The SBC Board desires to cause the adoption of the Bylaw Amendment to facilitate the transactions contemplated by the Merger Agreement. SBC has agreed, pursuant to the Merger Agreement, that as of the Effective Time up to five members of the Ameritech Board will become members of the SBC Board. The SBC Board is currently composed of 19 members. If the SNET acquisition is completed, pursuant to the SNET Merger Agreement (as defined herein), SBC will be obligated to cause a person selected by the SBC Board in consultation with the Chief Executive Officer and Board of Directors of SNET from among the members of the Board of Directors of SNET to become a member of the SBC Board. Therefore, following the SNET acquisition, the SBC Board may be composed of up to 20 members. The SBC Bylaws currently provide that the maximum number of persons who may be members of the SBC Board is 21. Therefore, at the Effective Time, it may be necessary for the maximum number of persons who may serve on the SBC Board to be increased to permit the election of members of the Ameritech Board to the SBC Board. The SBC Board is therefore proposing the Bylaw Amendment to serve to ensure that up to five members of the Ameritech Board may be appointed to the SBC Board as of the Effective Time. There can, however, be no assurance that the Bylaw Amendment will be necessary at the Effective Time as certain directors of SBC may cease to serve as members of the SBC Board prior to the Effective Time, in which case there may be sufficient vacancies to permit the election of the Ameritech designees.

  The approval of the Bylaw Amendment requires the affirmative vote of at least two-thirds of the shares of SBC Common Stock issued and outstanding as of the SBC Record Date. Abstentions and failures to vote shares of SBC Common Stock will have the effect of a vote against the approval of the Bylaw Amendment.

  THE SBC BOARD HAS UNANIMOUSLY APPROVED THE BYLAW AMENDMENT AND DETERMINED THAT IT IS ADVISABLE AND RECOMMENDS THAT SBC SHAREOWNERS VOTE FOR APPROVAL OF THE BYLAW AMENDMENT.

                         UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements and notes thereto are presented assuming the Merger and the pending SNET acquisition will each be accounted for as a "pooling of interests." For a description of pooling of interests accounting with respect to the Merger, see "Accounting Treatment."

  The following unaudited pro forma combined condensed financial statements have been prepared using the Exchange Ratio. See "The Merger--Terms of the Merger."

  The unaudited pro forma combined condensed income statements reflect the combination of the historical operating results of SBC and Ameritech (on a combined basis assuming that the SNET acquisition does not close prior to the Merger), and SBC, Ameritech and SNET (on a combined basis assuming that the SNET acquisition closes prior to the Merger) for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. The unaudited pro forma combined condensed balance sheets reflect the combination of the historical balance sheets of SBC and Ameritech (on a combined basis assuming that the SNET acquisition does not close prior to the Merger) and SBC, Ameritech and SNET (on a combined basis assuming that the SNET acquisition closes prior to the Merger) at December 31, 1997 and at June 30, 1998.

  Shareowners should be aware that consummation of the Merger is conditioned upon, among other things, obtaining consents from certain Governmental Entities. See "Risk Factors," "The Merger--Conditions" and "--Certain Regulatory Filings and Approvals."

  The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Merger and the SNET acquisition been consummated on the dates indicated or that may be obtained in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the related historical financial statements and notes thereto of SBC, Ameritech and SNET incorporated by reference in this Joint Proxy Statement/Prospectus.

               SBC COMMUNICATIONS INC. AND AMERITECH CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 1998

                                                                                                SBC/
                                                             SBC/                            AMERITECH/
                             HISTORICAL                    AMERITECH                            SNET
                          ------------------  PRO FORMA    PRO FORMA HISTORICAL  PRO FORMA   PRO FORMA
                            SBC    AMERITECH ADJUSTMENTS   COMBINED     SNET    ADJUSTMENTS   COMBINED
                          -------  --------- -----------   --------- ---------- -----------  ----------
                                                        (in millions)
ASSETS
CURRENT ASSETS
Cash and cash
 equivalents............  $   615   $   280                 $   895    $   12                 $   907
Accounts receivable--
 net....................    4,847     3,008                   7,855       378                   8,233
Other current assets....    1,573     1,846                   3,419        96                   3,515
Total current assets....    7,035     5,134                  12,169       486                  12,655
PROPERTY, PLANT AND
 EQUIPMENT--NET.........   27,758    14,025                  41,783     1,758                  43,541
INTANGIBLE ASSETS--NET..    3,208     1,917                   5,125       385                   5,510
INVESTMENTS IN EQUITY
 AFFILIATES.............    2,484     4,364                   6,848        --                   6,848
OTHER ASSETS............    2,115     3,605                   5,720       208                   5,928
TOTAL ASSETS............  $42,600   $29,045                 $71,645    $2,837                 $74,482
LIABILITIES AND
 SHAREOWNERS' EQUITY
CURRENT LIABILITIES
Debt maturing within one
 year...................  $ 2,211   $ 1,281                 $ 3,492    $  180                 $ 3,672
Other current
 liabilities............    7,813     5,031                  12,844       429                  13,273
Total current
 liabilities............   10,024     6,312                  16,336       609                  16,945
LONG-TERM DEBT..........   11,547     7,013                  18,560     1,147                  19,707
POSTEMPLOYMENT BENEFIT
 OBLIGATION.............    4,882     3,125                   8,007       256                   8,263
OTHER NONCURRENT
 LIABILITIES............    4,282     2,520                   6,802        88                   6,890
CORPORATION-OBLIGATED
 MANDATORILY REDEEMABLE
 PREFERRED SECURITIES OF
 SUBSIDIARY TRUSTS*.....    1,000                             1,000                             1,000
SHAREOWNERS' EQUITY
Common shares...........    1,867     1,177        273  2a    3,317        70         50  2b    3,437
Capital in excess of par
 value..................    8,495     5,438     (1,927) 2a   12,006       690       (135) 2b   12,561
Retained earnings.......    2,167     5,729                   7,896        92                   7,988
Guaranteed obligations
 of ESOPs...............     (155)     (114)                   (269)      (30)                   (299)
Deferred compensation--
 LESOP..................      (86)       --                     (86)       --                     (86)
Accumulated
 comprehensive income...     (650)     (501)                 (1,151)       --                  (1,151)
Treasury shares (at
 cost)..................     (773)   (1,654)     1,654  2a     (773)      (85)        85  2b     (773)
Total shareowners'
 equity.................   10,865    10,075         --       20,940       737         --       21,677
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY....  $42,600   $29,045    $    --      $71,645    $2,837      $  --      $74,482

* The trusts contain assets of $1,030 in principal amount of the Subordinated Debentures of Pacific Telesis Group.

    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND AMERITECH CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                                                                                                SBC/
                                                             SBC/                            AMERITECH/
                             HISTORICAL                    AMERITECH                          SNET PRO
                          ------------------  PRO FORMA    PRO FORMA HISTORICAL  PRO FORMA     FORMA
                            SBC    AMERITECH ADJUSTMENTS   COMBINED     SNET    ADJUSTMENTS   COMBINED
                          -------  --------- -----------   --------- ---------- -----------  ----------
                                                        (in millions)
ASSETS
CURRENT ASSETS
Cash and cash
 equivalents............  $   398   $   239                 $   637    $   12                 $   649
Accounts receivable--
 net....................    5,015     3,078                   8,093       328                   8,421
Other current assets....    1,649     1,232                   2,881       115                   2,996
Total current assets....    7,062     4,549                  11,611       455                  12,066
PROPERTY, PLANT AND
 EQUIPMENT--NET.........   27,339    13,873                  41,212     1,717                  42,929
INTANGIBLE ASSETS--NET..    3,269     1,882                   5,151       395                   5,546
INVESTMENTS IN EQUITY
 AFFILIATES.............    2,740     1,685                   4,425        --                   4,425
OTHER ASSETS............    1,722     3,350                   5,072       204                   5,276
TOTAL ASSETS............  $42,132   $25,339                 $67,471    $2,771                 $70,242
LIABILITIES AND
 SHAREOWNERS' EQUITY
CURRENT LIABILITIES
Debt maturing within one
 year...................  $ 1,953   $ 3,036                 $ 4,989    $  186                 $ 5,175
Other current
 liabilities............    8,299     4,205                  12,504       472                  12,976
Total current
 liabilities............   10,252     7,241                  17,493       658                  18,151
LONG-TERM DEBT..........   12,019     4,610                  16,629     1,157                  17,786
POSTEMPLOYMENT BENEFIT
 OBLIGATION.............    4,929     3,127                   8,056       267                   8,323
OTHER NONCURRENT
 LIABILITIES............    4,040     2,053                   6,093        92                   6,185
CORPORATION-OBLIGATED
 MANDATORILY REDEEMABLE
 PREFERRED SECURITIES OF
 SUBSIDIARY TRUSTS*.....    1,000        --                   1,000        --                   1,000
SHAREOWNERS' EQUITY
Common shares...........      934     1,177    $  (455) 2a    1,656        69      $(10) 2b     1,715
Capital in excess of par
 value..................    9,418     5,313     (1,190) 2a   13,541       622       (75) 2b    14,088
Retained earnings.......    1,146     4,190                   5,336        27                   5,363
Guaranteed obligations
 of ESOPs...............     (183)     (190)                   (373)      (36)                   (409)
Deferred compensation--
 LESOP..................     (119)       --                    (119)       --                    (119)
Foreign currency
 translation adjustment      (574)     (537)                 (1,111)       --                  (1,111)
Treasury shares (at
 cost)..................     (730)   (1,645)     1,645  2a     (730)      (85)       85  2b      (730)
Total shareowners'
 equity.................    9,892     8,308         --       18,200       597        --        18,797
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY....  $42,132   $25,339    $    --      $67,471    $2,771      $ --       $70,242

* The trusts contain assets of $1,030 in principal amount of the Subordinated Debentures of Pacific Telesis Group.

    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND AMERITECH CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                                            SBC/
                                                          SBC/                           AMERITECH/
                             HISTORICAL                 AMERITECH                         SNET PRO
                          -----------------  PRO FORMA  PRO FORMA HISTORICAL  PRO FORMA    FORMA
                            SBC   AMERITECH ADJUSTMENTS COMBINED     SNET    ADJUSTMENTS  COMBINED
                          ------- --------- ----------- --------- ---------- ----------- ----------
                                            (in millions, except per share data)
Total operating
 revenues...............  $13,015  $8,422                $21,437    $1,066                $22,503
Total operating
 expenses...............    9,647   6,353                 16,000       845                 16,845
OPERATING INCOME........    3,368   2,069                  5,437       221                  5,658
Interest expense........    (471)   (322)                  (793)      (45)                  (838)
Equity in net income of
 affiliates.............      126     180                    306        --                    306
Other income (expense)--
 net....................     (77)   1,498                  1,421       (1)                  1,420
INCOME BEFORE INCOME TAX
 AND CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE...    2,946   3,425                  6,371       175                  6,546
Income taxes............    1,068   1,225                  2,293        66                  2,359
INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE.................    1,878   2,200                  4,078       109                  4,187
Cumulative Effect of
 Accounting Change, net
 of tax.................       --      --                     --        16                     16
NET INCOME..............  $ 1,878  $2,200                $ 4,078    $  125                $ 4,203
EARNINGS PER COMMON
 SHARE--BASIC:(2C)
INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE.................  $  1.02  $ 2.00                $  1.24    $ 1.62                $  1.23
NET INCOME..............  $  1.02  $ 2.00                $  1.24    $ 1.85                $  1.23
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,839   1,100       348        3,287        68        51        3,406
EARNINGS PER COMMON
 SHARE--ASSUMING
 DILUTION:(2C)
INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE.................  $  1.01  $ 1.98                $  1.23    $ 1.60                $  1.22
NET INCOME..............  $  1.01  $ 1.98                $  1.23    $ 1.83                $  1.22
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,864   1,109       350        3,323        68        51        3,442

    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND AMERITECH CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                             SBC/
                                                           SBC/                           AMERITECH/
                             HISTORICAL                  AMERITECH                         SNET PRO
                          ------------------  PRO FORMA  PRO FORMA HISTORICAL  PRO FORMA    FORMA
                            SBC    AMERITECH ADJUSTMENTS COMBINED     SNET    ADJUSTMENTS  COMBINED
                          -------  --------- ----------- --------- ---------- ----------- ----------
                                            (in millions, except per share data)
Total operating
 revenues...............  $24,856   $15,998               $40,854    $2,022                $42,876
Total operating
 expenses...............   21,686    12,199                33,885     1,624                 35,509
OPERATING INCOME........    3,170     3,799                 6,969       398                  7,367
Interest expense........     (947)     (505)               (1,452)      (90)      $(6) 2d   (1,548)
Equity in net income of
 affiliates.............      201       206                   407        --                    407
Other income (expense)--
 net....................      (87)      184                    97         8                    105
INCOME BEFORE INCOME TAX
 AND EXTRAORDINARY LOSS.    2,337     3,684                 6,021       316        (6) 2d    6,331
Income taxes............      863     1,388                 2,251       118        (2) 2d    2,367
INCOME BEFORE
 EXTRAORDINARY LOSS.....    1,474     2,296                 3,770       198        (4) 2d    3,964
Extraordinary Loss, net
 of tax.................       --        --                    --        (4)        4  2d       --
 NET INCOME.............  $ 1,474   $ 2,296               $ 3,770    $  194       $--      $ 3,964
EARNINGS PER COMMON
 SHARE-- BASIC:(2C)
INCOME BEFORE
 EXTRAORDINARY LOSS.....  $  0.81   $  2.09               $  1.15    $ 2.99                $  1.17
NET INCOME..............  $  0.81   $  2.09               $  1.15    $ 2.93                $  1.17
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,828     1,099      347        3,274        66        50        3,390
EARNINGS PER COMMON
 SHARE--ASSUMING
 DILUTION:(2C)
INCOME BEFORE
 EXTRAORDINARY LOSS.....  $  0.80   $  2.08               $  1.14    $ 2.98                $  1.16
NET INCOME..............  $  0.80   $  2.08               $  1.14    $ 2.92                $  1.16
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,845     1,104      349        3,298        66        50        3,414

    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND AMERITECH CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                             SBC/
                                                           SBC/                           AMERITECH/
                             HISTORICAL                  AMERITECH                         SNET PRO
                          ------------------  PRO FORMA  PRO FORMA HISTORICAL  PRO FORMA    FORMA
                            SBC    AMERITECH ADJUSTMENTS COMBINED     SNET    ADJUSTMENTS  COMBINED
                          -------  --------- ----------- --------- ---------- ----------- ----------
                                            (in millions, except per share data)
Total operating
 revenues...............  $23,445   $14,917               $38,362    $1,942                $40,304
Total operating
 expenses...............   17,609    11,412                29,021     1,560                 30,581
OPERATING INCOME........    5,836     3,505                 9,341       382                  9,723
Interest expense........     (812)     (514)               (1,326)      (89)                (1,415)
Equity in net income of
 affiliates.............      207       236                   443        --                    443
Other income (expense)--
 net....................      (82)       90                     8         7                     15
INCOME BEFORE INCOME
 TAXES AND CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE.................    5,149     3,317                 8,466       300                  8,766
Income taxes............    1,960     1,183                 3,143       107                  3,250
INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE.................    3,189     2,134                 5,323       193                  5,516
Cumulative Effect of
 Accounting Change, net
 of tax.................       90        --                    90        --                     90
 NET INCOME.............  $ 3,279   $ 2,134               $ 5,413    $  193                $ 5,606
EARNINGS PER COMMON
 SHARE--BASIC:(2C)
INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE.................  $  1.73   $  1.93               $  1.62    $ 2.95                $  1.62
NET INCOME..............  $  1.78   $  1.93               $  1.64    $ 2.95                $  1.64
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,841     1,104      349        3,294        65        49        3,408
EARNINGS PER COMMON
 SHARE-- ASSUMING
 DILUTION:(2C)
INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE.................  $  1.72   $  1.92               $  1.61    $ 2.94                $  1.61
NET INCOME..............  $  1.77   $  1.92               $  1.64    $ 2.94                $  1.64
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,851     1,108      350        3,309        66        50        3,425

    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND AMERITECH CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                             SBC/
                                                           SBC/                           AMERITECH/
                             HISTORICAL                  AMERITECH                           SNET
                          ------------------  PRO FORMA  PRO FORMA HISTORICAL  PRO FORMA  PRO FORMA
                            SBC    AMERITECH ADJUSTMENTS COMBINED     SNET    ADJUSTMENTS  COMBINED
                          -------  --------- ----------- --------- ---------- ----------- ----------
                                            (in millions, except per share data)
Total operating
 revenues...............  $21,712   $13,428               $35,140    $1,816                $36,956
Total operating
 expenses...............   16,592    10,125                26,717     1,467                 28,184
OPERATING INCOME........    5,120     3,303                 8,423       349                  8,772
Interest expense........     (957)     (469)               (1,426)      (86)                (1,512)
Equity in net income of
 affiliates.............      120        94                   214        --                    214
Other income (expense)--
 net....................      194       166                   360        15                    375
INCOME BEFORE INCOME TAX
 AND EXTRAORDINARY LOSS.    4,477     3,094                 7,571       278                  7,849
Income taxes............    1,519     1,086                 2,605       109                  2,714
INCOME BEFORE
 EXTRAORDINARY LOSS.....    2,958     2,008                 4,966       169                  5,135
Extraordinary Loss, net
 of tax.................   (6,022)       --                (6,022)     (687)                (6,709)
 NET INCOME (LOSS)......  $(3,064)  $ 2,008               $(1,056)   $ (518)               $(1,574)
EARNINGS PER COMMON
 SHARE--BASIC:(2C)
INCOME BEFORE
 EXTRAORDINARY LOSS.....  $  1.61   $  1.81               $  1.51    $ 2.60                $  1.50
NET INCOME (LOSS).......  $ (1.66)  $  1.81               $ (0.32)   $(7.99)               $ (0.46)
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,841     1,107      350        3,298        65        49        3,412
EARNINGS PER COMMON
 SHARE--ASSUMING
 DILUTION:(2C)
INCOME BEFORE
 EXTRAORDINARY LOSS.....  $  1.60   $  1.81               $  1.50    $ 2.60                $  1.50
NET INCOME (LOSS).......  $ (1.66)  $  1.81               $ (0.32)   $(7.99)               $ (0.46)
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............    1,849     1,111      351        3,311        65        49        3,425


    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited pro forma combined condensed financial statements include the historical financial statements of SBC, Ameritech and SNET and are intended to reflect the impact of the Merger and the pending SNET acquisition on SBC. On January 5, 1998, SBC and SNET jointly announced the execution of the SNET Merger Agreement, pursuant to which SBC would acquire SNET in a transaction in which each share of common stock, par value $1.00 per share, of SNET ("SNET Common Stock") would be converted into and exchanged for 1.7568 shares of SBC Common Stock (equivalent to approximately 120 million shares, or 6% of the outstanding shares of SBC Common Stock at December 31, 1997). After the SNET acquisition, SNET will be a wholly-owned subsidiary of SBC. The transaction is intended to be accounted for as a "pooling of interests" and to be a tax-free reorganization. The shareholders of SNET approved the merger on March 27, 1998; however, the SNET acquisition is also subject to certain regulatory approvals (which SBC expects it will be able to obtain). If such approvals are granted, the transaction is expected to close by the end of 1998.

  The accompanying unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and do not give effect to any cost savings which may result from the integration of SBC's, Ameritech's and SNET's operations. These potential savings, as well as any potential revenue synergies, reflect future opportunities, including the reduction of expected cost increases, and do not necessarily involve reductions from historical cost levels. For a discussion of the potential synergistic benefits which may result from the Merger, see "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." Additionally, the unaudited pro forma combined condensed financial statements do not include any transaction costs relating to the Merger (which are estimated to be approximately $150 million), nor do they consider any reorganization costs or costs associated with the disposition of the Overlapping Cellular Licenses that may be required as a result of the Merger. As the nature of any dispositions relating to the Overlapping Cellular Licenses is unknown, the accompanying unaudited pro forma combined condensed financial statements do not reflect any such disposition which may be made or consideration which may be received. Differences in accounting policies do not have a material effect on either the pro forma combined financial position or pro forma combined results of operations and have not been reflected in the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed statements of income reflect the Merger and the SNET acquisition as if each had been in effect on January 1, 1998, 1997, 1996 and 1995, respectively.

  The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Merger and the SNET acquisition been consummated on the dates indicated or that may be obtained in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the related historical financial statements and notes thereto of SBC, Ameritech and SNET incorporated by reference in this Joint Proxy Statement/Prospectus.

  SBC issued shares in connection with the SBC Stock Split, effected in the form of a stock dividend, in the first quarter of 1998. Shareowners' equity accounts were adjusted at the time of such issuance.

  Ameritech issued shares in connection with the Ameritech Stock Split, effected in the form of a stock dividend, on December 31, 1997. Shareowners' equity accounts were retroactively restated as of December 31, 1997 to reflect the effects of the Ameritech Stock Split.

  It is expected that SBC and Ameritech will form review teams subsequent to the completion of the Merger to perform comprehensive reviews of the combined companies' operations and strategic initiatives. Though the results of any such reviews cannot be determined at this time, such reviews may result in significant accounting charges.

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

NOTE 2--PRO FORMA ADJUSTMENTS

  a. Shareowners' Equity--The shareowners' equity accounts of Ameritech have been adjusted to reflect the assumed issuance of approximately 1,450 million shares of SBC Common Stock in exchange for all of the issued and outstanding Ameritech Common Stock (based on the Exchange Ratio of 1.316). The actual number of shares of SBC Common Stock to be issued in connection with the Merger will be based upon the number of shares of Ameritech Common Stock issued and outstanding at the Effective Time.

  b. Shareowners' Equity--The shareowners' equity accounts of SNET have been adjusted to reflect the assumed issuance of approximately 120 million shares of SBC Common Stock in exchange for all of the issued and outstanding SNET Common Stock (based on the exchange ratio in the SNET acquisition of 1.7568 shares of SBC Common Stock for each share of SNET Common Stock). The actual number of shares of SBC Common Stock to be issued in connection with the SNET acquisition will be based upon the number of shares of SNET Common Stock issued and outstanding at the time the SNET acquisition becomes effective.

  c. Earnings per Common Share--Pro forma combined basic earnings per common share and earnings per common share assuming dilution for each period presented are based on the combined weighted average shares outstanding in each period after conversion of shares of Ameritech Common Stock and SNET Common Stock into shares of SBC Common Stock, as appropriate.

  d. Extraordinary Loss--The extraordinary loss on early extinguishment of debt is reclassified as the amount is not material to SBC and, therefore, is not reported as an extraordinary item.

  e. Intercompany Transactions--There are no significant intercompany transactions between or among SBC, Ameritech and SNET.

NOTE 3--FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The unaudited pro forma combined condensed financial statements assume that the Merger qualifies as a tax-free reorganization for federal income tax purposes.

NOTE 4--RECENT DEVELOPMENTS--SALE OF INVESTMENT IN TELECOM CORPORATION OF NEW ZEALAND LIMITED BY AMERITECH

  During the six months ended June 30, 1998, Ameritech sold substantially all of its shares in Telecom Corporation of New Zealand Limited for approximately $2.1 billion. Ameritech reflected a gain in its "other income" of approximately $1.5 billion, which resulted in an after-tax gain of $1.0 billion. Additional details of this transaction are summarized in Ameritech's Form 10-Q for the quarter ended June 30, 1998.

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

                       DESCRIPTION OF SBC CAPITAL STOCK

  The following description of material terms of the capital stock of SBC does not purport to be complete and is qualified in its entirety by reference to the SBC Restated Certificate incorporated herein by reference and to the relative rights, preferences and limitations of the Series A Junior Participating Preferred Stock (the "SBC Participating Preferred Stock"), which documents are filed or incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

  The authorized capital stock of SBC currently consists of 7,000,000,000 shares of SBC Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share issuable in series (the "SBC Preferred Stock"). Each share of SBC Common Stock trades with one fourth of an SBC Right. See "--Description of SBC Rights." As of the Record Date, there were outstanding 1,835,049,268 shares of SBC Common Stock, with an additional 29,831,147 shares issued and held in treasury. There are no shares of SBC Preferred Stock outstanding, but SBC has designated all 10,000,000 shares as SBC Participating Preferred Stock.

SBC COMMON STOCK

  The holders of SBC Common Stock are entitled to one vote per share for each share held of record on all matters voted on by shareowners, including the election of directors, and are entitled to participate equally in dividends when and as such dividends may be declared by the SBC Board out of funds legally available therefor. As a Delaware corporation, SBC is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of SBC, holders of SBC Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of SBC's indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of SBC Preferred Stock. The holders of SBC Common Stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of SBC Common Stock are, and the shares of SBC Common Stock to be issued in the Merger will be, validly issued, fully paid and non-assessable.

  The transfer agent and registrar for SBC Common Stock is The Bank of New York, 48 Wall Street, New York, New York 10286.

SBC PREFERRED STOCK

  The SBC Restated Certificate provides that the SBC Preferred Stock may be issued from time to time in one or more series. The SBC Board is specifically authorized to establish the number of shares in any series and to set the designation of any series and the powers, preferences, and rights and the qualifications, limitations or restrictions on each series of SBC Preferred Stock. The holders of SBC Preferred Stock will have no preemptive rights.

  In connection with the SBC Rights Agreement, the SBC Board has authorized the issuance of up to 10,000,000 shares of SBC Participating Preferred Stock. Upon issuance, each share of SBC Participating Preferred Stock is entitled to quarterly cash dividends equal to the greater of $5 or 200 times (subject to antidilution adjustments for stock dividends and stock splits) the aggregate value of all dividends or other distributions declared on a share of SBC Common Stock (other than distributions of SBC Common Stock) since the last quarterly dividend payment date. The SBC Participating Preferred Stock is not redeemable by SBC.

  Each share of SBC Participating Preferred Stock is entitled to 400 votes (subject to antidilution adjustments) on all matters submitted to a vote of the shareowners of SBC, voting together as one class with SBC Common

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

Stock. In addition, if at any time dividends in an amount equal to six quarterly dividend payments will have accrued and be unpaid, the SBC Board will be increased by two directors and holders of the SBC Participating Preferred Stock will have the right to elect two members to the SBC Board until dividends on the SBC Participating Preferred Stock have been declared and paid or set apart for payment. Except as required by applicable law, holders of SBC Participating Preferred Stock have no other special voting rights. Whenever dividends or distributions on the SBC Participating Preferred Stock are in arrears, SBC is prohibited from declaring or paying dividends or distributions on, and SBC and any subsidiary are prohibited from redeeming or acquiring for value, any stock ranking junior as to dividends or upon liquidation. During any such arrearage, SBC may declare or pay dividends on stock ranking on a parity with the SBC Participating Preferred Stock as to dividends or upon liquidation only if declared or paid ratably with the SBC Participating Preferred Stock. During any such arrearage, SBC and any subsidiary are prohibited from redeeming or acquiring for value any such parity stock or any SBC Participating Preferred Stock, except pursuant to an exchange of parity stock for stock ranking junior to the SBC Participating Preferred Stock or pursuant to a purchase offer to the SBC Participating Preferred Stock and holders of parity stock on terms the SBC Board determines to be fair and equitable.

  The SBC Participating Preferred Stock ranks junior to all other series of SBC's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

  Upon any liquidation, dissolution or winding up of SBC, the SBC Participating Preferred Stock is entitled to a liquidation preference of $100 per share plus any accrued but unpaid dividends, subject to the prior rights of any series of preferred stock ranking in liquidation senior to the SBC Participating Preferred Stock. In the event of any shortfall in the assets available for distribution, any such liquidating distribution will be made ratably to the SBC Participating Preferred Stock and any other series of preferred stock ranking on a parity in proportion to their relative liquidation preferences. Following such payment, no additional liquidating distributions may be made on the SBC Participating Preferred Stock until each share of SBC Common Stock has received $0.50 (subject to antidilution adjustments). Thereafter, any remaining assets will be distributed to each share of SBC Participating Preferred Stock and each share of SBC Common Stock in the ratio of 400 to 1 (subject to antidilution adjustments).

DESCRIPTION OF SBC RIGHTS

  The SBC Rights Agreement is intended to protect shareowners in the event of unsolicited offers or attempts to acquire SBC, including offers that do not treat all shareowners equally, acquisitions in the open market of shares constituting control without offering fair value to all shareowners and other coercive or unfair takeover tactics that could impair the SBC Board's ability to represent shareowners' interests fully. Pursuant to the SBC Rights Agreement, the SBC Board declared a dividend distribution of one SBC Right for each outstanding share of SBC Common Stock to shareowners of record at the close of business on February 16, 1989 (the "SBC Rights Record Date"), and authorized the issuance of one SBC Right (as adjusted pursuant to the SBC Rights Agreement, as described below) for each share of SBC Common Stock issued between the SBC Rights Record Date and the SBC Distribution Date (as defined below). After giving effect to a stock split in May 1993 and the SBC Stock Split, each effected in the form of a stock dividend, each share of SBC Common Stock outstanding or to be issued prior to the SBC Distribution Date has or will have attached one-quarter of an SBC Right. Each SBC Right entitles the registered holder to purchase from SBC one-hundredth of a share (an "SBC Unit") of SBC's Participating Preferred Stock at a price of $160 per SBC Unit, subject to adjustment, which is not exercisable until after an SBC Distribution Date. The description and terms of the SBC Rights are set forth in

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


the SBC Rights Agreement. One-quarter of an SBC Right will be attached to each share of SBC Common Stock issued by SBC (including shares of SBC Common Stock issued to holders of Ameritech Common Stock in the Merger).

  The SBC Rights have certain anti-takeover effects. The SBC Rights may cause substantial dilution to a person that attempts to acquire SBC without the approval of the SBC Board. The SBC Rights, however, should not affect offers for all outstanding shares of SBC Common Stock at a fair price and otherwise in the best interests of SBC and its shareowners as determined by the SBC Board and should not interfere with any merger or other business combination approved by the SBC Board since the SBC Board may, at its option, at any time until 10 days following the SBC Stock Acquisition Date (as defined below), redeem all but not less than all of the then outstanding SBC Rights at a redemption price of $.05 per share, except that in certain circumstances a majority of directors not affiliated with an SBC Acquiring Person (as defined below) or an SBC Adverse Person (as defined below) who were elected by a majority of unaffiliated directors may need to approve the redemption.

  Initially, the SBC Rights are and will be attached to all certificates representing SBC Common Stock (including shares issued in the Merger) at the time outstanding. The SBC Rights will separate from the SBC Common Stock on the SBC Distribution Date, which is defined as (i) 10 business days after the public announcement by SBC or the SBC Acquiring Person (the date of such public announcement, the "SBC Stock Acquisition Date") that a person (an "SBC Acquiring Person") has acquired 20% or more of the then outstanding SBC Common Stock, (ii) 10 business days following commencement of a tender offer or exchange offer for 20% or more of the then outstanding SBC Common Stock or
(iii) 10 business days after an owner of 10% or more of the then outstanding SBC Common Stock is determined to be an "SBC Adverse Person" by the SBC Board of Directors and a majority of SBC's independent directors that are not officers of SBC. An SBC Adverse Person is one who intends to have SBC repurchase such person's ownership interest, who intends to pressure SBC into action for the short-term financial gain of such person and such action is not in the best long-term interests of SBC or its shareowners or whose ownership is likely to cause a material adverse effect on the business or prospects of SBC (including, but not limited to, impairment of SBC's (i) relationships with customers, (ii) relationships with regulators or (iii) ability to maintain its competitive position).

  If an "SBC Flip-in Event" occurs, the holder of an SBC Right is entitled to receive SBC Common Stock or other property of SBC valued at two times the exercise price of the SBC Right. An SBC Flip-in Event occurs if a person acquires 20% or more of the SBC Common Stock (except offers to acquire all of the SBC Common Stock deemed by a majority of the SBC Board that are not officers of SBC and who are not representatives, nominees or associates of an SBC Acquiring Person to be fair and in the best interests of SBC) or if a person is determined to be an SBC Adverse Person.

  To avoid the consequences of an SBC Flip-in Event, SBC may redeem the SBC Rights in whole, but not in part, at a redemption price of $0.05 per SBC Right at any time prior to an SBC Stock Acquisition Date, except that in certain circumstances a majority of directors not affiliated with an SBC Acquiring Person or an SBC Adverse Person who were elected by a majority of unaffiliated directors may need to approve the redemption.

  If an "SBC Flip-over Event" occurs, the holder of an SBC Right is entitled to receive common stock of a company that has acquired SBC valued at two times the exercise price of the SBC Right. An SBC Flip-over Event occurs if SBC is acquired in a merger or other business combination in which SBC is not the survivor or if 50% or more of SBC's assets, cash flow or earning power is sold or transferred.

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

  Following the occurrence of an SBC Flip-in Event or SBC Flip-over Event, all SBC Rights that are beneficially owned by an SBC Acquiring Person or an SBC Adverse Person or any transferee thereof will be null and void.

  The SBC Rights Agreement may be amended at any time prior to an SBC Distribution Date, without the approval of holders of SBC Rights in any manner, except to amend the Redemption Price (as defined in the SBC Rights Agreement), the SBC Rights Expiration Date, the SBC Purchase Price and the number of SBC Units for which an SBC Right is exercisable.

  The SBC Rights Agreement expires on the SBC Rights Expiration Date. As of the date of this Joint Proxy Statement/Prospectus, SBC has not determined whether it will enter into a new rights agreement which would have the effect that the SBC Rights currently outstanding under the SBC Rights Agreement would continue to be outstanding after the SBC Rights Expiration Date. If the SBC Rights or SBC Substitute Rights are outstanding at the time shares of SBC Common Stock are issued pursuant to the Merger Agreement, such shares of SBC Common Stock will have attached the appropriate number of SBC Rights or SBC Substitute Rights. If no such rights are outstanding at the time shares of SBC Common Stock are issued pursuant to the Merger Agreement, no rights will be attached to such shares of SBC Common Stock.

  The foregoing description of the SBC Rights is qualified in its entirety by reference to the SBC Rights Agreement, which is filed or incorporated by reference as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

       COMPARISON OF CERTAIN RIGHTS OF SHAREOWNERS OF SBC AND AMERITECH

GENERAL

  As a result of the Merger, holders of Ameritech Common Stock will become holders of SBC Common Stock and the rights of all such former holders of Ameritech Common Stock will thereafter be governed by the SBC Restated Certificate, the SBC Bylaws and the DGCL (which is the law governing their rights as shareowners of Ameritech). The rights of the holders of Ameritech Common Stock are presently governed by the Ameritech Charter, the Ameritech Bylaws and the DGCL. The following summary, which does not purport to be a complete statement of the differences among the rights of the shareowners of SBC and Ameritech, sets forth material differences between the SBC Restated Certificate and the SBC Bylaws, on the one hand, and the Ameritech Charter and the Ameritech Bylaws, on the other hand. This summary is qualified in its entirety by reference to the full text of each of such documents.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  SBC

  The SBC Bylaws provide that the number of directors of SBC will be determined from time to time by a majority of the SBC Board, but in no event will the SBC Board be comprised of more than 21 members. The current number of directors is 19. The SBC Bylaws also provide that the SBC Board will be divided into three classes with the number of directors divided as evenly as possible among the three classes. Each class is elected to serve for a term of three years. Each year the term of one class of directors expires and approximately one-third of the directors are elected. The SBC Restated Certificate provides that the classified board provision and

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

the limitation on the maximum number of directors that may serve on the SBC Board may only be amended or repealed by a two-thirds majority vote of the total number of shares of stock of SBC then outstanding and entitled to vote.

  Ameritech

  The Ameritech Charter provides that the number of directors of Ameritech will be determined from time to time by a majority vote of the Ameritech Board, but may not be less than three or more than 18. Until 1995, the Ameritech Board was divided into three classes of directors with one class of directors elected each year for a three-year term, but an amendment to the Ameritech Charter filed on April 30, 1996 eliminated the classification of the Ameritech Board as directors' terms expire. Pursuant to that amendment, all directors will be elected annually beginning in 1999 and hold office until the next annual meeting of shareowners and until their successors are elected or qualified, or until the directors' earlier resignation or removal.

REMOVAL OF DIRECTORS

  SBC

  Pursuant to the DGCL, unless a corporation's certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified (as the SBC Board is), any director or the entire SBC Board may be removed only for cause and only by the affirmative vote of a majority of the outstanding shares of SBC capital stock entitled to vote in the election of directors.

  Ameritech

  The Ameritech Charter provides that no director will be removed from the Ameritech Board by action of the shareowners of Ameritech other than for cause (which means that the conduct of such director has been determined by a court of competent jurisdiction to constitute a breach of such director's fiduciary duty). To remove a director for cause, the holders of a majority of the shares then entitled to vote in an election of directors must vote in favor of removal.

ACTION BY WRITTEN CONSENT

  SBC

  Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, shareowners may take action without a meeting, without prior notice and without a vote, upon the written consent of shareowners having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The SBC Restated Certificate provides that action can be taken by shareowners without a meeting if a consent in writing, setting forth the actions so taken, is signed by the holders of at least two-thirds of all the issued and outstanding shares of stock of SBC entitled to vote thereon at any such meeting.

  Ameritech

  The Ameritech Charter requires that all actions by shareowners be taken at a duly called annual or special meeting and may not be taken by written consent of such shareowners.

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

MEETINGS OF SHAREOWNERS; QUORUM AND VOTING

  SBC

  Pursuant to the SBC Bylaws, a special meeting of shareowners may be called at any time by either the SBC Board or the Chairman of the SBC Board. The Chairman of the SBC Board is required to call a special meeting whenever requested to do so by shareowners representing two-thirds of the shares of SBC then outstanding and entitled to vote at the meeting.

  The SBC Bylaws provide that the presence in person or by proxy of forty percent of the issued and outstanding shares of SBC stock entitled to vote will constitute a quorum. When a quorum is present in person or represented by proxy at a meeting of the shareowners of SBC, the vote of a majority of the votes cast will decide any question brought before the meeting, unless the question is one upon which by express provision of the DGCL, the SBC Restated Certificate or the SBC Bylaws a different vote is required, in which case such express provision will govern and control the decision of such question brought before the meeting. See "--Size and Classification of the Board of Directors."

  Ameritech

  The Ameritech Bylaws provide that a special meeting of shareowners may be called at any time by either the Ameritech Board or the Chairman of the Ameritech Board. The Ameritech Bylaws also state that the presence, in person or by proxy, of a majority of the issued and outstanding stock entitled to vote constitutes a quorum at all shareowners' meetings, except as provided by law. When a quorum is present, a majority vote will decide any question brought before the meeting, unless a different vote is required by law or by the Ameritech Charter.

SHAREOWNER PROPOSALS AND SHAREOWNER NOMINATIONS OF DIRECTORS

  SBC

  The SBC Bylaws establish procedures that must be followed for a shareowner to submit a proposal to be voted on by the shareowners of SBC at its annual meeting of shareowners and a substantially similar procedure to be followed for the nomination and election of directors. No business may be proposed by a shareowner at the annual meeting of shareowners without giving written notice to the Secretary of SBC not less than 60 days or more than 90 days prior to the scheduled date of the meeting. In the event, however, that less than 70 days' notice or prior public disclosure of the date of the meeting is given to shareowners, notice by the shareowner to be timely must be received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made. The shareowner's notice must set forth (i) the name and record address of such shareowner and (ii) the class or series and number of shares of capital stock of SBC which are owned beneficially or of record by such shareowner. In addition, with respect to business to be brought before an annual meeting, the shareowner's notice must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting and (ii) any material interest the shareowner has in the proposal. Shareowners' notices relating to director nominations must include (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of SBC which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee and the shareowner making the nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the election of directors under the Exchange Act. If the Chairman of the SBC Board determines that any such proposal (including a director nomination) was not made in accordance with these procedures or is otherwise not in accordance with law, the Chairman of the SBC Board may so declare at the meeting, and such defective proposal (or nomination) will be disregarded.

  Ameritech

  The Ameritech Charter and the Ameritech Bylaws do not set forth procedures for shareowner proposals or for the nomination and election of directors.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  SBC

  Under the DGCL, an amendment to a corporation's certificate of incorporation generally requires the recommendation of the board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the majority of the outstanding stock of each class entitled to vote thereon.

  Under the DGCL, a corporation's board of directors may amend its bylaws if its certificate of incorporation contains a provision entitling the directors to amend the bylaws. Even if the certificate of incorporation contains such a provision, the shareowners also have the power to amend the bylaws. The SBC Restated Certificate provides that the SBC Board is expressly authorized to adopt, amend or repeal the SBC Bylaws without the consent or vote of its shareowners, except for certain SBC Bylaws described under "--Size and Classification of the Board of Directors" and "--Fair Price Provisions."

  Ameritech

  The Ameritech Charter provides that Ameritech may amend, alter or repeal any provision contained in the Ameritech Charter; however, an affirmative vote of 80% of all voting stock of Ameritech is required to change, repeal or render inoperative any of the provisions set forth in the Ameritech Charter concerning the Ameritech Board, super-majority voting requirements for certain business combinations or such super-majority voting requirements for amendments to the Ameritech Charter. Notwithstanding this requirement, the 80% vote is not required for any amendments concerning these provisions that are unanimously recommended to the shareowners by the Ameritech Board when no other entity owns or proposes to acquire more than 5% of Ameritech's voting stock, or if all directors then serving on the Ameritech Board were members of the Ameritech Board prior to the acquisition of 5% of Ameritech's voting stock by another entity. See "Fair Price Provisions."

  The Ameritech Bylaws may be amended by the Ameritech Board. In addition, the Ameritech Bylaws may be amended by the shareowners of Ameritech.

FAIR PRICE PROVISIONS

  SBC

  The SBC Bylaws provide that certain "business combinations" involving "interested shareowners" (defined generally to be beneficial owners of 10% or more of the voting stock of SBC or any person acquiring any voting stock, in the two year period prior to the business combination, from such a person in a non-public offering) require approval by a vote of the holders of at least two-thirds of the then-outstanding shares of capital stock of SBC entitled to vote generally for the election of directors, voting as a single class, if not previously approved by a majority of the members of the SBC Board who are not affiliated with the interested shareowner (and those who became directors after the time at which the interested shareowner acquired its shares, if they are approved by a majority of the unaffiliated directors) or unless certain minimum price and procedural criteria are satisfied. The minimum price criteria require that the consideration paid to SBC's shareowners must be either cash or the same type of consideration paid by the interested shareowner in acquiring the largest portion of its SBC shares prior to the proposed business combination and would generally have to be at least equal in value to the greater of (i) the highest per share price paid by the interested shareowner in acquiring any share of SBC Common Stock during the two years prior to the announcement date of the proposed business combination or in the transaction in which it became an interested shareowner (whichever is higher), (ii) the fair market value per share of SBC Common Stock on the day after such announcement date or on the date on which the interested shareowner became an interested shareowner (whichever is higher), or (iii) the price per share determined pursuant to (ii) multiplied by the ratio of (a) the highest per share price paid by the interested shareowner in acquiring any share of SBC Common Stock during the two years prior to such announcement to (b) the fair market value per share of SBC Common Stock on the first day in such two-year period upon which the interested shareowner acquired any shares of SBC Common Stock. This provision may only be amended or repealed by a vote of the holders of at least two-thirds of the then-outstanding shares of capital stock of SBC entitled to vote generally for the election of directors, voting as a single class.

  Ameritech

  The Ameritech Charter provides that the affirmative vote of 80% of all outstanding voting stock is required to approve an "extraordinary business transaction" with another entity if, as of the record date for such vote, the other entity is the beneficial owner of 5% or more of Ameritech's voting stock. For the purposes of this provision, an extraordinary business transaction includes the merger or consolidation of Ameritech with or into another corporation, the sale, lease, exchange or disposition of assets representing 10% or more of Ameritech's total assets or going concern value (as determined by the Ameritech Board), or the sale or lease to Ameritech or its subsidiaries, in exchange for securities of Ameritech or its subsidiaries, of any assets having an aggregate fair market value in excess of $5 million. This 80% voting requirement does not apply, however, if (a) the value of the consideration to be received by Ameritech common shareowners in the extraordinary business transaction is equal to or greater than (i) the highest share price paid by the acquiring entity for any of its Ameritech holdings, and (ii) Ameritech's book value per share in its most recently published financial statements, and (b) a proxy statement soliciting approval of the transaction is mailed to all Ameritech common shareowners and contains any recommendation that the Continuing Directors (as defined in the Ameritech Charter) or the Ameritech Board may have concerning the advisability of undertaking the transaction as well as any opinions from experts that the Ameritech Board has received concerning the fairness of the transaction to Ameritech common shareowners. In addition, the 80% voting requirement will not be applicable if the extraordinary business transaction is approved by at least 80% of the Continuing Directors at a time when the continuing directors constitute a majority of the Ameritech Board.

RIGHTS PLANS

  SBC

  Pursuant to the SBC Rights Agreement each share of SBC Common Stock has attached to it after giving effect to the May 1993 stock split and the SBC Stock Split one-quarter of an SBC Right. Each SBC Right entitles the holder thereof to purchase one one-hundredth of a share of SBC Participating Preferred Stock for $160. Until the SBC Distribution Date the SBC Rights remain attached to the SBC Common Stock. Following the SBC Distribution Date, the SBC Rights will separate. After the occurrence of an SBC Flip-in Event or an SBC Flip-over Event the holders of the SBC Rights will have the right to purchase shares of SBC Common Stock or shares of common stock of an SBC Acquiring Person or SBC Adverse Person, as the case may be, having a market value of twice the purchase price (i.e., $320 worth of SBC Common Stock or common stock of an SBC Acquiring Person or SBC Adverse Person, as the case may be, for $160). See "Description of SBC Capital Stock--Description of Rights."

  The SBC Board may, at its option, redeem the SBC Rights at a redemption price of $0.05 per SBC Right, generally at any time prior to an SBC Stock Acquisition Date. The SBC Rights will terminate on January 27, 1999. See "Description of SBC Capital Stock--Description of SBC Rights."

  Ameritech

  Pursuant to the Ameritech Rights Agreement, each share of Ameritech Common Stock has attached to it one quarter of a right, and each such right, when exercisable, permits the holder thereof to purchase from Ameritech one one-hundredth of a share of Series A Junior Participating Preference Stock, par value $1.00 per share, for $125, subject to adjustment (each, an "Ameritech Right"). Until the Ameritech Distribution Date (as defined in the Ameritech Rights Agreement), the Ameritech Rights remain attached to the Ameritech Common Stock, but following the Ameritech Distribution Date, the Ameritech Rights will separate. In the event that any person becomes the beneficial owner of 20% or more of the then-outstanding shares of Ameritech Common Stock, except pursuant to a tender or exchange offer for all outstanding shares that a majority of the Ameritech Board determines to be fair and in the best interests of Ameritech and its shareowners, each owner of an Ameritech Right will have the right to receive upon exercise Ameritech Common Stock or other consideration with a value equal to twice the exercise price of the Ameritech Right. The Ameritech Rights are not exercisable until the Ameritech Distribution Date and will expire upon the earliest of (i) December 30, 1998,
(ii) consummation of certain approved merger transactions, or (iii) redemption by Ameritech at a price of $.01 per Ameritech Right. The Ameritech Rights Agreement was amended on May 10, 1998 to provide that the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will not cause any of the provisions of the Rights Agreement to be triggered.

  The description of the Ameritech Rights Agreement specifying the terms of the Ameritech Rights is incorporated herein by reference. See "Incorporation of Certain Information by Reference." The foregoing description of the Ameritech Rights is qualified in its entirety by reference to the Ameritech Rights Agreement.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  SBC

  Section 145 of the DGCL provides that a corporation may indemnify its officers and directors who were or are a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The SBC Restated Certificate provides for indemnification of officers and directors as permitted by the DGCL. The SBC Restated Certificate also provides for the payment of expenses incurred by directors and officers in defending a proceeding in advance of the final disposition of such proceeding as authorized by the SBC Board upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that person is entitled to be indemnified under Delaware law.

  Ameritech

  The Ameritech Bylaws provide for indemnification of directors and officers of Ameritech to the full extent permitted by law. The Ameritech Bylaws also contain indemnification provisions similar to those provisions contained in the SBC Restated Certificate. However, in the case of criminal actions or proceedings, the Ameritech Bylaws contain the additional requirement that the person being indemnified must have had no reasonable cause to believe that his conduct was unlawful. The Ameritech Bylaws also provide for payment of expenses actually and reasonably incurred by a director, officer, employee or agent in connection with such an action, suit or proceeding if he or she has been successful on the merits or otherwise in defense thereof. The Ameritech Bylaws also provide for advancement of expenses upon receipt of an undertaking similar to that provided for in the SBC Restated Certificate. With respect to threatened, pending or completed legal action by or on behalf of Ameritech against such person, Ameritech will indemnify such person against expenses actually and reasonably incurred in connection with the defense or settlement of such an action or suit, provided that such person acted in good faith and in a manner such person believed to be in or not opposed to Ameritech's best interests. No indemnification will be made, however, with respect to any claim, issue or matter as to which such person has been found liable for negligence or misconduct in the performance of such person's duty to Ameritech, unless the applicable court determines that such person is fairly or reasonably entitled to indemnification.

                                    EXPERTS

  The consolidated financial statements and schedules of SBC at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference which, as to the years 1996 and 1995, are based in part on the reports of PricewaterhouseCoopers LLP independent accountants. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements and schedules of Ameritech as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997, included and incorporated by reference in the Ameritech 10-K, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of SNET as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                              VALIDITY OF SHARES

  The validity of the SBC Common Stock to be issued pursuant to the Merger will be passed upon for SBC by James D. Ellis, Senior Executive Vice President and General Counsel of SBC. As of the date of this Joint Proxy Statement/Prospectus, Mr. Ellis owned less than 0.1% of the shares (including options representing certain rights to purchase shares) of SBC Common Stock.

                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
----                                                                        ----
1997 Ameritech 10-K........................................................   v
1997 SBC 10-K..............................................................  iv
1997 SNET 10-K.............................................................   v
Acquiring Person...........................................................  52
Acquisition Proposal.......................................................   5
Affiliates.................................................................  67
Ameritech..................................................................   i
Ameritech Acquisition Proposal.............................................   5
Ameritech Affiliates Letter................................................  68
Ameritech Board............................................................   i
Ameritech Bylaws...........................................................  14
Ameritech Cellular.........................................................  35
Ameritech Certificate......................................................  49
Ameritech Charter..........................................................  14
Ameritech Common Stock.....................................................   i
Ameritech Distribution Date................................................  93
Ameritech Option...........................................................   8
Ameritech Other Assets.....................................................  35
Ameritech PCS..............................................................  35
Ameritech Publishing.......................................................  35
Ameritech Record Date......................................................   2
Ameritech Representatives..................................................  55
Ameritech Required Consents................................................  63
Ameritech Right............................................................  93
Ameritech Rights Agreement.................................................  52
Ameritech Special Meeting..................................................   i
Ameritech Stock Split......................................................  15
Ameritech Stock Units......................................................  61
Ameritech Telco............................................................  35
Applicants.................................................................  59
BSE........................................................................  iv
Bylaw Amendment............................................................  ii
Cable Franchise Agreements.................................................  60
Cellular Comparable Companies..............................................  36
Certificate Letter of Transmittal..........................................  49
Certificate of Merger......................................................   4
Change in Control Agreements...............................................  13
Closing Date...............................................................   8
Code.......................................................................  ii
Communications Act.........................................................   7
Compensation Committee.....................................................  71
Continuing Directors.......................................................  92
Costs......................................................................   9
CSE........................................................................  iv
Current Premium............................................................   9
Currently Applicable Law...................................................  73
D&O Insurance..............................................................   9
Department of Justice......................................................   7

TERM                                                                        PAGE
----                                                                        ----
DGCL.......................................................................   i
EBITDA.....................................................................  36
Effective Time.............................................................   3
Engagement Letter..........................................................  42
Exchange Act...............................................................  iv
Exchange Agent.............................................................  49
Exchange Ratio.............................................................  ii
Excluded Ameritech Common Stock............................................  ii
Factual Representations....................................................  72
FCC........................................................................   7
Final Expiration Date......................................................  52
Final Order................................................................  63
FTC........................................................................   7
Goldman Sachs..............................................................   4
Goldman Sachs Engagement Letter............................................  47
Governmental Entity........................................................  51
HSR Act....................................................................   6
IBES.......................................................................  43
ICC........................................................................  59
ICC Application............................................................  59
Illinois Telecommunications Carriers.......................................  59
Indemnified Party..........................................................   9
Independent Telcos.........................................................  36
IPUA.......................................................................  59
IRS........................................................................  72
IURC.......................................................................   7
LD Certificates............................................................  60
LE Certificates............................................................  60
LTM........................................................................  36
Material Adverse Effect....................................................  58
Merger.....................................................................  ii
Merger Agreement...........................................................   i
Merger Consideration.......................................................   3
Merger Proposal............................................................   i
Merger Sub.................................................................   i
Named Executive Officers...................................................  13
Notification and Report Form...............................................   7
NYSE.......................................................................  ii
NYNEX Merger...............................................................  44
Ohio Act...................................................................  60
Ohio Application...........................................................  60
Ohio Bell..................................................................  60
Order......................................................................  10
Overlapping Cellular Licenses..............................................  59
Pactel Acquisition.........................................................  44
PCS Comparable Companies...................................................  36
P/E Multiples..............................................................  38

TERM                                                                        PAGE
----                                                                        ----
Person.....................................................................  50
PHLX.......................................................................  iv
POPs.......................................................................  36
PSE........................................................................  iv
Publishing Comparable Companies............................................  37
PUC........................................................................   7
PUCO.......................................................................  60
RBHCs......................................................................  36
Redemption Price...........................................................  88
Registered Ameritech Share.................................................  49
Registered Letter of Transmittal...........................................  49
Registered SBC Shares......................................................  50
Registration Statement.....................................................  ii
Regulatory Material Adverse Effect.........................................  57
Salomon Smith Barney.......................................................   4
SBC........................................................................   i
SBC Acquiring Person.......................................................  87
SBC Acquisition Proposal...................................................   5
SBC Adverse Person.........................................................  87
SBC Affiliates Letter......................................................  68
SBC Board..................................................................   i
SBC Bylaws.................................................................  ii
SBC Cellular...............................................................  38
SBC Common Stock...........................................................   i
SBC Flip-over Event........................................................  87
SBC Flip-in Event..........................................................  87
SBC Other Assets...........................................................  39
SBC Participating Preferred Stock..........................................  85
SBC PCSs...................................................................  38
SBC Preferred Stock........................................................  85
SBC Publishing.............................................................  38
SBC Record Date............................................................   2
SBC Representatives........................................................  56
SBC Required Consents......................................................  63
SBC Rights................................................................. iii

TERM                                                                        PAGE
----                                                                        ----
SBC Rights Agreement....................................................... iii
SBC Rights Expiration Date................................................. iii
SBC Rights Record Date.....................................................  86
SBC Special Meeting........................................................   i
SBC Stock Acquisition Date.................................................  87
SBC Stock Split............................................................  15
SBC Stock Units............................................................  60
SBC Substitute Rights...................................................... iii
SBC Synergy Estimates......................................................  41
SBC Telco..................................................................  38
SBC Unit...................................................................  86
SEC........................................................................  iv
Section 5/7-204............................................................  59
Securities Act.............................................................  ii
Selected Companies.........................................................  43
Services and Non-Compete Agreements........................................  13
Severance Plan.............................................................  13
Short-Term Incentive Plans.................................................  71
Significant Subsidiaries...................................................  51
SNET.......................................................................  ii
SNET Agreement.............................................................  55
SNET Common Stock..........................................................  83
Special Meetings...........................................................   i
State Certificates.........................................................  60
Subsidiary.................................................................  52
Substitute Option..........................................................   8
Substitute Option Price....................................................   8
Superior Ameritech Proposal................................................   6
Superior Proposal..........................................................   6
Superior SBC Proposal......................................................   6
Surviving Corporation......................................................  ii
Telekom Austria............................................................  18
Termination Date...........................................................  ii
Termination Fee............................................................  12
WACC.......................................................................  38

                                                                   ANNEX A
                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             AMERITECH CORPORATION

                            SBC COMMUNICATIONS INC.

                                      AND

                               SBC DELAWARE, INC.

                            DATED AS OF MAY 10, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    RECITALS

                                   ARTICLE I

                      The Merger; Closing; Effective Time

 1.1. The Merger..........................................................    1
 1.2. Closing.............................................................    1
 1.3. Effective Time......................................................    2

                                   ARTICLE II

                    Certificate of Incorporation and By-laws
                          of the Surviving Corporation

 2.1. The Certificate of Incorporation....................................    2
 2.2. The By-Laws.........................................................    2

                                  ARTICLE III

                             Officers and Directors

 3.1. Directors of Surviving Corporation..................................    2
 3.2. Officers of Surviving Corporation...................................    2
 3.3. Election to SBC's Board of Directors................................    2

                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

 4.1. Effect on Capital Stock.............................................    3
      (a) Merger Consideration............................................    3
      (b) Cancellation of Shares..........................................    3
      (c) Merger Sub......................................................    3
 4.2. Exchange of Certificates for Shares.................................    3
      (a) Exchange Procedures.............................................    3
      (b) Distributions with Respect to Unexchanged Shares; Voting........    5
      (c) Transfers.......................................................    5
      (d) Fractional Shares...............................................    5
      (e) Termination of Exchange Period; Unclaimed Stock.................    5
      (f) Lost, Stolen or Destroyed Certificates..........................    6
      (g) Affiliates......................................................    6
 4.3. Dissenters' Rights..................................................    6
 4.4. Adjustments to Prevent Dilution.....................................    6

                                   ARTICLE V

                         Representations and Warranties

 5.1.  Representations and Warranties of the Company, SBC and Merger Sub...    6
       (a) Organization, Good Standing and Qualification...................    6
       (b) Capital Structure...............................................    7
       (c) Corporate Authority; Approval and Fairness......................    9
       (d) Governmental Filings; No Violations.............................    9
       (e) Reports; Financial Statements...................................   10
       (f) Absence of Certain Changes......................................   11
       (g) Litigation and Liabilities......................................   11
       (h) Employee Benefits...............................................   12
       (i) Compliance with Laws............................................   13
       (j) Takeover Statutes...............................................   14
       (k) Environmental Matters...........................................   14
       (l) Accounting and Tax Matters......................................   15
       (m) Taxes...........................................................   15
       (n) Labor Matters...................................................   15
       (o) Rights Agreement................................................   15
       (p) Brokers and Finders.............................................   16

                                   ARTICLE VI

                                   Covenants

 6.1.  Interim Operations..................................................   16
 6.2.  Acquisition Proposals...............................................   20
 6.3.  Information Supplied................................................   21
 6.4.  Stockholders Meetings...............................................   22
 6.5.  Filings; Other Actions; Notification................................   22
 6.6.  Access; Consultation................................................   24
 6.7.  Affiliates..........................................................   24
 6.8.  Stock Exchange Listing and De-listing...............................   25
 6.9.  Publicity...........................................................   25
 6.10. Benefits............................................................   25
       (a) Stock Options...................................................   25
       (b) Employee Benefits...............................................   26
 6.11. Expenses............................................................   26
 6.12. Indemnification; Directors' and Officers' Insurance.................   26
 6.13. Takeover Statute....................................................   27
 6.14. Dividends...........................................................   27
 6.15. Confidentiality.....................................................   28
 6.16. Control of the Company's Operations.................................   28

                                  ARTICLE VII

                                   Conditions

 7.1.  Conditions to Each Party's Obligation to Effect the Merger..........   28
       (a) Stockholder Approval............................................   28

                                                                            PAGE
                                                                            ----
       (b) NYSE Listing...................................................   28
       (c) Governmental Consents..........................................   28
       (d) Laws and Order.................................................   29
       (e) S-4............................................................   29
       (f) Accountants' Letters...........................................   29
       (g) Blue Sky Approvals.............................................   29
 7.2.  Conditions to Obligations of SBC and Merger Sub....................   29
       (a) Representations and Warranties.................................   29
       (b) Performance of Obligations of the Company......................   29
       (c) Consents Under Agreements......................................   29
       (d) Tax Opinion....................................................   29
 7.3.  Conditions to Obligation of the Company............................   30
       (a) Representations and Warranties.................................   30
       (b) Performance of Obligations of SBC and Merger Sub...............   30
       (c) Tax Opinion....................................................   30

                                  ARTICLE VIII

                                  Termination

 8.1.  Termination by Mutual Consent......................................   30
 8.2.  Termination by Either SBC or the Company...........................   30
 8.3.  Termination by the Company.........................................   31
 8.4.  Termination by SBC.................................................   31
 8.5.  Effect of Termination and Abandonment..............................   32

                                   ARTICLE IX

                           Miscellaneous and General

 9.1.  Survival...........................................................   33
 9.2.  Modification or Amendment..........................................   34
 9.3.  Waiver of Conditions...............................................   34
 9.4.  Counterparts.......................................................   34
 9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL......................   34
 9.6.  Notices............................................................   35
 9.7.  Entire Agreement...................................................   36
 9.8.  No Third Party Beneficiaries.......................................   36
 9.9.  Obligations of SBC and of the Company..............................   36
 9.10. Severability.......................................................   36
 9.11. Interpretation.....................................................   36
 9.12. Captions...........................................................   37
 9.13. Assignment.........................................................   37

EXHIBITS

 A     Form of Company Affiliate's Letter ................................  A-1
 B     Form of SBC Affiliate's Letter.....................................  B-1

                             INDEX OF DEFINED TERMS

TERM                                                                  SECTION
----                                                                ------------
Affiliate..........................................................       6.7(a)
Agreement..........................................................     preamble
Audit Date.........................................................       5.1(e)
Bankruptcy and Equity Exception....................................    5.1(c)(i)
By-Laws............................................................          2.2
Certificate........................................................       4.1(a)
Certificate Letter of Transmittal..................................       4.2(a)
Certificate of Merger..............................................          1.3
Charter............................................................          2.1
Closing............................................................          1.2
Closing Date.......................................................          1.2
Code...............................................................     recitals
Company............................................................     preamble
Company Acquisition Proposal.......................................       6.2(a)
Company Affiliate's Letter.........................................       6.7(a)
Company Compensation and Benefit Plans.............................    5.1(h)(i)
Company Disclosure Letter..........................................          5.1
Company Option.....................................................   6.10(a)(i)
Company Preference Shares .........................................    5.1(b)(i)
Company Preferred Shares ..........................................    5.1(b)(i)
Company Representatives ...........................................       6.2(a)
Company Required Consents .........................................    5.1(d)(i)
Company Requisite Vote ............................................    5.1(c)(i)
Company Share .....................................................       4.1(a)
Company Shares ....................................................       4.1(a)
Company Stock Plans ...............................................    5.1(b)(i)
Company Stock Units ...............................................   6.10(a)(i)
Company Stockholders Meeting.......................................          6.4
Compensation and Benefit Plans.....................................   5.1(h)(ii)
Confidentiality Agreement..........................................         6.15
Constituent Corporations...........................................     preamble
Contracts..........................................................   5.1(d)(ii)
Costs..............................................................      6.12(a)
Current Premium....................................................      6.12(c)
D&O Insurance......................................................      6.12(c)
DGCL...............................................................          1.1
Director Designees.................................................          3.3
Disclosure Letter..................................................          5.1
Effective Time.....................................................          1.3
Environmental Law..................................................       5.1(k)
ERISA..............................................................   5.1(h)(ii)
ERISA Affiliate.................................................... 5.1.(h)(iii)
ERISA Affiliate Plan...............................................  5.1(h)(iii)

TERM                                                                   SECTION
----                                                                  ----------
Exchange Act.........................................................  5.1(b)(i)
Exchange Agent.......................................................     4.2(a)
Exchange Ratio.......................................................     4.1(a)
Excluded Company Shares .............................................     4.1(a)
FCC..................................................................  5.1(d)(i)
Final Order..........................................................     7.1(c)
GAAP.................................................................     5.1(e)
Governmental Entity..................................................  5.1(d)(i)
Hazardous Substance..................................................     5.1(k)
HSR Act..............................................................  5.1(d)(i)
Indemnified Parties..................................................    6.12(a)
Initial 50 Day Period................................................     8.3(b)
IRS.................................................................. 5.1(h)(ii)
Laws.................................................................     5.1(i)
Material Adverse Effect..............................................     5.1(a)
Merger...............................................................   recitals
Merger Consideration.................................................     4.1(a)
Merger Sub...........................................................   preamble
NYSE.................................................................        6.8
Order................................................................     7.1(d)
Pension Plan......................................................... 5.1(h)(ii)
Permits..............................................................     5.1(i)
Person...............................................................     4.2(a)
Prospectus/Proxy Statement...........................................        6.3
PUC..................................................................  5.1(d)(i)
Registered Company Shares............................................     4.1(a)
Registered Letter of Transmittal.....................................     4.2(a)
Registered SBC Shares................................................     4.2(a)
Regulatory Material Adverse Effect...................................     6.5(c)
Reports..............................................................     5.1(e)
Rights Agreement.....................................................  5.1(b)(i)
Rights Amendment.....................................................     5.1(o)
S-4 Registration Statement...........................................        6.3
SBC..................................................................   preamble
SBC Acquisition Proposal.............................................     6.2(b)
SBC Affiliate's Letter...............................................     6.7(a)
SBC Common Stock.....................................................     4.1(a)
SBC Companies........................................................     4.1(a)
SBC Disclosure Letter................................................        5.1
SBC Preferred Shares................................................. 5.1(b)(ii)
SBC Representatives..................................................     6.2(b)
SBC Required Consents................................................  5.1(d)(i)
SBC Requisite Vote................................................... 5.1(c)(ii)
SBC Rights...........................................................     4.1(a)
SBC Rights Agreement................................................. 5.1(b)(ii)

TERM                                                                   SECTION
----                                                                 -----------
SBC Stock Plans.....................................................  5.1(b)(ii)
SBC Stock Units.....................................................  6.10(a)(i)
SBC Stockholders Meeting............................................         6.4
SEC.................................................................      5.1(e)
Securities Act......................................................   5.1(d)(i)
Significant Subsidiary..............................................   5.1(b)(i)
SNET................................................................ 6.1(b)(vii)
SNET Agreement...................................................... 6.1(b)(vii)
Stockholders Meeting................................................         6.4
Subsidiary..........................................................      5.1(a)
Substitute Option...................................................  6.10(a)(i)
Substitute Option Price.............................................  6.10(a)(i)
Superior Company Proposal...........................................      6.2(a)
Superior SBC Proposal...............................................      6.2(b)
Surviving Corporation...............................................         1.1
Takeover Statute....................................................      5.1(j)
Tax.................................................................      5.1(m)
Tax Return..........................................................      5.1(m)
Taxable.............................................................      5.1(m)
Taxes...............................................................      5.1(m)
Termination Date....................................................      8.2(i)
Termination Fee.....................................................      8.5(b)
Utilities Laws......................................................   5.1(d)(i)

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of May 10, 1998, among Ameritech Corporation, a Delaware corporation (the "Company"), SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of SBC ("Merger Sub," the Company and Merger Sub sometimes being hereinafter together referred to as the "Constituent Corporations").

                                   RECITALS

  WHEREAS, the respective Boards of Directors of each of SBC, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

  WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;" and

  WHEREAS, the Company, SBC and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      The Merger; Closing; Effective Time

  1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as set forth in Article III hereof. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

  1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(ii) at such other place and time and/or on such other date as the Company and SBC may agree in writing (the "Closing Date").

  1.3. Effective Time. Immediately following the Closing, the Company and SBC will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                  ARTICLE II

                   Certificate of Incorporation and By-Laws
                         of the Surviving Corporation

  2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that (i) Article Fourth of the Charter shall be amended to read in its entirety as follows: "FOURTH. The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share."; (ii) Article Fifth of the Charter shall be deleted in its entirety and shall read as follows: "FIFTH. Reserved."; (iii) Article Eighth, Section B of the Charter shall be amended to read in its entirety as follows:
"B. Number. The number of directors, their terms and their manner of election shall be fixed by or pursuant to the By-Laws of the Corporation."; (iv) Article Ninth of the Charter shall be deleted in its entirety and shall read as follows: "NINTH. Reserved." and (v) Article Tenth of the Charter shall be amended to read in its entirety as follows: "TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in any manner now or hereafter permitted or prescribed by statute."

  2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                            Officers and Directors

  3.1. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

  3.2. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

  3.3. Election to SBC's Board of Directors. At the Effective Time of the Merger, SBC shall increase the size of its Board of Directors in order to enable up to five members of the Board of Directors of the Company to be members of the SBC Board of Directors, which persons shall be selected by the SBC Board of Directors in consultation with the Chief Executive Officer of the Company and the Board of Directors of the Company (the

"Director Designees"), and the SBC Board of Directors shall appoint each of the Director Designees to the SBC Board of Directors as of the Effective Time, with such Director Designees to be divided as nearly evenly as is possible among the classes of directors of SBC.

                                  ARTICLE IV

                    Effect of the Merger on Capital Stock;
                           Exchange of Certificates

  4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

    (a) Merger Consideration. Each share of Common Stock, $1.00 par value per share, of the Company (each a "Company Share" and together the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by SBC, Merger Sub or any other direct or indirect subsidiary of SBC (collectively, the "SBC Companies") or Company Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Company Shares")) shall be converted into and become exchangeable for 1.316 (the "Exchange Ratio") shares of Common Stock, par value $1.00 per share, of SBC ("SBC Common Stock"), subject to adjustment as provided in Section 4.4 (the "Merger Consideration"). All references in this Agreement to SBC Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights ("SBC Rights") to purchase shares of SBC Participating Preferred Stock pursuant to the SBC Rights Agreement (as defined in Section 5.1(b)(ii)), except where the context otherwise requires. At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and (A) each certificate (a "Certificate") formerly representing any of such Company Shares (other than Excluded Company Shares) and (B) each uncertificated Company Share (a "Registered Company Share") registered to a holder on the stock transaction books of the Company (other than Excluded Company Shares), shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(b), in each case without interest.

    (b) Cancellation of Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

    (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of SBC.

  4.2. Exchange of Certificates for Shares.

    (a) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by SBC with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent") to mail to each holder of record as of the Effective Time of a Certificate or Registered Company Shares, as the case may be, (other than holders of a Certificate or Registered Company Shares in respect of Excluded Company Shares) (i) (x) in the case of holders of Certificates, a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (the "Certificate Letter of Transmittal") or (y) in the case of holders of Registered Company Shares, a letter of transmittal specifying that the exchange for SBC Shares shall occur only upon delivery of such letter of transmittal to the Exchange Agent (the "Registered Letter of Transmittal"), each such letter of transmittal to be in such form and have such other provisions as SBC and the Company may reasonably agree, and (ii) instructions for exchanging Certificates or Registered Company Shares for
  (A) uncertificated shares of SBC Common Stock registered on the stock transfer books of SBC in the name of such holder ("Registered SBC Shares") or, at the election of such holder, certificates representing shares of SBC Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(g), upon (I) surrender of a Certificate for cancellation to the Exchange Agent together with a Certificate Letter of Transmittal, duly executed, the holder of such Certificate or (II) upon delivery of a Registered Letter of Transmittal, duly executed, the holder of such Registered Company Shares, as the case may be, shall be entitled to receive in exchange therefor (x) Registered SBC Shares or, at the election of such holder, a certificate representing that number of whole shares of SBC Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 4.2(d) hereof plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and any Certificate so surrendered and any Registered Company Share in respect of which a Registered Letter of Transmittal is so delivered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate or delivery of a duly executed Registered Letter of Transmittal, as the case may be. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, Registered SBC Shares or a certificate representing the proper number of shares of SBC Common Stock, as the case may be, together with a check for any cash to be paid upon due surrender of the Certificate or upon the delivery to the Exchange Agent of the duly executed Registered Letter of Transmittal and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if, in the case of holders of Certificates, the Certificate formerly representing such Company Shares is presented to the Exchange Agent, and, in the case of holders of Registered Company Shares, if the Registered Letter of Transmittal is delivered to the Exchange Agent in either case accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any Registered SBC Shares or any certificate for shares of SBC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor or the Registered Company Shares exchanged therefor, as the case may be, is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of Registered SBC Shares or a certificate for shares of SBC Common Stock in a name other than that of the registered holder of the Certificate surrendered or the Registered Company Shares exchanged, as the case may be, or shall establish to the satisfaction of SBC or the Exchange Agent that such tax has been paid or is not applicable.

    For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

    (b) Distributions with Respect to Unexchanged Shares; Voting.

      (i) Whenever a dividend or other distribution is declared by SBC in respect of SBC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of SBC Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such SBC Common Stock shall be paid to any holder of any unsurrendered Certificate or Registered Company Shares for which a Registered Letter of Transmittal shall not have been delivered, until such Certificate is surrendered for exchange or such Registered Letter of Transmittal is delivered, as the case may be, in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate or delivery of any such Registered Letter of Transmittal, as the case may be, there shall be issued and/or paid to the holder of the Registered SBC Shares or the certificates representing whole shares of SBC Common Stock, as the case may be, issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case my be, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of SBC Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SBC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender or delivery, as the case may be. For purposes of dividends or other distributions in respect of shares of SBC Common Stock, all shares of SBC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

      (ii) Registered holders of unsurrendered Certificates or Registered Company Shares for which a duly executed Registered Letter of Transmittal shall not have been delivered shall be entitled to vote after the Effective Time at any meeting of SBC stockholders with a record date at or after the Effective Time the number of whole shares of SBC Common Stock represented by such Certificates or Registered Company Shares, as the case may be, regardless of whether such holders have surrendered their Certificates or delivered duly executed Registered Letters of Transmittal, as the case may be.

    (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

    (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of SBC Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of SBC Common Stock but for this Section 4.2(d) shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average of the closing price of a share of SBC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

    (e) Termination of Exchange Period; Unclaimed Stock. Any shares of SBC Common Stock and any portion of the cash, dividends or other distributions with respect to the SBC Common Stock deposited by SBC with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to SBC. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to SBC for payment of their shares of SBC Common Stock and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to
  Section 4.1, Section 4.2(b) and Section 4.2(d) upon due (i) surrender of
  (i) their Certificates (or affidavits of loss in lieu thereof) or (ii) delivery of duly executed Registered Letters of Transmittal, as the case may be, in each case with respect to both clause

  (i) and (ii), without any interest thereon. Notwithstanding the foregoing, none of SBC, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by SBC as indemnity against any claim that may be made against it with respect to such Certificate, SBC will issue the shares of SBC Common Stock and the Exchange Agent will issue any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 4.1, Section 4.2(b) and Section 4.2(d) upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate pursuant to this Agreement, in each case, without interest.

    (g) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange, or Registered Company Shares to be exchanged pursuant to a Registered Letter of Transmittal delivered, by any "affiliate" (as determined pursuant to Section 6.7) of the Company shall not be exchanged until SBC has received a written agreement from such Person as provided in Section 6.7 hereof.

  4.3. Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

  4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of SBC Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of SBC Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

                                   ARTICLE V

                        Representations and Warranties

  5.1. Representations and Warranties of the Company, SBC and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by the Company to SBC or by SBC to the Company (each a "Disclosure Letter", and the "Company Disclosure Letter" and the "SBC Disclosure Letter", respectively), as the case may be, the Company (except for subparagraphs (b)(ii), (b)(iii), (c)(ii) and (p)(ii) below and references in subparagraphs (a) and (e) below to documents made available by SBC to the Company) hereby represents and warrants to SBC and Merger Sub, and SBC (except for subparagraphs (b)(i), (c)(i), (d)(iii), the last sentence of (f), (j), (o) and (p)(i) below and references in subparagraphs (a), (e) and (h)(i) below to documents made available by the Company to SBC), on behalf of itself and Merger Sub, hereby represents and warrants to the Company, that:

    (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to SBC, in the case of the Company, and to the Company, in the case of SBC, a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date. Such certificates of incorporation and by-laws as so made available are in full force and effect.

    As used in this Agreement, (i) the term "Subsidiary" means, with respect to the Company, SBC or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting power to elect at least fifty percent of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) the term "Material Adverse Effect" means, with respect to either SBC or the Company, as the case may be, a material adverse effect, it being understood that materiality shall be determined by reference to the trading market equity value of such Person prior to the consummation of the Merger, other than effects resulting from the execution of this Agreement or the announcement thereof or changes in (I) the telecommunications industry generally, (II) the national economy generally or (A) with respect to SBC only, the economy of Texas, Oklahoma, Missouri, Kansas, Arkansas, Nevada and California, taken together, generally, or of France, Mexico and/or the Republic of South Africa or (B) with respect to the Company only, the economies of Illinois, Indiana, Michigan, Ohio and Wisconsin, taken together, generally, or of Belgium, Denmark and/or Hungary or (III) the securities markets generally, and (iii) reference to "the other party" means, with respect to the Company, SBC and means, with respect to SBC, the Company.

    (b) Capital Structure. (i) The authorized capital stock of the Company consists of 2,400,000,000 Company Shares, of which 1,100,161,364 Company Shares were issued and outstanding and 76,993,242 Company Shares were held in treasury as of the close of business on April 30, 1998, 30,000,000 shares of Preferred Stock, $1.00 par value per share (the "Company Preferred Shares"), none of which were outstanding as of the close of business on May 8, 1998 and 30,000,000 shares of Preference Stock, $1.00 par value per share, (the "Company Preference Shares"), none of which were outstanding as of the close of business on May 8, 1998. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 12,000,000 Company Preference Shares, designated "Series A Junior Participating Preference Stock", reserved for issuance pursuant to the Rights Agreement, dated as of December 21, 1988, between the Company and American Transtech Inc., as Rights Agent (the "Rights Agreement"), and Company Shares subject to issuance as set forth below, the Company has no Company Shares, Company Preferred Shares or Company Preference Shares reserved for or otherwise subject to issuance. As of May 10, 1998, there were not more than 47,000,000 Company Shares that the Company was obligated to issue pursuant to the Company Compensation and Benefit Plans identified in Section 5.1(h) of the Company Disclosure Letter as being the only Company Compensation and Benefit Plans pursuant to which Company Shares may be issued (collectively the "Company Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries that constitute a "Significant Subsidiary" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and for Company Shares and options to purchase Company Shares which may be issued in accordance with Section 6.1(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

      (ii) The authorized capital stock of SBC consists of 7,000,000,000 shares of SBC Common Stock, of which 1,838,844,294 shares were issued and outstanding and 26,060,210 shares were held in treasury as of the close of business on April 30, 1998, and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "SBC Preferred Shares"), none of which shares were outstanding as of the close of business on May 8, 1998. All of the outstanding shares of SBC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. SBC has no shares of SBC Common Stock or SBC Preferred Shares reserved for or subject to issuance except that SBC has reserved no more than 10,000,000 SBC Preferred Shares for or subject to issuance pursuant to the Rights Agreement, dated as of January 27, 1989, between SBC and American Transtech, Inc., as Rights Agent, as amended by the Amendment of Rights Agreement, dated as of August 5, 1992, between SBC and The Bank of New York, as successor Rights Agent, and the Second Amendment of Rights Agreement, dated as of June 15, 1994, between SBC and The Bank of New York, as successor Rights Agent (as amended, the "SBC Rights Agreement"). As of May 10, 1998, there were not more than 92,000,000 shares of SBC Common Stock that SBC was obligated to issue pursuant to (x) SBC's Senior Management Long Term Incentive Plan, Senior Management Incentive Award Deferral Plan, Non-Employee Directors Stock and Deferral Plan, Stock Savings Plan, 1994 Stock Option Plan, 1996 Stock and Incentive Plan, 1995 Management Stock Option Plan, Savings Plan and the Savings and Security Plan and (y) Pacific Telesis Group's Supplemental Retirement and Savings Plan for Salaried Employees, Supplemental Retirement and Savings Plan for Non-Salaried Employees, Supplemental Retirement and Savings Plan for Salaried and Non-Salaried Employees, Employee Stock Ownership Plan, Stock Option and Stock Appreciation Rights Plan, Outside Directors Deferred Stock Unit Plan and Restricted Stock Plan (collectively, the "SBC Stock Plans"). Each of the outstanding shares of capital stock of each of SBC's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by SBC or a direct or indirect wholly-owned subsidiary of SBC, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of SBC or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of SBC or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. SBC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of SBC on any matter.

      (iii) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by SBC, and there are (i) no other shares of capital stock or other voting securities of Merger Sub,
    (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and
    (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

    (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares (the "Company Requisite Vote") and the Company Required Consents (as defined in Section 5.1(d)), the Merger. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of the Company (A) has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, Goldman, Sachs & Co., in a customary form and to the effect that the Merger Consideration to be received by the holders of the Company Shares in the Merger is fair to such holders from a financial point of view.

      (ii) SBC and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to the approval by the stockholders of SBC by a majority of votes cast on the proposal to issue the shares of SBC Common Stock required to be issued pursuant to Article IV; provided, that the total vote cast represents over 50% of all of the outstanding shares of SBC Common Stock (the "SBC Requisite Vote") and the SBC Required Consents (as defined in Section 5.1(d)), the Merger. This Agreement has been duly executed and delivered by SBC and Merger Sub and is a valid and binding agreement of SBC and Merger Sub, enforceable against each of SBC and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. SBC has received the opinion of its financial advisors, Salomon Brothers Inc and Smith Barney Inc., in a customary form and to the effect that the Exchange Ratio is fair to SBC from a financial point of view. The shares of SBC Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of SBC will have any preemptive right of subscription or purchase in respect thereof.

    (d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices and/or approvals (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, (D) if any, of the Federal Communications Commission ("FCC") pursuant to the Communications Act of 1934, as amended, (E) if any, of the local, state and foreign public utility commissions or similar local, state or foreign regulatory bodies (each a "PUC") and the local, state and foreign Governmental Entities (as defined below) identified in its respective Disclosure Letter pursuant to applicable local, state or foreign laws regulating the telephone, mobile cellular, paging, cable television or other telecommunications business ("Utilities Laws") and (F) if any, of the foreign regulatory bodies identified in its Disclosure Letter pursuant to applicable foreign laws regulating actions having the purpose or effect of monopolization or restraint of trade (such filings, notices and/or approvals of SBC being the "SBC Required Consents" and of the Company being the "Company Required Consents"), no filings, notices and/or reports are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

      (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or, assuming the filings, notices and/or approvals referred to in Section 5.1(d)(i) are made or obtained, any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause
    (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. The Company Disclosure Letter, with respect to the Company, and the SBC Disclosure Letter, with respect to SBC, sets forth a correct and complete list of Contracts of it and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

    (e) Reports; Financial Statements. It has made available to the other party, each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Audit Date"), including its Annual Report on Form 10-K for the year ended December 31, 1997 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, its "Reports"). As of their respective dates, its Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Since the Audit Date, it and each Subsidiary required to make filings under Utilities Laws has filed with the applicable PUCs or the FCC, as the case may be, all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by them, and each such filing complied in all material respects with all applicable laws, rules and regulations, other than such failures to file and non-compliance that are, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. To its knowledge, as of the date hereof, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

    (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof or as expressly contemplated or permitted by this Agreement, since the Audit Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it;
  (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, except publicly announced regular quarterly cash dividends on its common stock and, in the case of SBC, any dividends in capital stock of SBC which are simultaneously taken into account in an adjustment to the Exchange Ratio pursuant to Section 4.4; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for herein, in the Company Disclosure Letter, as disclosed in the Reports filed by the Company prior to the date hereof or permitted hereby, there has not been any increase in the salary, wage, bonus or other compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or any amendment of any of the Company Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) other than increases or amendments in the ordinary course.

    (g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened in writing against it or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), or any other facts or circumstances, in either such case, of which its executive officers have actual knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of this subsection
  (g) no action, suit, claim, hearing, investigation or proceeding arising after the date hereof shall be deemed to have any adverse effect if and to the extent such actions, suits, claims, hearings, investigations or proceedings are based on this Agreement or the transactions contemplated hereby.

    (h) Employee Benefits.

      (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Company Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Company Compensation and Benefit Plans has been made available by the Company to SBC prior to the date hereof and each such Company Compensation and Benefit Plan is listed in Section 5.1(h) of the Company Disclosure Letter.

      (ii) In the case of the Company, each of the Company Compensation and Benefit Plans or, in the case of SBC, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of SBC and SBC's Subsidiaries (together with the Company Compensation and Benefit Plans, its "Compensation and Benefit Plans") is in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of its Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as such term is defined in Section 1 of Rev. Proc 93-39), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of its executive officers, threatened in writing material litigation relating to its Compensation and Benefit Plans. Neither it nor any Subsidiary has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

      (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan"). It and its Subsidiaries and ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

      (iv) All contributions required to be made under the terms of any of its Compensation and Benefit Plans as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date hereof. Neither any of its Pension Plans nor any of any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

      (v) Under each of its Pension Plans which is a single-employer plan and each of its ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's or ERISA Affiliate Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

      (vi) Neither it nor its Subsidiaries have any obligations for retiree health and life benefits under any of its Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date hereof or as required by applicable law.

      (vii) None of the consummation of the Merger and the other transactions contemplated by this Agreement, in the case of SBC and the Company, the adoption of this Agreement by the stockholders of the Company, in the case of the Company, the approval by the stockholders of SBC of the issuance of the shares of SBC Common Stock required to be issued pursuant to Article IV, in the case of SBC, shall (x) entitle any of their respective employees or directors or any employees of their respective Subsidiaries to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of funding (whether through a grantor trust or otherwise), payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of their respective Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of their respective Compensation and Benefit Plans.

    (i) Compliance with Laws. Except as set forth in its Reports filed prior to the date hereof, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in its Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of its executive officers, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

    (j) Takeover Statutes. The Board of Directors of the Company has taken all appropriate and necessary actions such that SBC will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. To the best knowledge of the Company, no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date hereof is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement. No anti-takeover provision contained in the Company's certificate of incorporation, including Article Ninth thereof, or its by-laws is, or at the Effective Time will be, applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement.

    (k) Environmental Matters. Except as disclosed in its Reports filed prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

    As used herein, the term "Environmental Law" means any Law relating to:
  (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

    As used herein, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

  (l) Accounting and Tax Matters. As of the date hereof, neither it nor any of its affiliates (as determined in accordance with Section 6.7) has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, that, to their actual knowledge, would prevent SBC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

  (m) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects and: (i) it and each of its Subsidiaries have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it; (ii) as of the date hereof, there are not pending or, to the actual knowledge of its executive officers threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and (iii) there are not, to the actual knowledge of its executive officers, any unresolved questions or claims concerning its or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the financial statements included in its Reports, except such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. No payments to be made to any of the officers and employees of it or its Subsidiaries will as a result of consummation of the Merger be subject to the deduction limitations under
Section 280G of the Code.

  As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

  (n) Labor Matters. Neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

  (o) Rights Agreement. (i) The Company has adopted an amendment to the Rights Agreement (the "Rights Amendment") with the effect that neither SBC nor Merger Sub shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) and the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and that the Rights will not separate from the Company Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

  (ii) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement, (A) neither the Company nor SBC will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

  (p) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that (i) the Company has employed Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to SBC prior to the date hereof, and (ii) SBC and Merger Sub have employed Salomon Brothers Inc and Smith Barney Inc. as their financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

                                  ARTICLE VI

                                   Covenants

  6.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless SBC shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement, disclosed in the Company Disclosure Letter or required by applicable Law):

    (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

    (ii) it shall not (A) amend its certificate of incorporation or by-laws or amend, modify or terminate the Rights Agreement; provided, however, that nothing in this Agreement shall prevent the Company from reducing below 20% the beneficial ownership threshold in the definition of an Acquiring Person (as defined in the Rights Agreement) or extending the Final Expiration Date of the Rights Agreement (as defined therein) or adopting a new rights agreement having substantially similar terms as the Rights Agreement and not inconsistent with (x) this proviso, (y) Section 5.1(o) (assuming references therein are to such a new rights agreement) or (z) the transactions contemplated by this Agreement; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends in amounts consistent with its past practice or rights to purchase Company Shares or Company Preference Shares pursuant to any successor agreement to the Rights Agreement, adopted in accordance with the terms of this Agreement; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire, except in open market transactions in connection with the Company Stock Plans, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, but subject to the Company's obligations under subparagraph (iii) below.

    (iii) neither it nor any of its Subsidiaries shall knowingly take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect;

    (iv) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except
  (A) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Company Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice, (B) in the normal and usual course of business (which shall include normal periodic performance reviews and related Company Compensation and Benefit Plan increases and the provision of individual Company Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees and the adoption of Company Compensation and Benefit Plans for employees of new Subsidiaries in amounts and on terms consistent with past practice); provided, that in no event shall it institute a broad based change in compensation, unless it shall have used its reasonable best efforts to provide SBC with prior notice of any such change or, if the Company was unable to provide such prior notice, the Company shall provide SBC with notice as soon as practicable following any such change, or (C) for actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans existing as of the date hereof;

    (v) neither it nor any of its Subsidiaries shall issue any Company Preferred Shares or Company Preference Shares or incur any indebtedness for borrowed money or guarantee any such indebtedness if it should reasonably anticipate that after such incurrence any of its or any of its Subsidiaries' outstanding senior indebtedness would be rated A or lower by Standard & Poor's;

    (vi) neither it nor any of its Subsidiaries shall make any capital expenditures in any period of twelve consecutive months following the date hereof in an aggregate amount in excess of 150% of the aggregate amount reflected in the Company's capital expenditure budget for such year, a copy of which has been provided to SBC;

    (vii) neither it nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $1 billion in the aggregate in any period of twelve consecutive months following the date hereof except for transfers, leases, licenses, sales, mortgages, pledges, encumbrances, or other dispositions in the ordinary course of business consistent with past practice;

    (viii) neither it nor any of its Subsidiaries shall issue, deliver, sell, or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except, (A) any such shares issued pursuant to options and other awards outstanding on the date hereof under the Company Stock Plans, awards of options and other awards granted hereafter under the Company Stock Plans in accordance with this Agreement and shares issuable pursuant to such awards, and (B) up to an aggregate amount of $3.6 billion of such shares, securities, rights, warrants or options (valued at their fair market value as of the date of the agreement to make such acquisition) in any period of twelve consecutive months following the date hereof to fund, in whole or in part, the cost of any acquisition or acquisitions permitted under clause
  (ix) below following reasonable notice to SBC of its intention to take such action;

    (ix) neither it nor any of its Subsidiaries shall spend in excess of $3.6 billion in the aggregate in any period of twelve consecutive months following the date hereof to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided, that no such acquisition would prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither it nor any of its Subsidiaries shall acquire any business the acquisition of which would subject SBC and its Subsidiaries following the consummation of the Merger to any Commercial Mobile Radio Service spectrum aggregation limit restriction pursuant to the provisions of 47 C.F.R. Section 20.6 or place SBC and its Subsidiaries following the consummation of the Merger in violation of the Cellular Cross Ownership limits contained in 47 C.F.R.
  Section 22.942. For purposes of this clause (ix), the amount spent with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company is obligated to make at any time or plans to make as a result of such acquisition within two years after the date of acquisition;

    (x) neither it nor its Subsidiaries shall enter into any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and

    (xi) neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

  (b) SBC covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement, disclosed in the SBC Disclosure Letter or required by applicable
Law):

    (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

    (ii) it shall not (A) amend its certificate of incorporation or by-laws in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the transactions contemplated hereby, provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of SBC shall in no way be restricted by the foregoing; (B) declare, set aside or pay any dividend or other distribution payable in cash or property (other than SBC Common Stock or rights to purchase SBC Common Stock or SBC Preferred Stock pursuant to any successor agreement to the SBC Rights Agreement) in respect of any capital stock, other than per share regular quarterly cash dividends in amounts consistent with its past practice; or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, except in open market transactions in connection with the SBC Stock Plans, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, but subject to SBC's obligations under subparagraph (iii) below;

    (iii) neither it nor any of its Subsidiaries shall knowingly take any action that would prevent the Merger from qualifying for "pooling-of-interests" accounting treatment or as a tax-free "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect;

    (iv) neither it nor any of its Subsidiaries shall issue any SBC Preferred Shares or incur any indebtedness for borrowed money or guarantee any such indebtedness if it should reasonably anticipate that after such incurrence any of its or any of its Subsidiaries' outstanding senior indebtedness would be rated A or lower by Standard & Poor's;

    (v) neither it nor any of its Subsidiaries shall make any capital expenditures in any period of twelve consecutive months following the date hereof in an aggregate amount in excess of 150% of the aggregate amount of capital expenditures reflected in its capital expenditure budget for such year, a copy of which has been provided to the Company;

    (vi) neither it nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $1.5 billion in the aggregate in any period of twelve consecutive months following the date hereof except for transfers, leases, licenses, sales, mortgages, pledges, encumbrances, or other dispositions in the ordinary course of business consistent with past practice;

    (vii) neither it nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except (A) any such shares issued pursuant to options and other awards outstanding on the date hereof under the SBC Stock Plans, awards of options and other awards granted hereafter under the SBC Stock Plans and shares issuable pursuant to such awards, (B) up to an aggregate amount of $4.8 billion of such shares, securities, rights, warrants or options (valued at their fair market value as of the date of the agreement to make such acquisition) in any period of twelve consecutive months following the date hereof to fund, in whole or in part, the cost of any acquisition or acquisitions permitted under clause (viii) below, following reasonable notice to the Company of its intention to take such action, and (C) pursuant to the terms of the Agreement and Plan of Merger dated as of January 4, 1998, by and among Southern New England Telecommunications Corporation ("SNET"), SBC and SBC(CT) Sub, Inc. a Connecticut corporation and a wholly-owned subsidiary of SBC (the "SNET Agreement"), which issuances of SBC capital stock shall not be included in calculating the $4.8 billion of permissible issuances, deliveries, sales or encumbrances, or require notice to the Company, pursuant to clause (B) above;

    (viii) neither it nor any of its Subsidiaries shall spend in excess of $4.8 billion in the aggregate in any period of twelve consecutive months following the date hereof to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided, however, that no such acquisition would prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement; provided, further, that the SNET Agreement and the transactions contemplated thereby shall not be subject to the terms of the foregoing restriction. Notwithstanding the foregoing, neither it nor any of its Subsidiaries shall acquire any business the acquisition of which would subject SBC and its Subsidiaries following the consummation of the Merger to any Commercial Mobile Radio Service spectrum aggregation limit restriction pursuant to the provisions of 47 C.F.R. Section 20.6 or place SBC and its Subsidiaries following the consummation of the Merger in violation of the Cellular Cross Ownership limits contained in 47 C.F.R.
  Section 22.942; provided, that, the SNET Agreement and the transactions contemplated thereby shall not be subject to the terms of the foregoing restriction. For purposes of this clause (viii), the amount spent with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company is obligated to make at any time or plans to make as a result of such acquisition within two years after the date of acquisition;

    (ix) neither it nor any of its Subsidiaries shall enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and

    (x) neither it nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

  (c) SBC and the Company agree that any written approval obtained under this
Section 6.1 may be relied upon by the other party if signed by the Chief Executive Officer or another executive officer of the other party.

  6.2. Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (the Company, its Subsidiaries and their officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, or tender offer for, any of the assets of it or any of its Subsidiaries or its voting securities if, as a result of such transaction, (i) the stockholders of the Company would not hold more than 50% of the voting securities of the surviving corporation or its ultimate parent, (ii) the directors of the Company would not constitute a majority of the board of directors of the surviving corporation or its ultimate parent, or (iii) another Person would acquire more than 50% of the assets of the Company and its Subsidiaries (any such proposal or offer being hereinafter referred to as a "Company Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause the Company Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to a Company Acquisition Proposal or engage in any negotiations concerning a Company Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either the Company or the Company Representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Company Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Company Acquisition Proposal to the stockholders of the Company if and only to the extent that, in such case referred to in clause (B) or (C), (i) the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor) that such Company Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Company Acquisition Proposal being referred to in this Agreement as a "Superior Company Proposal"), (ii) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty under applicable law and (iii) prior to providing any information or data to any Person in connection with a Company Acquisition Proposal by any such Person, the Board of Directors of the Company shall receive from such Person a confidentiality agreement in customary form; provided, that such confidentiality agreement shall not contain terms that prevent the Company from complying with its obligations under this Section 6.2.

  (b) SBC agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (SBC, its Subsidiaries and their officers, directors, employees, agents and representatives being the "SBC Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, or tender offer for, all or any assets of it or any of its Subsidiaries or its voting securities if, as a result of such transaction, (i) the stockholders of SBC would not hold more than 50% of the voting securities of the surviving corporation or its ultimate parent, (ii) the directors of SBC would not constitute a majority of the board of directors of the surviving corporation or its ultimate parent, or (iii) another Person would acquire more than 50% of the assets of SBC and its Subsidiaries (any such proposal or offer being hereinafter referred to as a "SBC

Acquisition Proposal"). SBC further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause the SBC Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to a SBC Acquisition Proposal or engage in any negotiations concerning a SBC Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a SBC Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either SBC or the SBC Representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a SBC Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written SBC Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written SBC Acquisition Proposal to the stockholders of SBC if and only to the extent that, in such cases referred to in clause (B) or (C), (i) the Board of Directors of SBC concludes in good faith (after consultation with its financial advisor) that such SBC Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to SBC or SBC's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable SBC Acquisition Proposal being referred to herein as a "Superior SBC Proposal"), (ii) the Board of Directors of SBC determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty under applicable law and (iii) prior to providing any information or data to any Person in connection with a SBC Acquisition Proposal by any such Person, the Board of Directors of SBC shall receive from such Person a confidentiality agreement in customary form; provided, that, such confidentiality agreement shall not contain terms that prevent SBC from complying with its obligations under this Section 6.2.

  (c) The Company and SBC each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal or SBC Acquisition Proposal, as the case may be. The Company and SBC each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of paragraphs (a) and (b), respectively, of the obligations undertaken in Section 6.2(a) or (b), as the case may be. The Company and SBC each agrees that it will notify the other immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers, and thereafter shall inform the other of any material modification of the terms of any such proposal or offer or the withdrawal thereof. The Company and SBC each also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Company Acquisition Proposal or any SBC Acquisition Proposal, as the case may be, to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

  6.3. Information Supplied. The Company and SBC each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by SBC in connection with the issuance of shares of SBC Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and SBC to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to SBC or the Company, or any of their respective affiliates, officers or directors, should be discovered by SBC or the Company which should be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and SBC.

  6.4. Stockholders Meetings. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Company Shares (the "Company Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement. SBC will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of the SBC Common Stock (the "SBC Stockholders Meeting", and either the SBC Stockholders Meeting or the Company Stockholders Meeting, a "Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of SBC Common Stock required to be issued pursuant to Article IV. Subject to fiduciary obligations under applicable law and the terms of this Agreement, the Company's Board of Directors shall recommend that the stockholders of the Company adopt this Agreement and thereby approve the transactions contemplated hereby and shall take all lawful action to solicit such adoption, and SBC's Board of Directors shall recommend that the stockholders of SBC approve the issuance of SBC Common Stock required to be issued pursuant to Article IV and shall take all lawful action to solicit such approval.

  6.5. Filings; Other Actions; Notification. (a) SBC and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and SBC shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. SBC and the Company each shall use all reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and SBC. SBC shall also use all reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

  (b) The Company and SBC each shall use all reasonable best efforts to cause
(x) the Merger to qualify for "pooling of interests" accounting treatment and
(y) to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

  (c) The Company and SBC shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, SBC or the Company to agree to, or comply with, any conditions to the granting of any such consent, registration, approval, permit or authorization by any Governmental Entity if compliance with such conditions, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Surviving Corporation or SBC following the Effective Time (it being understood that, for this purpose only, materiality shall be determined by reference to the trading market equity value of SBC prior to the consummation of the Merger and after taking into account (i) any adverse effects reasonably likely to arise from any restrictions on the ability of the Surviving Corporation or SBC or any of their respective Subsidiaries to conduct its operations as currently conducted or as proposed as of the date of this Agreement to be conducted resulting from complying with the conditions to or from the grant of any such consent, registration, approval, permit or authorization, (ii) any benefits reasonably likely to be realized by SBC on a consolidated basis (other than those operational benefits reasonably likely to be realized directly from the consummation of the Merger) resulting from complying with the conditions to or from the grant of any such consent, registration, approval, permit or authorization, and (iii) any proceeds resulting from any divestiture required by a Governmental Entity as a condition to its granting any such consent, registration, approval, permit or authorization); provided, further, that any divestiture by either SBC or the Company or any of their respective Subsidiaries reasonably required to cause the Surviving Corporation to be in compliance with the Commercial Mobile Radio Service spectrum aggregation limits established by the FCC in 47 C.F.R. Section 20.6 and the Cellular Cross Ownership limits contained in 47 C.F.R. Section 22.942 shall be deemed not to have any adverse effect on either the Surviving Corporation or SBC following the Effective Time (a "Regulatory Material Adverse Effect"). Subject to applicable laws relating to the exchange of information, SBC and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to SBC or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and SBC shall act reasonably and as promptly as practicable.

  (d) The Company and SBC each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of SBC, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

  (e) The Company and SBC each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by SBC or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and SBC shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any condition to the other party's obligations to effect the Merger set forth in Article VII.

  6.6. Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and SBC each shall (and shall cause its Subsidiaries to) afford the SBC Representatives or the Company Representatives, as the case may be, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, SBC or Merger Sub hereunder, and provided, further, that the foregoing shall not require the Company or SBC to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or SBC, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or SBC, as the case may be, shall have used all reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or SBC, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

  (b) From the date hereof to the Effective Time, SBC and the Company agree to consult with each other on a regular basis on a schedule to be agreed with regard to their respective operations.

  (c) From the date hereof to the Effective Time, the Company agrees to notify SBC in advance of any issuance by the Company or any of its Subsidiaries of any long-term debt in excess of $50 million, Company Preferred Shares or Company Preference Shares.

  6.7. Affiliates. (a) Each of the Company and SBC shall deliver to the other a letter identifying all Persons whom such party believes to be, at the date of the Stockholders Meeting of such party, "affiliates" of such party for purposes of applicable interpretations regarding use of the pooling-of-interests accounting method and, in the case of "affiliates" of the Company, for purposes of Rule 145 under the Securities Act. Each of the Company and SBC shall use all reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to SBC on or prior to the date of the Stockholders Meeting of such party a written agreement, in the form attached hereto as Exhibit A, in the case of affiliates of the Company (the "Company Affiliate's Letter"), and Exhibit B, in the case of affiliates of SBC (the "SBC Affiliate's Letter"). Prior to the Effective Time, each of the Company and SBC shall use all reasonable best efforts to cause each additional Person who is identified as an "affiliate" after the date of the relevant Stockholders Meeting to execute the applicable written agreement as set forth in this Section 6.7, as soon as practicable after such Person is identified.

  (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of SBC Common Stock issued to such affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of SBC and the Company shall have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Shares held by any such affiliate shall not be transferable, regardless of whether such affiliate has provided the applicable written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude SBC's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing.

  6.8. Stock Exchange Listing and De-listing. SBC shall use its best efforts to cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Company Shares to be de-listed from the NYSE and the Chicago, Boston, Pacific and Philadelphia stock exchanges and de-registered under the Exchange Act as soon as practicable following the Effective Time.

  6.9. Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and SBC shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

  6.10. Benefits.

  (a) Stock Options.

    (i) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") under the Company Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option (except to the extent such terms and conditions are altered in accordance with their terms as a result of the consummation of the transactions contemplated by this Agreement), the same number of shares of SBC Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded up to the nearest whole cent) (the "Substitute Option Price") equal to (y) the aggregate exercise price for the Company Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of SBC Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. For each Substitute Option substituted for a Company Option that included a right under certain circumstances to receive dividend equivalents in the form of stock units ("Company Stock Units"), all Company Stock Units credited to the account of the holder of such Substitute Option at the Effective Time shall, as of the Effective Time, be deemed to constitute a number of stock units, each of which shall represent one share of SBC Common Stock ("SBC Stock Units"), equal to the number of shares of SBC Common Stock the holder of such Substitute Option would have been entitled to receive pursuant to this Agreement had such Company Stock Units been distributed to such holder in full immediately prior to the Effective Time and thereafter SBC Stock Units shall continue to be credited to the account of the holder of such Substitute Option to the same extent and on the same terms and conditions as they would have under the Company Option for which the Substitute Option was substituted (except that the record dates and dividend amounts shall be the record dates and dividend amounts for SBC Common Stock), and all such SBC Stock Units shall be distributed at the same times and in the same manner as the Company Stock Units would have been distributed had the Substitute Option not been substituted for the Company Option (except that the option price used to determine if the SBC Stock Units can be distributed shall be the Substitute Option Price). At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by SBC pursuant to this Section and as soon as practicable after the Effective Time SBC shall use its best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of SBC Common Stock issuable pursuant to all Substitute Options.

    (ii) Effective at the Effective Time, SBC shall assume each Company Option in accordance with the terms of the Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. As promptly as practicable after the Effective Time, the Company shall deliver to the participants in the Stock Plans appropriate notices setting forth such participants' rights pursuant to such assumed Company Options.

  (b) Employee Benefits. SBC agrees that it shall cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to employees of the Company and its Subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than the Company Compensation and Benefit Plans disclosed in Section 6.10(b) of the Company Disclosure Letter; provided, however, if during this period SBC implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under compensation and benefit plans applicable to employees of SBC and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), the Surviving Corporation shall proportionately adjust the benefits under the Company's compensation and benefit plans or the cost thereof to participants, and provided, further with respect to employees who are subject to collective bargaining, all benefits shall be provided only in accordance with the applicable collective bargaining agreement. At or prior to the Effective Time, the Company shall make all necessary arrangements to cause any Company Share units under the Company's Compensation and Benefit Plans to be converted into share units with respect to SBC Common Stock by multiplying the Company Shares subject to such Company Share units by the Exchange Ratio. SBC shall, and shall cause the Surviving Corporation to, honor, pursuant to their terms, all employee benefit obligations existing at the Closing Date to current and former employees under the Company Compensation and Benefit Plans.

  6.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement and the filing fee under the HSR Act shall be shared equally by SBC and the Company.

  6.12. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, SBC shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

  (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above) (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

  (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 175% of the last annual premium paid prior to the date hereof (the "Current Premium"), in each case during such six year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

  (d) If SBC or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBC shall assume all of the obligations set forth in this Section.

  (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

  6.13. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of SBC and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. The Company will cause the Rights Agent to promptly execute the Rights Amendment.

  6.14. Dividends. The Company shall coordinate with SBC the declaration, setting of record dates and payment dates of dividends on Company Shares so that holders of Company Shares do not receive dividends on both Company Shares and SBC Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Company Shares or SBC Common Stock received in the Merger in respect of any calendar quarter.

  6.15. Confidentiality. The Company and SBC each acknowledges and confirms that it has entered into a Confidentiality and Non-Disclosure Agreement, dated April 8, 1997 (the "Confidentiality Agreement"), that information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except that notwithstanding any provision to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall not terminate until the earlier to occur of the following: (i) the Effective Time and (ii) the expiration of two years following the date of any termination of this Agreement pursuant to Article VIII.

  6.16. Control of the Company's Operations. Nothing contained in this Agreement shall give SBC or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of SBC and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                                  ARTICLE VII

                                  Conditions

  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Company Shares constituting the Company Requisite Vote and have been duly adopted by the sole stockholder of Merger Sub, and the issuance of SBC Common Stock required to be issued pursuant to Article IV shall have been duly approved by the holders of shares of SBC Common Stock constituting the SBC Requisite Vote;

    (b) NYSE Listing. The shares of SBC Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

    (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all material Company Required Consents and material SBC Required Consents from or with any Governmental Entity shall have been made or obtained pursuant to a Final Order, free of any conditions (other than conditions that are not reasonably likely, either individually or in the aggregate, to have a Regulatory Material Adverse Effect). For the purposes of this Agreement, "Final Order" means an action or decision that has been granted as to which (a) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (a), (b), (c) or (d) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in any such case in a manner which would have a Regulatory Material Adverse Effect following the Effective Time).

    (d) Laws and Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or that is, individually or in the aggregate with all other such Laws, reasonably likely to have a Material Adverse Effect on SBC or the Company (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding, or, in the case of a federal Governmental Entity, threatened in writing to institute any proceeding, seeking any such Order.

    (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

    (f) Accountants' Letters. SBC and the Company shall have received the "comfort" letters described in Section 6.5(b). SBC and the Company shall have received letters from their respective independent public accounting firms to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    (g) Blue Sky Approvals. SBC shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

  7.2. Conditions to Obligations of SBC and Merger Sub. The obligations of SBC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by SBC at or prior to the Effective Time of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on the Company, in each case (i) and
  (ii), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and SBC shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SBC shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on the Company.

    (d) Tax Opinion. SBC shall have received the opinion of Sullivan & Cromwell, counsel to SBC, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on certain customary representations and assumptions.

  7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) Representations and Warranties. The representations and warranties of SBC and Merger Sub set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct, and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on SBC, in each case
  (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and the Company shall have received a certificate signed on behalf of SBC by an executive officer of SBC to such effect.

    (b) Performance of Obligations of SBC and Merger Sub. Each of SBC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of SBC and Merger Sub by an executive officer of SBC to such effect.

    (c) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on certain customary representations and assumptions.

                                 ARTICLE VIII

                                  Termination

  8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and SBC referred to in Section 7.1(a), by mutual written consent of the Company and SBC, by action of their respective Boards of Directors.

  8.2. Termination by Either SBC or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either SBC or the Company if (i) the Merger shall not have been consummated by July 31, 1999 (the "Termination Date"), whether such date is before or after the date of approval by the stockholders of the Company or SBC; provided, however, that if SBC or the Company determines that additional time is necessary in connection with obtaining a SBC Required Consent or a Company Required Consent from or with any Governmental Entity, the Termination Date may be extended for up to 60 calendar days at any one time by SBC or the Company from time to time by written notice to the other party up to a date not beyond March 31, 2000, which date shall be deemed to be the Termination Date, (ii) the adoption of this Agreement by the Company's stockholders required by Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof, (iii) the approval of SBC's stockholders necessary for the issuance of SBC Common Stock required to be issued pursuant to Article IV as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption or approval by the stockholders of the Company or SBC, as the case may be); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

  8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company:

    (a) if (i) the Board of Directors of the Company approves entering into a binding written agreement concerning a transaction that constitutes a Superior Company Proposal and the Company notifies SBC in writing that the Company desires to enter into such agreement, (ii) SBC does not make, within ten calendar days after receipt of the Company's written notification of its desire to enter into a binding agreement for a Superior Company Proposal, the terms of which are specified in such notice, an offer that the Board of Directors of the Company believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Company Proposal, and (iii) the Company prior to such termination pays to SBC in immediately available funds any fees required to be paid pursuant to
  Section 8.5(b). The Company agrees to notify SBC promptly if its desire to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

    (b) if (i) the Board of Directors of SBC shall have withdrawn or adversely modified its approval of this Agreement or its recommendation to the stockholders of SBC that such stockholders approve the issuance of SBC Common Stock required to be issued pursuant to Article IV or failed to reconfirm such recommendation within fifteen business days after a written request by the Company to do so; provided that such a request is made after the Board of Directors of SBC or any SBC Representative shall have taken any of the actions that would be proscribed by Section 6.2(b) but for the exception therein allowing certain actions to be taken pursuant to clause
  (B) or (C) of the proviso thereof with respect to any bona fide written SBC Acquisition Proposal that has not been withdrawn or rejected by the Board of Directors of SBC, (ii) there has been a material breach by SBC or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (y) cannot be or is not cured prior to the Termination Date, or (iii) SBC or any SBC Representative shall take any of the actions that would be proscribed by Section 6.2(b) but for the exception therein allowing certain actions to be taken pursuant to clause
  (B) or (C) of the proviso thereof (other than any such actions taken pursuant to such clause (B) with respect to any bona fide written SBC Acquisition Proposal (received after the date hereof that was not solicited by SBC after the date hereof) during the Initial 50 Day Period, if such SBC Acquisition Proposal is received during the first through the 30th days of the Initial 50 Day Period or during the 20 calendar day period following receipt of such SBC Acquisition Proposal by SBC if such SBC Acquisition Proposal is received during the 31st through 50th days of the Initial 50 Day Period, in each case if, and only if, SBC receives such SBC Acquisition Proposal during the Initial 50 Day Period). For purposes of this Agreement, the "Initial 50 Day Period" shall mean the 50 calendar day period commencing with the first calendar day after the day on which this Agreement shall have been filed by SBC or the Company with the SEC as an exhibit to a Current Report on Form 8-K under the Exchange Act.

  8.4. Termination by SBC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of SBC referred to in Section 7.1(a), by action of the Board of Directors of SBC:

    (a) If (i) the Board of Directors of SBC approves entering into a binding written agreement concerning a transaction that constitutes a Superior SBC Proposal and SBC notifies the Company in writing that SBC desires to enter into such agreement, (ii) the Company does not make, within ten days after receipt of SBC's written notification of its desire to enter into a binding agreement for a Superior SBC Proposal, the terms of which are specified in such notice, an offer that the Board of Directors of SBC believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of SBC as the Superior SBC Proposal, and (iii) SBC prior to such termination pays to the Company in immediately available funds any fees required to be paid pursuant to Section 8.5(c). SBC agrees to notify the Company promptly if its desire to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

    (b) If (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation to the Company's stockholders of this Agreement, or failed to reconfirm such recommendation within fifteen business days after a written request by SBC to do so; provided that such a request is made after the Board of Directors of the Company or any Company Representative shall have taken any of the actions that would be proscribed by Section 6.2(a) but for the exception therein allowing certain actions to be taken pursuant to clause (B) or (C) of the proviso thereof with respect to any bona fide written Company Acquisition Proposal that has not been withdrawn or rejected by the Board of Directors of the Company, or (ii) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in
  Section 7.2(a) or 7.2(b) and (y) cannot be or is not cured prior to the Termination Date, or (iii) if the Company or any Company Representative shall take any of the actions that would be proscribed by Section 6.2(a) but for the exception therein allowing certain actions to be taken pursuant to clause (B) or (C) of the proviso thereof (other than any such actions taken pursuant to such clause (B) with respect to any bona fide written Company Acquisition Proposal (received after the date hereof that was not solicited by the Company after the date hereof) during the Initial 50 Day Period, if such Company Acquisition Proposal is received during the first through the 30th days of the Initial 50 Day Period or during the 20 calendar day period following receipt of such Company Acquisition Proposal by the Company if such Company Acquisition Proposal is received during the 31st through 50th days of the Initial 50 Day Period, in each case if, and only if, the Company receives such Company Acquisition Proposal during the Initial 50 Day Period).

  8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto from any liability for damages resulting from any willful and intentional breach of this Agreement (to the extent any such damages exceed any Termination Fee that may have been paid pursuant to Section 8.5(b) or 8.5(c)) or from any obligation to pay, if applicable, the Termination Fee pursuant to Section 8.5(b) or 8.5(c).

  (b) In the event that (i) a bona fide Company Acquisition Proposal shall have been made to the Company and made known to stockholders generally or have been made directly to stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Acquisition Proposal and such Company Acquisition Proposal or announced intention shall not have been withdrawn prior to the Company's Stockholders Meeting and thereafter this Agreement is terminated by either SBC or the Company pursuant to Section 8.2(ii) and within nine months after such termination the Company shall have entered into an agreement to consummate a transaction that would constitute a Company Acquisition Proposal if it were the subject of a proposal, or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or (y) by SBC pursuant to Section 8.4(b)(i), (b)(ii) (solely with respect to a willful and intentional breach) or (b)(iii), then the Company shall promptly, but in no event later than two days after the date of such termination (except as otherwise provided in Section 8.3(a)), or, in the case of termination pursuant to Section 8.2(ii), two days after the relevant agreement is entered into, pay SBC a fee equal to $1.2 billion (the "Termination Fee"), which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SBC and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, SBC or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to SBC or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

  (c) In the event that (i) a bona fide SBC Acquisition Proposal shall have been made to SBC and made known to stockholders generally or shall have been made directly to stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide SBC Acquisition Proposal and such SBC Acquisition Proposal or announced intention shall not have been withdrawn prior to the SBC Stockholder Meeting and thereafter this Agreement is terminated by the Company or SBC pursuant to
Section 8.2(iii) and within nine months after such termination SBC shall have entered into an agreement to consummate a transaction that would constitute a SBC Acquisition Proposal if it were the subject of a proposal, or (ii) this Agreement is terminated (x) by SBC pursuant to Section 8.4(a) or (y) by the Company pursuant to Section 8.3(b)(i), (b)(ii) (solely with respect to a willful and intentional breach) or (b)(iii), then SBC shall promptly, but in no event later than two days after the date of such termination (except as otherwise provided in Section 8.4(a)), or, in the case of a termination pursuant to Section 8.2(iii), two (2) days after the relevant agreement is entered into, pay the Company a fee equal to the Termination Fee, which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds. SBC acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if SBC fails to pay promptly the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against SBC for the fee set forth in this paragraph (c), SBC shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                  ARTICLE IX

                           Miscellaneous and General

  9.1. Survival. This Article IX and the agreements of the Company, SBC and Merger Sub contained in Sections 6.10 (Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section
9.13 (Assignment)) and the agreements of the Company, SBC and Merger Sub contained in Section 6.11 (Expenses), Section 6.15 (Confidentiality) and
Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  9.3. Waiver of Conditions. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL

  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

  9.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

  if to SBC or Merger Sub

  SBC Communications Inc.
  175 E. Houston
  San Antonio, Texas 78205
  Attention: James D. Ellis, Esq.
  Fax: (210) 351-2298

with a copy to:

  Benjamin F. Stapleton, Esq.
  Sullivan & Cromwell
  125 Broad Street
  New York, NY 10004
  Fax: (212) 558-3588

if to the Company

  Ameritech Corporation
  30 S. Wacker Drive
  Chicago, Illinois 60606
  Attention: Chairman of the Board, President and
           Chief Executive Officer
  Fax: (312) 207-0892

with copies to:

  Ameritech Corporation
  30 S. Wacker Drive
  Chicago, Illinois 60606
  Attention: Executive Vice President and
           General Counsel
  Fax: (312) 207-1540

and

  Ameritech Corporation
  30 S. Wacker Drive
  Chicago, Illinois 60606
  Attention: Assistant General Counsel -
           Transactions
  Fax: (312) 207-0086
and

  Charles W. Mulaney, Jr., Esq.
  Skadden, Arps, Slate, Meagher & Flom (Illinois)
  333 W. Wacker Dr.
  Chicago, Illinois 60606
  Fax: (312) 407-0411

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

  9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Confidentiality Agreement, the Company Disclosure Letter and the SBC Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SBC AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  9.8. No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

  9.9. Obligations of SBC and of the Company. Whenever this Agreement requires a Subsidiary of SBC to take any action, such requirement shall be deemed to include an undertaking on the part of SBC to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

  9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  9.12. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that SBC may designate prior to the Effective Time, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date hereof) and all representations and warranties made herein with respect to Merger Sub as of the date hereof shall also be made with respect to such other subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          AMERITECH CORPORATION

                                          By: /s/ Richard C. Notebaert
                                             __________________________________
                                             Name: Richard C. Notebaert
                                             Title: Chairman and Chief
                                              Executive Officer

                                          SBC COMMUNICATIONS INC.

                                          By: /s/

                                              Edward E. Whitacre, Jr.
                                             __________________________________

                                             Name: Edward E. Whitacre, Jr.

                                             Title: Chairman and Chief
                                              Executive Officer

                                          SBC DELAWARE, INC.

                                          By: /s/

                                              Edward E. Whitacre, Jr.
                                             __________________________________
                                             Name: Edward E. Whitacre, Jr.
                                             Title: President

                                                                      EXHIBIT A

                      FORM OF COMPANY AFFILIATE'S LETTER

     , 1998

SBC Communications Inc.
175 E. Houston
San Antonio, TX 78205

Ladies and Gentlemen:

  The undersigned is a holder of shares of Common Stock, $1.00 par value per share ("Company Common Stock"), of Ameritech Corporation, a Delaware corporation (the "Company"). Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of May 10, 1998, among the Company, SBC Communications Inc., a Delaware corporation ("SBC"), and SBC (Delaware), Inc., a Delaware corporation and a wholly-owned subsidiary of SBC ("Merger Sub"), Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of SBC (the "Merger"). In connection with the Merger, the undersigned, as a holder of Company Common Stock, will be entitled to receive Common Stock, par value $1.00 per share, of SBC (the "Securities") in exchange for the shares of Company Common Stock held by the undersigned at the effective time of the Merger.

  The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), and/or as such term is used in and for purposes of Accounting Series Release Nos. 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission of such status.

  If in fact the undersigned were an affiliate of the Company under the Act, the undersigned's ability to sell, assign or transfer any Securities received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such sale, assignment or transfer is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Act.

  The undersigned hereby represents to and covenants with SBC that it will not sell, assign or transfer any Securities received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 (and otherwise in accordance with Rule 144 under the Act, if the undersigned is an affiliate of SBC and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Commission reasonably satisfactory to SBC, is not required to be registered under the Act.

  The undersigned understands that SBC is under no obligation to register the sale, assignment, transfer or other disposition of the Securities by the undersigned or on behalf of the undersigned under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

                                     A-A-1

SBC Communications Inc.
     , 1998
Page 2

  In the event of a sale of Securities pursuant to Rule 145, the undersigned will supply SBC with evidence of compliance with such Rule, in the form of customary seller's and broker's Rule 145 representation letters or as SBC may otherwise reasonably request. The undersigned understands that SBC may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned in a manner inconsistent with this letter.

  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed (i) by delivery of substitute certificates upon receipt of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to SBC, to the effect that such legends are no longer required for the purposes of the Act and the rules and regulations of the Commission promulgated thereunder, (ii) in the event of a sale of the Securities which has been registered under the Act or made in conformity with the provisions of Rule 145.

  The undersigned further represents to and covenants with SBC that (i) the undersigned will not, during the 30 days prior to the effective time of the Merger sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of the Company or SBC, and (ii) the undersigned will not, after the effective time of the Merger, sell, transfer or otherwise dispose of, or reduce any risk relative to, the Securities, whether received by the undersigned in the Merger or otherwise, until after such time as financial results covering at least 30 days of post-Merger operations of SBC (including the combined operations of the Company and SBC) have been published by SBC in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such results of operations, except in the cases of clauses (i) and (ii) of this paragraph to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76 if and to the extent that such release and bulletins remain in full force and effect at the relevant time.

  I further understand and agree that this letter agreement shall apply to all shares of Company Common Stock and Securities that I am deemed to beneficially own pursuant to applicable federal securities law.

  The undersigned acknowledges that it has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities.

Sincerely,

[NAME OF COMPANY AFFILIATE]

                                     A-A-2

                                                                      EXHIBIT B

                        FORM OF SBC AFFILIATE'S LETTER

     , 1998

SBC Communications Inc.
175 E. Houston
San Antonio, TX 78205

Ladies and Gentlemen:

  The undersigned is a holder of shares of Common Stock, par value $1.00 per share (the "Securities"), of SBC Communications Inc., a Delaware corporation ("SBC"). Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of May 10, 1998, among Ameritech Corporation, a Delaware corporation (the "Company"), SBC and SBC Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of SBC ("Merger Sub"), Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of SBC (the "Merger").

  The undersigned acknowledges that the undersigned may be deemed an "affiliate" of SBC as such term is used in and for purposes of Accounting Series Release Nos. 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission of such status.

  The undersigned hereby represents to and covenants with SBC that the undersigned will not, during the 30 days prior to the effective time of the Merger sell, transfer or otherwise dispose of, or reduce any risk relative to, the Securities or any other shares of the capital stock of SBC until after such time as financial results covering at least 30 days of post-Merger operations of SBC (including the combined operations of the Company and SBC) have been published by SBC in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such results of operations, except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76 if and to the extent that such release and bulletins remain in full force and effect at the relevant time.

  I further understand and agree that this letter agreement shall apply to all Securities that I am deemed to beneficially own pursuant to applicable federal securities law.

  The undersigned acknowledges that the undersigned has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the sale, transfer or other disposition of Securities.

Sincerely,

[NAME OF SBC AFFILIATE]

                                     A-B-1

                                                                   ANNEX B

SALOMON SMITH BARNEY
-------------------------------
A Member of TravelersGroup LOGO


May 10, 1998

Board of Directors
SBC Communications Inc.
175 East Houston
San Antonio TX 78205

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to SBC Communications Inc. ("Parent") of the consideration to be paid by Parent in connection with the proposed business combination between Parent and Ameritech Corporation (the "Company") pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of May 10, 1998, among the Company, Parent, and SBC Delaware, Inc., a wholly owned subsidiary of Parent ("Sub"). Pursuant to the terms of the Agreement, Sub will merge (the "Merger") with and into the Company, and each share of common stock, $1.00 par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Merger (other than shares of Company Common Stock owned by Parent or Sub or any other direct or indirect subsidiary of Parent or owned by the Company or any direct or indirect subsidiary of the Company, in each case not held on behalf of third parties) will be converted into and become exchangeable for
1.316 (the "Exchange Ratio") shares of common stock, $1.00 par value per share, of Parent ("Parent Common Stock"). We understand that the Merger is expected to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles and is expected to qualify, for federal income tax purposes, as a reorganization under the provisions of
Section 368 (a) of the Internal Revenue Code of 1986, as amended.

  In connection with rendering our opinion, we have reviewed certain publicly available information with respect to Parent and the Company and certain other financial information with respect to Parent and the Company, including financial forecasts, that were provided to us by Parent and the Company, respectively. We have discussed the past and current business operations and financial conditions of Parent and the Company as well as other matters we believe relevant to our inquiry, including matters relating to the regulatory approvals required to consummate the Merger, with certain officers and employees of Parent and the Company, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information (including information relating to the regulatory approvals required to consummate the Merger) reviewed by us, and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Parent and the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Parent or the Company as to the future financial performance of Parent or the Company, respectively, and we express no view with respect to such forecasts or the assumptions on which they are based. We also have assumed that the Merger will be consummated in


SALOMON SMITH BARNEY INC. 7 World Trade Center, 31st Floor, New York, NY 10003
                               212-783-7000

SALOMON SMITH BARNEY
-------------------------------
A Member of TravelersGroup LOGO

accordance with the terms of the Agreement. We have not made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Parent or the Company.

  Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the trading range for the Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Parent's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Parent and does not constitute a recommendation concerning how holders of Parent Common Stock should vote with respect to the transactions contemplated by the Agreement.

  We have acted as financial advisor to the Board of Directors of Parent in connection with the Merger and will receive a fee for our services, part of which is contingent upon consummation of the Merger. In the ordinary course of business, we (including our current and future affiliates) may actively trade the securities of Parent and the Company and their affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Also, we and our affiliates have previously rendered investment banking and financial advisory services to Parent and the Company and certain of their affiliates for which we have received customary compensation. We (including our current and future affiliates) may have other business relationships with Parent, the Company and their respective affiliates.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

Very truly yours,


/s/ SALOMON SMITH BARNEY

SALOMON SMITH BARNEY

--------------------------------------------------------------------------------
                                                                         ANNEX C

           Goldman, Sachs & Co. | 85 Broad Street |  New York, New York 10004
           Tel: 212-902-1000
                                                                   GOLDMAN SACHS

--------------------------------------------------------------------------------



PERSONAL AND CONFIDENTIAL

May 10, 1998

Board of Directors
Ameritech Corporation
30 South Wacker Drive
Chicago, IL 60606

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Ameritech Corporation (the "Company") of the exchange ratio of 1.316 shares of common stock, par value $1.00 per share, of SBC Communications Inc. ("SBC") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of May 10, 1998, among SBC, SBC Delaware, Inc., a wholly-owned subsidiary of SBC, and the Company (the "Agreement").

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including: (i) having acted as financial advisor to the Company with respect to the Company's acquisition of 4.5 million Class A ordinary shares of TeleDanmark in 1997, (ii) having acted as managing underwriter of a public offering of stated rate auction preferred securities issued by Ameritech Denmark Capital Funding Corporation, an affiliate of the Company, on April 20, 1998, (iii) having acted as managing underwriter of a public offering of $1.75 billion of notes and debentures issued by the Company on January 15, 1998, and (iv) having acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to SBC from time to time, including having acted as co-manager of a public offering of $200 million of notes for a subsidiary of SBC on February 10, 1998, and may provide investment banking services to SBC in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or SBC for its own account and for the accounts of



  New York London Tokyo Boston Chicago Dallas Frankfurt George Town Hong Kong Houston Los Angeles Memphis Miami Milan Montreal Osaka Paris
  Philadelphia San Francisco Singapore Sydney Toronto Vancouver Zurich customers. As of May 6, 1998, Goldman, Sachs & Co. has accumulated (i) a long position of 287,383 Shares against which Goldman, Sachs & Co. is short 191,694 Shares, (ii) a short position of 1,431,742 shares of common stock of SBC against which Goldman, Sachs & Co. is long 446,807 shares of common stock of SBC, options to purchase 40,000 shares of common stock of SBC, and 10,100 convertible bonds of SBC, and (iii) a long position of 666,000 shares of common stock of Southern New England Telecommunications Corporation.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to stockholders and Annual Reports on Form 10-K of the Company and SBC for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and SBC;
certain other communications from the Company and SBC to their respective stockholders; and certain internal financial analyses and forecasts for the Company and SBC prepared by their respective managements. We have held discussions with members of the senior management of the Company and SBC regarding the past and current business operations, financial condition, and future prospects of their respective companies. We have also held discussions with members of the senior management of the Company and SBC regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement, including a discussion of potential synergies expected to be derived as a result of the transaction contemplated by the Agreement. In addition, we have reviewed the reported price and trading activity for the Shares and SBC's common stock, compared certain financial and stock market information for the Company and SBC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or SBC or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that the transaction will be accounted for as a pooling of interests under generally accepted accounting principles.

  Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion may not be used or quoted for any other purpose without our prior written consent. The opinion expressed herein does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The SBC Bylaws provide that SBC will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of SBC) by reason of the fact that such person is or was a director, officer, employee or agent of SBC or is or was serving at the request of SBC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

  The SBC Bylaws further state that the indemnification provided therein will not be deemed exclusive of any other rights to which those indemnified may be entitled, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs and personal representatives of such a person.

  Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  The SBC Restated Certificate provides that no director of SBC will be liable to SBC or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to SBC or its shareowners; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
 NUMBER
 -------
   2     Agreement and Plan of Merger, among Ameritech, SBC and Merger Sub, dated as of May 10, 1998 (included as Annex A to the Joint Proxy
         Statement/Prospectus contained in this Registration Statement).
   3-a   Restated Certificate of Incorporation of SBC, filed with the Secretary of State of the State of Delaware on April 29, 1996 (incorporated herein by reference to Exhibit 3 to Form 10-Q (file No. 1-8610), dated
         March 31, 1996).
   3-b   Certificate of Incorporation of Ameritech, filed with the Secretary of
         State of the State of Delaware on October 18, 1983, as amended on
         April 30, 1996 (incorporated herein by reference to Exhibit 3a to Form
         10-Q for the quarter ended March 31, 1996 (file No. 1-8612)).
   3-c   By-Laws of SBC, dated January 30, 1998 (incorporated herein by reference to Exhibit 3a to Form 8-K dated March 5, 1998 (file No. 1-
         8610)).

 EXHIBIT
 NUMBER
 -------
   3-d   By-Laws of Ameritech, as amended on March 19, 1997 (incorporated herein by reference to Exhibit 3b to Form 10-Q for the quarter ended
         March 31, 1997 (file No. 1-8612)).
   4     See Exhibits 3-a and 3-c for provisions of SBC Restated Certificate and SBC By-Laws defining rights of holders of SBC Common Stock.
   5     Opinion of James D. Ellis, Senior Executive Vice President and General
         Counsel of SBC, regarding validity of securities being registered.*
   8-a   Opinion of Sullivan & Cromwell regarding material federal income tax consequences.*
   8-b   Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) regarding material federal income tax matters.*
  23-a   Consent of Ernst & Young LLP.*
  23-b   Consent of Arthur Andersen LLP.*
  23-c   Consent of PricewaterhouseCoopers LLP (Hartford, CT).*
  23-d   Consent of PricewaterhouseCoopers LLP (San Francisco, CA).*
  23-e   Consent of James D. Ellis, Senior Executive Vice President and General
         Counsel of SBC (included in the opinion filed as Exhibit 5 to this
         Registration Statement).*
  23-f   Consent of Sullivan & Cromwell (included in the opinion filed as
         Exhibit 8-a to this Registration Statement).*
  23-g   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in the opinion filed as Exhibit 8-b to this Registration Statement).*
  23-h   Consent of Salomon Brothers Inc and Smith Barney Inc.**
  23-i   Consent of Goldman, Sachs & Co.*
  24     Powers of Attorney.**
  99-a   Form of Proxy Card of Ameritech.*
  99-b   Form of Proxy Card of SBC.*
  99-c   Opinion of Salomon Smith Barney (included as Annex B to the Joint
         Proxy Statement/Prospectus contained in this Registration Statement).
  99-d   Opinion of Goldman, Sachs & Co. (included as Annex C to the Joint
         Proxy Statement/Prospectus contained in this Registration Statement).

--------

*Filed herewith

**Filed previously

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Ameritech being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 15th day of October, 1998.

                                       SBC Communications Inc.
                                       (Registrant)

                                       By: /s/ Donald E. Kiernan
                                            -----------------------------------
                                            Donald E. Kiernan
                                            Senior Vice President, Treasurer
                                            and Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                            Edward E. Whitacre, Jr.,*
                                            Chairman and Chief Executive
  Principal Executive                       Officer
   Officer:



                                            Donald E. Kiernan,
  Principal Financial and Accounting        Senior Vice President, Treasurer
  Officer:                                  and
                                            Chief Financial Officer

                                       By:  /s/ Donald E. Kiernan
                                            -----------------------------------
                                            Donald E. Kiernan, as attorney-in-
                                            fact for
                                            Mr. Whitacre, the Directors, and
                                            on
                                            his own behalf as Principal
                                            Financial
                                            Officer and Principal Accounting
                                            Officer

DIRECTORS:
                                            October 15, 1998
Edward E. Whitacre, Jr.*
Clarence C. Barksdale*
August A. Busch III*
Royce S. Caldwell*
Ruben R. Cardenas*
William P. Clark*
Martin K. Eby, Jr.*
Herman E. Gallegos*
Jess T. Hay*
Bobby R. Inman*
Charles F. Knight*
Mary S. Metz*
Haskell M. Monroe, Jr.*
Toni Rembe*
S. Donley Ritchey*
Richard M. Rosenberg*
Carlos Slim Helu*
Patricia P. Upton*
--------
* By power of attorney